UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Wyndham Hotels & Resorts, Inc.

___________________________________________________________________________________________________

(Name of Registrant as Specified In Its Charter)

___________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT DATED MARCH 11, 2024 – SUBJECT TO COMPLETION

NOTICE OF 2024 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

[•], 2024

Dear Fellow Stockholder:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2024 annual meeting of stockholders to be held on [•], 2024 at [•] [a.m./p.m.] Eastern Time. The meeting will be held in person at [•].

In 2023, we delivered strong financial and operational results from the continued execution of our strategic plan. Our performance was driven by our concentration in the select-service economy and midscale segments and sustained demand from our leisure and everyday business travelers. Global RevPAR grew 5% year-over-year in constant currency, or 16% above 2019 pre-Covid levels. System-wide rooms grew organically by 3.5% year-over-year, a record level, and we grew our global development pipeline by 10% year-over-year to a record 240,000 rooms.

We are proud to have achieved a record-high global retention rate of 95.6% with our valued franchisees. We also made meaningful progress across other parts of our business this year, all with a continued focus on our Owner-First™ approach. We opened 500 hotels and introduced 13 of our 24 brands in 24 new countries. We invested in new technology solutions to help owners streamline operations, enhance the guest experience and increase profitability. We did all of this while continuing to prioritize targeted investments in the future growth of our business, including increased key money investments to attract new hotels in key domestic and international markets and to support renovation of existing hotels.

The continued focus and thoughtful execution of our team in 2023 led to the delivery of diluted earnings per share of $3.41 and adjusted diluted earnings per share of $4.01. For 2023, net income was $289 million, adjusted net income was $341 million, and adjusted EBITDA was $659 million. Net cash provided by operating activities was $376 million, and free cash flow was $339 million in 2023. We also returned $515 million to our stockholders in 2023, including dividend payments of $118 million and stock repurchases of $397 million. This highlights your Board’s continued confidence in our business and our strategy.*

We are grateful for our team members who drove our accomplishments this year and for the continued support and loyalty of our franchisees, the backbone of our business. In September 2023, we were ranked number eight out of 100 among Newsweek® Magazine’s Most Loved Workplaces in America. We were named one of the World’s Most Ethical Companies® by Ethisphere for 2024, marking the fourth time we have been recognized for this award.

As described in the accompanying proxy statement, your Board’s Compensation Committee works to ensure that executive pay and performance are appropriately aligned to incentivize management to increase stockholder value. We encourage you to read the proxy statement carefully for more information.

Your Board remains committed to providing effective oversight as Wyndham continues to execute our strategy and we’re confident the plan we have in place is the right one – one that is expected to generate significant value over the near and medium term.

________________
*

Please see Appendix A to the accompanying proxy statement for (i) cautionary language regarding forward-looking statements and (ii) a reconciliation of non-GAAP financial measures to the corresponding GAAP results and an explanation of the adjustments that we have made to calculate these adjusted non-GAAP financial measures.

Finally, Choice Hotels International, Inc. is nominating a full slate of eight director nominees for election at this year’s annual meeting, in opposition to the director nominees recommended by your Board. As a result, you may receive solicitation materials from Choice seeking your proxy to vote for Choice’s nominees. To reiterate what we have said before, your Board strongly believes that Choice is making these nominations with the sole purpose of advancing its hostile exchange offer, which your Board unanimously determined is inadequate, risk-laden and not in the best interests of Wyndham shareholders. Despite Choice making a series of unsolicited proposals to acquire Wyndham, initiating a hostile exchange offer and now launching a proxy contest, we are proud of how our team has remained focused on executing our strategy and delivered strong 2023 financial results.

Your vote is very important. Whether or not you plan to attend the 2024 annual meeting, please cast your vote as soon as possible. Your Board unanimously recommends that you use the WHITE proxy card to vote “FOR” only the eight nominees proposed by your Board and in accordance with your Board’s recommendations on all other proposals. We look forward to our continued dialogue in the future and we, along with our outstanding team, remain committed to creating even greater value for you.

Very truly yours,

Stephen P. Holmes	Geoffrey A. Ballotti
Chair of the Board	President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT DATED MARCH 11, 2024 – SUBJECT TO COMPLETION

WYNDHAM HOTELS & RESORTS, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

[•], 2024

Date:	[•], 2024
Time:	[•] [a.m./p.m.] Eastern Time
Place:	[•]

Purposes of the Annual Meeting:

•      to elect eight Directors for a term expiring at the 2025 Annual Meeting of Stockholders, with each Director to serve until such Director’s successor is elected and qualified or until such Director’s earlier resignation, retirement, disqualification or removal (“Proposal 1”);

•      to vote on an advisory resolution to approve our executive compensation program (“Proposal 2”);

•      to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024 (“Proposal 3”);

•      to vote on the Choice Hotels proposal, if properly presented at the meeting, to repeal each provision or amendment of the Company’s By-Laws adopted by the Board subsequent to January 4, 2023 without the approval of Wyndham stockholders (“Proposal 4” or the “Choice Proposal”); and

•      to transact any other business that may be properly brought before the meeting or any postponement, adjournment or continuation of the meeting.

The matters specified for voting above are more fully described in the attached Proxy Statement. Only our stockholders of record at the close of business on March 11, 2024 (the “Record Date”) will be entitled to notice of and to vote at the 2024 Annual Meeting of Stockholders (including any postponements, adjournments or continuations thereof, the “Annual Meeting”). This Notice of 2024 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the year ended December 31, 2023 and the attached Proxy Statement and form of WHITE proxy card are first being sent to stockholders of record as of the Record Date on or about [•], 2024.

Please note that Choice Hotels International, Inc. (“Choice” or “Choice Hotels”) is nominating eight of its own Director nominees for election at the Annual Meeting. Your Board strongly believes that Choice is making these nominations with the sole purpose of advancing its hostile exchange offer, which your Board unanimously determined is inadequate, risk-laden and not in the best interests of Wyndham shareholders. Accordingly, you may also receive solicitation materials from Choice, including proxy statements and blue proxy cards. The Company is not responsible for the accuracy or completeness of any information provided by Choice or its nominees or relating to the Choice Proposal contained in solicitation materials filed or disseminated by or on behalf of Choice or any other statements that Choice may make.

Your Board does NOT endorse Choice’s nominees and strongly recommends that you NOT sign or return any blue proxy card sent to you by Choice. Your Board unanimously recommends that you use the WHITE proxy card to vote “FOR” only the eight nominees proposed by your Board and in accordance with your Board’s recommendations on all other proposals. Your Board strongly urges you to discard and NOT to vote using any blue proxy card sent to you by Choice.

Please note that this year, your WHITE proxy card looks different. Recently adopted proxy rules applicable to a contested meeting like the Annual Meeting require the Company’s WHITE proxy card to list Choice’s nominees in addition to your Board’s nominees. Please mark your WHITE proxy card carefully and vote “FOR” only the eight nominees recommended by your Board and in accordance with your Board’s recommendations on all other proposals.

YOUR BOARD RECOMMENDS VOTING ON THE WHITE PROXY CARD “FOR” ONLY YOUR BOARD’S EIGHT NOMINEES ON PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

YOUR BOARD ALSO URGES YOU NOT TO SIGN, RETURN OR VOTE ANY BLUE PROXY CARD SENT TO YOU BY CHOICE.

If you vote, or have already voted, using a blue proxy card sent to you by Choice, you can subsequently revoke that proxy by following the instructions on your WHITE proxy card or WHITE voting instruction form to vote over the Internet or by telephone or by marking, signing and dating the enclosed WHITE proxy card and returning it in the postage pre-paid envelope provided. Only your latest validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Who may attend the Annual Meeting:

Attendance at the Annual Meeting will be limited to stockholders as of the close of business on the Record Date, their authorized representatives and guests of the Company. Access to the Annual Meeting may be granted to others at the discretion of the Company and the chair of the Annual Meeting. Cameras and recording devices will not be permitted at the Annual Meeting.

How to attend the Annual Meeting:

All persons attending the Annual Meeting must bring photo identification such as a valid driver’s license or passport for purposes of personal identification along with proof of stock ownership. If you are a stockholder of record, please be prepared to provide the top portion of your proxy card.

If your shares are held in the name of a bank, broker or other nominee, you will need to bring a proxy, letter or recent account statement from that bank, broker or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

March 11, 2024 is the Record Date for the Annual Meeting. This means that owners of Wyndham Hotels & Resorts, Inc. common stock at the close of business on that date are entitled to:

•      receive notice of the Annual Meeting; and

•      vote at the Annual Meeting.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, stockholders who have the same address and last name and have not previously requested electronic delivery of proxy materials or otherwise provided instructions to the contrary will receive a single set of proxy materials (including our annual report) for all stockholders having that address, with each stockholder continuing to receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you do not wish to participate in householding, please contact Broadridge Financial Solutions by calling their toll-free number at (866) 540-7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and a separate copy of the proxy materials will be promptly delivered to your address. If you are currently receiving multiple sets of the proxy materials and wish to receive only one, you may use the same contact information to opt into householding.

Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023 and the means to vote by Internet are available at [•].

Proxy Voting:

Your vote is very important, and we encourage you to vote and submit your WHITE proxy card as promptly as possible, even if you plan to attend the Annual Meeting. You may vote by Internet, by telephone or by using the enclosed WHITE proxy card. If you are a stockholder of record, you may also vote at the Annual Meeting. If you hold your shares in “street name,” you may only vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee.

Please carefully note any voting deadline indicated on your WHITE proxy card, as voting deadlines may vary depending on how you hold your shares.

By order of the Board of Directors,

Paul F. Cash General Counsel, Chief Compliance Officer and Corporate Secretary

YOUR VOTE IS VERY IMPORTANT!

If you have any questions about the Annual Meeting or how to vote your shares, please contact the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED:

[•] (toll-free from the U.S. and Canada) or
+[•] from other countries

i

ii

PRELIMINARY PROXY STATEMENT DATED MARCH 11, 2024 – SUBJECT TO COMPLETION

WYNDHAM HOTELS & RESORTS, INC.

PROXY STATEMENT

This Proxy Statement is being provided to you at the request of the Board of Directors of Wyndham Hotels & Resorts, Inc. (the “Board”) in connection with the solicitation of proxies by the Board and to encourage you to vote your shares at our 2024 Annual Meeting of Stockholders (including any postponements, adjournments or continuations thereof, the “Annual Meeting”). This Proxy Statement contains information on matters that will be presented at the Annual Meeting and is provided to assist you in voting your shares. References in this Proxy Statement to “we,” “us,” “our,” “Wyndham Hotels,” “Wyndham” and the “Company” refer to Wyndham Hotels & Resorts, Inc. and our consolidated subsidiaries.

The 2023 Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”), the Notice of Annual Meeting, this Proxy Statement and the accompanying form of WHITE proxy card are first being sent to stockholders of record as of March 11, 2024, on or about [•], 2024.

Annual Meeting Details

Date and Time	Place:
[•] [a.m./p.m.] Eastern Time on [•], 2024	[•]

Meeting Agenda and Voting Recommendations

Proposal		Board Recommendation
1.	Election of eight Director nominees for a term expiring at the 2025 Annual Meeting of Stockholders	FOR only the eight nominees recommended by the Board
2.	Advisory vote to approve named executive officer compensation	FOR
3.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024	FOR
4.

Choice’s proposal, if properly presented at the Annual Meeting, to repeal each provision or amendment of the Company’s By-Laws adopted by the Board subsequent to January 4, 2023 without the approval of Wyndham stockholders

AGAINST

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy on such matters to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board knows of no matters, other than those previously described, to be presented for consideration at the Annual Meeting.

It is especially important this year that you use this opportunity to take part in the affairs of our Company by voting on the business to come before the stockholders at the Annual Meeting because Choice Hotels International, Inc. (“Choice” or “Choice Hotels”) is nominating eight of its own Director nominees for election at the Annual Meeting. Your Board of Directors does not recommend Choice’s nominees and recommends that you vote FOR only the eight nominees proposed by the Board using the WHITE proxy card.

We strongly urge you to read this Proxy Statement carefully and vote FOR only the eight nominees recommended by your Board, and, in accordance with your Board’s recommendations on all other proposals, by using the enclosed WHITE proxy card.

You may receive solicitation materials from Choice Hotels. We are not responsible for the accuracy of any information provided by Choice Hotels or its nominees contained in solicitation materials filed or disseminated by or on behalf of Choice Hotels or any other statements that Choice Hotels may make.

YOUR BOARD DOES NOT ENDORSE CHOICE’S NOMINEES AND STRONGLY RECOMMENDS THAT YOU NOT SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY CHOICE. IF YOU VOTE, OR HAVE ALREADY VOTED, USING A BLUE PROXY CARD SENT TO YOU BY CHOICE, YOU CAN SUBSEQUENTLY REVOKE THAT PROXY BY FOLLOWING THE INSTRUCTIONS ON YOUR WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM TO VOTE OVER THE INTERNET OR BY TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE WHITE PROXY CARD AND RETURNING IT IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL COUNT, AND ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING AS DESCRIBED IN THIS PROXY STATEMENT.

Importantly, voting on a blue proxy card to “withhold” with respect to any of the Choice’s nominees is NOT the same as voting “FOR” your Board’s nominees.    This is because a vote on a blue proxy card to “withhold” with respect to any of Choice’s nominees will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted. To support your Board’s nominees, you should use the WHITE proxy card or WHITE voting instruction form to vote “FOR” only your Board’s eight nominees.

If you have any questions or require assistance with voting your WHITE proxy card, please contact our proxy solicitation firm, Innisfree M&A Incorporated:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022
[•] (toll-free from the U.S. and Canada) or
+[•] from other countries

Board’s Director Nominees (Proposal 1)

The following table provides summary information about each of the Board’s Director nominees. We ask you to vote “FOR” only your Board’s eight Director nominees using the enclosed WHITE proxy card.

Nominee	Director Since	Principal Occupation	Committees
Stephen P. Homes (Chair)	2018	Non-Executive Chair of the Board of Wyndham Hotels & Resorts	Executive (Chair)
Geoffrey A. Ballotti	2018	President and Chief Executive Officer of Wyndham Hotels & Resorts (our “CEO”)	Executive
Myra J. Biblowit	2018	President Emeritus of The Breast Cancer Research Foundation	Compensation Governance (Chair)
James E. Buckman (Lead Director)	2018	Former Vice Chairman of York Capital Management	Audit Compensation Executive
Bruce B. Churchill	2018	Former President of DIRECTV Latin America LLC	Audit Compensation (Chair)
Mukul V. Deoras	2018	President, Asia Pacific Division of Colgate-Palmolive Company & Chairman of Colgate-Palmolive (India) Ltd.	Audit Governance
Ronald L. Nelson	2019	Former Chairman of Hanesbrands Inc.	Audit Governance
Pauline D.E. Richards	2018	Former Chief Operating Officer of Trebuchet Group Holdings Limited	Audit (Chair) Governance

FREQUENTLY ASKED QUESTIONS

When and where will the Annual Meeting be held?

The Annual Meeting will be held on [•], 2024 at [•] [a.m./p.m.] Eastern Time at [•].

Attendance at the Annual Meeting will be limited to stockholders as of the close of business on March 11, 2024 (the “Record Date”), their authorized representatives and guests of the Company. Access to the Annual Meeting may be granted to others at the discretion of the Company and the chair of the Annual Meeting. In accordance with security procedures, all persons attending the Annual Meeting must present picture identification along with proof of ownership. If you are a stockholder of record, please be prepared to provide the top portion of your proxy card. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker. Cameras and recording devices will not be permitted at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by voting via the Internet or by telephone or by completing, signing, and dating the enclosed WHITE voting instruction form or WHITE proxy card and returning it in the postage pre-paid envelope provided, as soon as possible.

What am I being asked to vote on at the Annual Meeting?

You are being asked to vote on the following:

•      the election of eight Directors for a term expiring at the 2025 Annual Meeting of Stockholders, with each Director to serve until such Director’s successor is elected and qualified or until such Director’s earlier resignation, retirement, disqualification or removal (“Proposal 1”);

•      the advisory approval of our executive compensation program (“Proposal 2”);

•      the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024 (“Proposal 3”);

•      Choice’s proposal, if properly presented at the Annual Meeting, to repeal each provision or amendment of the Company’s By-Laws adopted by the Board subsequent to January 4, 2023 without the approval of Wyndham stockholders (“Proposal 4”); and

•      to transact any other business that may be properly brought before the Annual Meeting.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy on such matters to the extent authorized by Rule 14a-4(c) under the Exchange Act. The Board knows of no matters, other than those previously described, to be presented for consideration at the Annual Meeting.

The Board recommends voting “FOR” only the eight nominees recommended by the Board on Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4 using the enclosed WHITE proxy card.

Who is Choice Hotels?

Choice is the primary competitor of Wyndham in the economy and midscale hotel franchising business domestically. Since April 2023, Choice has submitted a series of unsolicited offers to acquire Wyndham, which your Board determined were inadequate and risk-laden. Choice subsequently escalated its pursuit of Wyndham by commencing a hostile exchange offer to acquire Wyndham (“Exchange Offer”), followed by this proxy contest where it seeks to replace your entire Board with its hand-picked slate of eight nominees. We believe Choice assembled and paid its slate of nominees with a sole goal in mind: to push through Choice’s offer to acquire Wyndham. Wyndham rejected Choice’s offers and recommended that Wyndham stockholders not tender into Choice’s hostile Exchange Offer because the Board believes that the proposed transaction (1) would not adequately compensate Wyndham stockholders for Wyndham’s superior standalone growth prospects, (2) provides inadequate consideration from a valuation standpoint (including the significant equity component of Choice stock that may already be fully valued) and (3) would likely be subject to a prolonged regulatory review period with an uncertain outcome.

Importantly, the eight Director nominees that stockholders elect to your Board at the Annual Meeting will be responsible for overseeing Wyndham’s strategy and its execution against its strategic growth plan for (1) a meaningful period of time until any transaction with Choice clears regulatory approvals and closes (to the extent that ever happens) or (2) an indefinite period of time if a transaction with Choice never occurs or closes. Therefore, we believe it is critical that you vote only on the WHITE proxy card for the re-election of your Board’s eight Directors as recommended herein and NOT in favor of any of Choice nominees, who we have determined both individually and collectively lack the necessary experience, including in hospitality and global franchising, to sit on the board of directors of a large, international hotel franchising company like Wyndham and oversee your investment in Wyndham.

Accordingly, your Board does NOT endorse any of Choice’s nominees and strongly recommends that you NOT sign or return any blue proxy card sent to you by Choice. The Board unanimously recommends that you use the WHITE proxy card to vote “FOR” only the eight nominees proposed by your Board and in accordance with your Board’s recommendations on all other proposals. Your Board strongly urges you to discard and NOT to vote using any blue proxy card sent to you by Choice.

If you vote, or have already voted, using a blue proxy card sent to you by Choice, you can subsequently revoke that proxy by following the instructions on your WHITE proxy card or WHITE voting instruction form to vote over the Internet or by telephone or by marking, signing and dating the enclosed WHITE proxy card and returning it in the postage pre-paid envelope provided. Only your latest validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Why have I received different color proxy cards?

As discussed in the prior question, Choice is nominating its own slate of Director nominees for election at the Annual Meeting in opposition to the Board’s slate of Director nominees. Your Board has provided you with the enclosed WHITE proxy card. Choice may send you a blue proxy card. The Board recommends using the enclosed WHITE proxy card to vote “FOR” only the eight nominees proposed by the Board for election as Directors. The Board also recommends that you DISREGARD and DISCARD blue proxy cards.

Your shares may be owned through more than one brokerage or other share ownership account. In order to vote all of the shares that you own, you must use each WHITE proxy card you receive in order to vote with respect to each account by Internet, by telephone or by marking, signing, dating and returning the WHITE proxy card in the postage pre-paid envelope provided.

Assuming Choice proceeds with its solicitation of proxies through the Annual Meeting, the Company will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have the Company’s latest proxy information and materials to vote. The Company will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. We encourage you to vote every WHITE proxy card you receive. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board, then you should only submit WHITE proxy cards.

What is a proxy and a proxy statement?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Geoffrey A. Ballotti, our President and CEO, and Paul F. Cash, our General Counsel, Chief Compliance Officer and Corporate Secretary, will serve as proxies for the Annual Meeting pursuant to the WHITE proxy cards solicited by our Board.

A proxy statement is a document that the regulations of the U.S. Securities and Exchange Commission (“SEC”) require us to give you when we ask that you designate Geoffrey A. Ballotti and Paul F. Cash as proxies to vote on your behalf. This Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board and our named executive officers, for the purpose of informing your vote.

How can I access the proxy materials over the Internet?

Our proxy materials can be found online at [•].

Who may vote and how many votes does a stockholder have?

All holders of record of Wyndham common stock as of the close of business on the Record Date (March 11, 2024) are entitled to vote at the Annual Meeting. Each stockholder will have one vote for each share of Wyndham common stock held as of the Record Date. As of the Record Date, [•] shares of Wyndham common stock were outstanding. There is no cumulative voting, and the holders of Wyndham common stock vote together as a single class. Stockholders do not have appraisal rights under Delaware law in connection with this proxy solicitation.

How many votes must be present to hold the Annual Meeting?

The holders of a majority of the outstanding shares of Wyndham common stock entitled to vote at the Annual Meeting must be present in-person or by proxy at the Annual Meeting in order to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

We urge you to vote by proxy using the WHITE proxy card even if you plan to attend the Annual Meeting so that we will know as soon as possible that a quorum has been achieved.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

Most stockholders hold their shares through a broker, bank or other nominee (i.e., in “street name”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those held in street name.

•      Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record” (also sometimes referred to as a “registered stockholder” or “registered holder”).

•      Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in “street name.” If you are a street name stockholder, you will be forwarded proxy materials by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank or other nominee how to vote. Your broker, bank or other nominee has provided a WHITE voting instruction form for you to use in directing the broker, bank or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, they may be prohibited from voting your shares. See the below question “Will my shares be voted if I do nothing?” for additional information.

How do I vote?

Even if you plan to attend the Annual Meeting you are encouraged to vote by proxy.

If you are a stockholder of record, you may vote at the Annual Meeting or in one of the following ways:

•      By Internet.    You may submit a proxy electronically on the Internet by following the instructions provided on the enclosed WHITE proxy card. Please have your WHITE proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day.

•      By Telephone.    You may submit a proxy by telephone using the toll-free number listed on the enclosed WHITE proxy card. Please have your WHITE proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day.

•      By Mail.    You may indicate your vote by marking, signing and dating your WHITE proxy card and returning it in the enclosed postage pre-paid reply envelope.

If your shares are registered in the name of a bank, broker or other nominee (i.e., in “street name”), you may generally vote your shares or submit a proxy to have your shares voted by one of the following methods:

•      By the Methods Listed on the Voting Instruction Form.    Please refer to the WHITE voting instruction form or other information forwarded to you by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or on the Internet and follow the instructions provided by your bank, broker or other nominee.

•      In Person with a Proxy from the Record Holder.    You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the WHITE voting instruction form or other information forwarded to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your WHITE proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

What if I am a participant in the Wyndham Hotel Group Employee Savings Plan?

For participants in the Wyndham Hotel Group Employee Savings Plan with shares of Wyndham common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this Proxy Statement. In accordance with the provisions of the plan, the trustee will vote shares of Wyndham common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of Wyndham common stock credited to your account, the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes on the WHITE proxy card or WHITE voting instruction form:

•      FOR only the eight Director nominees proposed by your Board for election,

•      FOR the advisory approval of our executive compensation program,

•      FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2024, and

•      AGAINST Choice’s proposal to repeal each provision or amendment of the Company’s By-Laws adopted by the Board subsequent to January 4, 2023 without the approval of Wyndham stockholders.

Will my shares be voted if I do nothing?

If your shares of Wyndham common stock are registered in your name, you must sign and return a proxy card or submit a proxy by telephone or by Internet in order for your shares to be voted.

If your shares of Wyndham common stock are held in “street name,” that is, held for your account by a bank, broker or other nominee, and you do not instruct your bank, broker or other nominee how to vote your shares, then, to the extent your bank, broker or other nominee has forwarded you proxy materials from or on behalf of Choice, your bank, broker or other nominee would not have discretionary authority to vote your shares on the proposals to be considered at the Annual Meeting (see below question “How many votes are required to approve each proposal?”). If your shares of Wyndham common stock are held in “street name,” your bank, broker or nominee has enclosed a WHITE voting instruction form with this Proxy Statement. We strongly encourage you to authorize your bank, broker or other nominee to vote your shares by following the instructions provided on the WHITE voting instruction form.

To instruct your bank, broker or other nominee how to vote your shares, simply sign, date and return the enclosed WHITE voting instruction form in the accompanying postage-paid envelope, or vote by proxy by telephone or via the Internet in accordance with the instructions in the WHITE voting instruction form. Please contact the person responsible for your account to ensure that a WHITE proxy card or WHITE voting instruction form is voted on your behalf.

We strongly urge you to vote by proxy “FOR” only the eight of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4 by using the enclosed WHITE proxy card to vote TODAY by Internet, by telephone or by signing, dating and returning the enclosed WHITE proxy card in the envelope provided. If your shares are held in “street name,” you should follow the instructions on the WHITE voting instruction form provided by your bank, broker or other nominee and provide specific instructions to your bank, broker or other nominee to vote as described above.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY SO THAT YOUR VOTE WILL COUNT IF YOU ARE UNABLE TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERNET, TELEPHONE OR MAIL DOES NOT AFFECT YOUR ABILITY TO VOTE IN PERSON AT THE ANNUAL MEETING.

How many votes are required to approve each proposal?

Under the Company’s Third Amended and Restated By-Laws (“By-Laws”), in a non-contested election, Directors are elected by a majority of the votes cast at any meeting of stockholders for the election of directors, meaning that the number of shares voted “FOR” a Director must exceed the number of shares voted “AGAINST” such Director’s election. However, this year’s election is contested by Choice, which nominated eight Director nominees. As a result, there are 16 Director nominees which exceeds the number of Directors to be elected, which is eight. In such a case, our By-Laws provide for a plurality voting standard, which means that the eight nominees who receive the greatest number of affirmative “FOR” votes are elected to the Board. Any shares not voted “FOR” a particular director nominee as a result of a “WITHHOLD” vote or a broker non-vote will count for purposes of determining if there is a quorum at the Annual Meeting but will not count in that director nominee’s favor and will not otherwise affect the outcome of the election (except to the extent they otherwise reduce the number of shares voted “FOR” such director nominee).

For each of Proposals 2 and 3, the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will have no effect on the outcome of these proposals.

For Proposal 4, the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors will be required for approval. Abstentions and broker non-votes will have the effect of a vote against this proposal.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your bank, broker or other nominee specific voting instructions for your shares, under the rules of the New York Stock Exchange (“NYSE”), they normally have discretion to vote your shares on “routine” matters (including Proposal 3 to ratify the appointment of the independent registered public accounting firm) but not on any other proposals. However, to the extent your bank, broker or other nominee has forwarded you proxy materials from Choice, your bank, broker or other nominee would not have discretionary authority to vote your shares on any of the proposals to be considered at the Annual Meeting (including Proposal 3). Therefore, your bank, broker or other nominee will not be permitted to vote on your behalf on Proposals 1 – 4 unless you provide specific instructions before the date of the Annual Meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet; provided, however, that if your bank, broker or other nominee does not provide you with competing proxy materials from Choice, your bank, broker or other nominee will have discretionary authority to vote on Proposal 3.

What is a broker non-vote?

A broker non-vote occurs when a bank, broker or other nominee submits a proxy that states that the bank, broker or other nominee does not vote for one or more of the proposals because such bank, broker or other nominees has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. To the extent your bank, broker or other nominee has forwarded you proxy materials from or on behalf of Choice, your bank, broker or other nominee would not have discretionary authority to vote your shares on the proposals to be considered at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will begin promptly at [•] [a.m./p.m.] Eastern Time on [•], 2024 at [•].

To attend the Annual Meeting, you must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification. If you are a stockholder of record, please be prepared to provide the top portion of your proxy card.

If your shares are held in the name of a bank, broker or other nominee (in “street name”), you will need to bring a proxy, letter or recent account statement from that bank, broker or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to voting at the Annual Meeting (1) by submitting a later dated proxy or by entering new instructions by Internet or telephone prior to 11:59 p.m. Eastern Time on [•], 2024; (2) by requesting, marking, signing, dating and mailing in a new paper proxy card; (3) by giving timely written notice of such change or revocation to the Corporate Secretary; or (4) by attending the Annual Meeting and voting.

If you are a street name stockholder, you must follow the instructions to revoke your proxy, if any, provided by your bank, broker or other nominee.

How do I make a stockholder proposal or stockholder director nominations for the 2025 Annual Meeting?

Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2025 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in next year’s proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on [•]. The Company’s principal executive offices are located at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

In general, any stockholder proposal to be considered at the 2025 annual meeting but not included in the proxy statement must be submitted in accordance with the procedures set forth in our By-Laws. Notice of any such proposal must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than the close of business on [•] and not later than the close of business on [•]. However, if the date of the 2025 annual meeting is not within 30 days before or after [•], 2025, then a stockholder will be able to submit a proposal for consideration at the 2025 annual meeting not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting or the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Our By-Laws require that such notice be updated as necessary as of specified dates prior to such annual meeting. Any notification to bring any proposal before an annual meeting must comply with the requirements of our By-Laws as to proper form. A stockholder may obtain a copy of our By-Laws on our investor website, https://investor.wyndhamhotels.com under the Governance/Governance Documents page, or by writing to our Corporate Secretary.

Stockholders may also nominate Directors for election at an annual meeting. To nominate a Director outside of our proxy access By-Laws, stockholders must comply with provisions of applicable law and Article II, Section 15 of our By-Laws. Pursuant to the proxy access provisions in our By-Laws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding stock continuously for at least three years, may nominate and include in the Company’s proxy materials Director nominees constituting up to the greater of two Directors or 20% of the Board, provided that the stockholders and Director nominees satisfy the disclosure and procedural requirements in Article II, Section 16 of our By-Laws. The Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See below under “Director Nomination Process” for information regarding nomination or recommendation of a Director.

Who should I call if I have questions about the Annual Meeting?

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact our proxy solicitation firm, Innisfree M&A Incorporated, at

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
[•] (toll-free from the U.S. and Canada) or
+[•] from other countries

BACKGROUND OF THE SOLICITATION

Wyndham evaluates on an ongoing basis its business strategy, capital allocation, and potential strategic alternatives in an effort to create incremental value for its stockholders. This evaluation is iterative and takes into account the perspectives of Wyndham’s stockholders and other considerations. Approximately two decades ago, Wyndham and Choice discussed an all-cash acquisition of Choice by Wyndham, but those discussions (along with other informal approaches between the parties across the ensuing years) never resulted in an actionable transaction.

The following section summarizes Choice’s proposals, beginning in April 2023, to acquire Wyndham for a mix of cash and stock consideration. A more comprehensive summary, including the text of the letters sent between Choice and Wyndham, is contained in the “Background of the Offer and Reasons for Recommendation” of Wyndham’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on December 18, 2023 (as amended, the “Schedule 14D-9”). The Schedule 14D-9 is not incorporated by reference into this Proxy Statement.

On April 28, 2023, Stewart Bainum, Jr. (Chairman of Choice) telephoned Stephen Holmes (Chair of Wyndham) to express Choice’s interest in a transaction with Wyndham. Mr. Holmes told Mr. Bainum that he would wait to see any proposal, but as a public company, the Board of Directors of Wyndham (for purposes of this background section, the “Wyndham Board”) had a responsibility to evaluate any serious proposal.

Shortly following that call, Moelis & Company LLC (“Moelis”), financial advisor to Choice, sent a letter to the Wyndham Board (the “April Proposal”). The April Proposal detailed Choice’s interest in a cash-and-stock business combination with Wyndham (the “Transaction”). The April Proposal presented Choice’s offer to acquire Wyndham for a mix of cash and Choice stock with a nominal value of $80 per Wyndham share. Cash represented 40% of the offer and Choice stock represented the remaining 60%, with the intent to fund the cash portion through the issuance of debt securities. With the 40:60 cash-to-equity consideration mix, Wyndham stockholders would own 39% of the combined company. Choice expressed confidence they could execute the necessary transaction documents for the Transaction within 20 days of Wyndham accepting their proposal and that doing so would not be a barrier to completing the deal within their anticipated timeline. The April Proposal made no mention at all of regulatory considerations or a strategy for getting the Transaction cleared. As a next step, Choice suggested engaging directly to discuss the April Proposal and signing a bilateral non-disclosure agreement (“NDA”).

On May 1, 2023, the Executive Committee (Messrs. Holmes, Buckman and Ballotti) of the Wyndham Board (the “Executive Committee”) met, with Wyndham’s General Counsel present, to discuss the April Proposal. Wyndham’s General Counsel reviewed with the Executive Committee legal considerations and fiduciary duties relating to the April Proposal. After review and discussion of the April Proposal, the Executive Committee instructed Wyndham’s management to engage legal and financial advisors to assist Wyndham and the Wyndham Board with this matter.

On May 8 and 9, 2023, the Wyndham Board convened in two successive special meetings to discuss the April Proposal (the “May Board Meetings”), with Wyndham’s General Counsel present. Members of Wyndham management and representatives of its outside legal advisor, Kirkland & Ellis LLP (“Kirkland”), and its outside financial advisor, Deutsche Bank Securities Inc. (“Deutsche Bank”), were present at the May 9, 2023 meeting. In addition, on May 9, 2023, the non-management, independent members of the Wyndham Board (Mses. Biblowit and Richards and Messrs. Buckman, Churchill, Deoras and Nelson and collectively, the “Independent Directors”) met in a separate executive session. The Wyndham Board engaged in an extensive discussion about the April Proposal, including the opportunistic timing of the approach given the companies’ relative valuation multiples, concerns about the value of Choice’s stock (including Choice’s lack of organic growth and the significant leverage that would be incurred to complete a transaction), and risks related to a potentially protracted regulatory review process (including potential franchisee churn, stagnated development of the fast-growing ECHO Suites brand, and challenges attracting and retaining team members). Representatives of Deutsche Bank shared preliminary views on the value terms of the April Proposal and representatives of Kirkland reviewed the Wyndham Board’s fiduciary duties relating to responding to the April Proposal. Wyndham management reviewed with the Wyndham Board long-range projections for Wyndham on a standalone basis, including a detailed discussion of the underlying assumptions. After discussion, the view of the Wyndham Board was that the April Proposal appeared substantially inadequate in terms of price, consideration and other material terms, including in light of the upside in Wyndham’s standalone plan. After consideration of all factors and views from Wyndham management and legal and financial advisors, the Wyndham Board unanimously determined that rejecting the April Proposal, which significantly undervalued Wyndham relative to Wyndham’s standalone plan, was in the best interests of Wyndham’s stockholders and instructed Mr. Holmes to convey its rejection to Choice and the reasons therefor, which Mr. Holmes did on May 9, 2023.

On May 10, 2023, a representative from Moelis telephoned Mr. Holmes to inquire about Wyndham’s response to Choice’s proposal. The representative of Moelis noted that Choice was likely to send another letter to Wyndham and that Choice could likely increase the cash component reflected in the April Proposal.

On May 15, 2023, Choice submitted a second letter to the Wyndham Board, revising its initial proposal (the “May Proposal”). In the May Proposal, Choice reaffirmed its interest in the Transaction and revised its offer to a mix of cash and Choice stock with a nominal value of $85 per Wyndham share. The May Proposal included a consideration mix of 55% cash and 45% stock and stated Choice would welcome having two mutually agreed upon Wyndham-designated independent Board members join the board of directors of the combined company. With the proposed 55:45 cash-to-equity consideration mix, Wyndham stockholders would own approximately 35% of the combined company. The May Proposal made no mention at all of regulatory considerations or strategy for getting the Transaction cleared.

On May 22, 2023, the Executive Committee met, with Wyndham management and representatives of Kirkland and Deutsche Bank present, to discuss the May Proposal. After reviewing the revised terms, which did not address the Wyndham Board’s concerns with the April Proposal, the Executive Committee determined that, consistent with the reasons discussed at the May Board Meetings (including concerns about the value of Choice’s stock, especially in light of the high leverage level of the combined company) and risks to Wyndham’s business relating to a potentially lengthy regulatory review process, and after taking into account the changed terms of the May Proposal relative to the April Proposal, the May Proposal remained substantially inadequate in terms of price, consideration mix and other terms. The Executive Committee instructed Mr. Holmes to convey its rejection of the May Proposal to Choice.

On May 23, 2023, the Wall Street Journal reported that “according to people familiar with the matter” Choice was seeking to acquire Wyndham.

On May 29, 2023, Mr. Holmes emailed Mr. Bainum and Choice’s Chief Executive Officer, Patrick Pacious, rejecting the May Proposal, reiterating the view of the Wyndham Board that the May Proposal still substantially undervalued Wyndham and expressing the additional views of the Wyndham Board that (1) the May Proposal came at a highly opportunistic time for Choice given recent relative trading performance, (2) Choice’s stock was fully valued relative to its growth prospects, and (3) the level of leverage proposed for the combined company could negatively impact the value of the combined company and the stock consideration received by Wyndham’s stockholders.

On June 1, 2023, Choice sent a third letter to the Wyndham Board (the “June Letter”). The June Letter reiterated Choice’s belief that the Transaction would benefit Wyndham stockholders and purported to address Wyndham’s stated concerns by arguing that (1) the price set forth in the May Proposal represented a “highly compelling offer,” citing select premiums to historic trading prices and averages, research analyst expectations and multiples for Wyndham common stock, and noted that its offer was based solely on public information and encouraged the Wyndham Board to engage with Choice to explore sources of potential incremental value, (2) Choice believed its proposal was not opportunistic but rather reflected relative trading values for the companies, (3) Choice believed its stock was not fully valued relative to intrinsic value, and (4) Choice had a strong balance sheet and a plan to delever the combined company following the Transaction. Notably, the June Letter did not propose any increase in value or other changes to the offer set forth in the May Proposal.

Following the delivery of the June Letter, at the request of Mr. Bainum, Mr. Holmes and Mr. Bainum agreed to speak to discuss a potential in-person meeting concerning Choice’s proposal. During the first week of June, Mr. Holmes had a telephone call with Mr. Bainum’s assistant to discuss setting up a time for Mr. Holmes and Mr. Bainum to meet. Mr. Holmes and Mr. Bainum exchanged several emails between the delivery of the June Letter and their phone call on June 14, 2023.

On June 2, 2023, representatives of Deutsche Bank and Moelis held a telephonic discussion, in which a representative of Deutsche Bank noted that Kirkland would provide a draft of a customary mutual NDA to facilitate substantive discussions between the parties.

On June 14, 2023, the Wyndham Board held a meeting with Wyndham’s General Counsel present to discuss the recent interactions between Wyndham and Choice. Mr. Holmes updated the Wyndham Board on the proposed meeting with Mr. Bainum, and the Wyndham Board discussed the proposed meeting and messaging.

Later on June 14, 2023, Mr. Holmes held a telephonic discussion with Mr. Bainum to discuss agenda items for the in-person meeting between Mr. Holmes and Mr. Bainum. Mr. Holmes proposed that the parties execute a customary mutual NDA to facilitate substantive discussions between the parties. Mr. Bainum pushed back on the request to sign an NDA, stating that he did not want to spend a lot on legal fees before having an in-person meeting. Mr. Holmes told Mr. Bainum that, without an NDA, substantive and meaningful discussions would necessarily be limited. Mr. Holmes reiterated to Mr. Bainum that the May Proposal (repeated in the June Letter) substantially undervalued Wyndham and also expressed the additional views of the Wyndham Board on Choice’s offer. Mr. Bainum ended the meeting by asking Mr. Holmes to meet without an NDA in place.

Following that conversation, Kirkland delivered a draft customary mutual NDA, including a customary standstill, to Willkie Farr & Gallagher LLP (“Willkie Farr”), legal advisor to Choice. Subsequent to the delivery of the draft NDA, Moelis communicated to a representative of Deutsche Bank that Choice was unwilling to sign an NDA with a customary standstill.

On June 15, 2023, representatives of Kirkland and Willkie Farr discussed the terms of the proposed NDA. In response to an inquiry from Willkie Farr, a representative of Kirkland reiterated the Wyndham Board’s view that the May Proposal still substantially undervalued Wyndham.

On June 22, 2023, despite Choice’s refusal to sign a customary NDA, Messrs. Holmes and Ballotti held an in-person meeting with Mr. Bainum and Mr. Pacious covering a broad range of topics. In light of Choice’s refusal to sign an NDA, the representatives of Wyndham were unable to share any non-public information with Choice. Messrs. Holmes and Ballotti shared the concerns of the Wyndham Board with the valuation and total value of the consideration being proposed, the composition of the consideration (including in light of the significant leverage levels at the combined company), and the regulatory outlook and risks relating to the proposed Transaction.

On June 28, 2023 and June 30, 2023, Messrs. Bainum and Holmes held telephonic discussions regarding Choice’s proposal, including a possible increase in the cash portion of the consideration. Mr. Holmes reiterated to Mr. Bainum that the price was too low, the cash consideration amount was too low and that the regulatory process would be burdensome and the outcome uncertain. In discussing the stock consideration, Mr. Holmes also noted that Wyndham’s stockholders may have concerns about post-transaction liquidity. Mr. Bainum stated that he “heard” and “underst[ood]” Wyndham’s concerns about valuation, that “maybe he got it wrong” with respect to the regulatory analysis and that, although his team was working on lining up financing, Mr. Bainum had President Biden at his house, which was a higher priority.

On July 5, 2023, the Executive Committee met, with Wyndham management and representatives of Kirkland and Deutsche Bank present, to further discuss the June 22 meeting between Choice and Wyndham and subsequent telephone calls between Messrs. Holmes and Bainum. The Executive Committee discussed potential next steps by Choice and regulatory considerations relating to the May Proposal, including concerns about the potential asymmetrical risk borne by Wyndham stockholders in the event of an extended regulatory review period.

On July 11, 2023, the Executive Committee met, with Wyndham management and representatives of Kirkland and Deutsche Bank present, to discuss a press release issued by Choice earlier that day about Choice’s financial outlook.

Later on July 11, 2023, Mr. Bainum telephoned Mr. Holmes to discuss Choice’s proposal, including Choice’s assumptions about Wyndham’s stockholders’ cash and stock election preferences. In addition, consistent with the concerns expressed during the June 22 discussion, Mr. Holmes raised the regulatory risk concerns.

On July 14, 2023, representatives of Deutsche Bank and Moelis held a telephonic discussion to discuss Choice’s expectations about Wyndham’s stockholders’ consideration election preferences and behavior, as well as past transactions involving consideration election mechanisms.

On August 14, 2023, Mr. Bainum telephoned Mr. Holmes to request a further in-person meeting on August 17, 2023, which Mr. Holmes accepted. During their call, Mr. Bainum made a verbal offer that Choice valued at $90 per share with a consideration mix of 55% cash and 45% Choice stock.

On August 16, 2023, the Wyndham Board held a meeting with Wyndham management and representatives of Kirkland and Deutsche Bank present to discuss the revised verbal offer that Mr. Bainum proposed to Mr. Holmes during their August 14 call. In addition, the non-management members of the Wyndham Board (Mses. Biblowit and Richards and Messrs. Buckman, Churchill, Deoras, Holmes and Nelson) met in a separate executive session. Representatives of Deutsche Bank discussed the financial terms of the verbal offer with the Wyndham Board and noted that the increase in the nominal value from the May Proposal of $85 per share was largely attributable to an upward movement in Choice’s share price during the intervening period. Representatives of Kirkland discussed the regulatory environment and specific regulatory considerations relating to a proposed transaction with Choice. The Wyndham Board discussed the likely reaction by franchisees to a possible combination, including the feedback received after the May 23 Wall Street Journal story, and the significant risks posed to Wyndham’s business in the event of an extended regulatory review and the uncertain outcome of such a review. The Wyndham Board also discussed with its advisors potential contractual terms that could mitigate some of the identified risks with respect to value, consideration mix and regulatory considerations. Mr. Holmes discussed his upcoming meeting with Mr. Bainum, and the Wyndham Board instructed Mr. Holmes to communicate the Wyndham Board’s three primary concerns with respect to Choice’s verbal offer.

On August 17, 2023, Mr. Holmes held an in-person meeting with Mr. Bainum to further discuss Choice’s latest verbal proposal and Wyndham’s views on the proposal. Mr. Holmes shared the Wyndham Board’s concerns with the Choice proposal, including that it undervalues Wyndham in relation to its standalone prospects, included a significant stock component as to which the Wyndham Board had concerns including as a result of high post-acquisition leverage, and the asymmetrical risk to Wyndham stockholders as a result of the potential regulatory timeline and uncertain outcome. Mr. Holmes noted that Choice’s offer faced serious regulatory challenges and that if there was not a path to regulatory approvals, even a high price was illusory (if the approvals could not be obtained). Mr. Bainum was dismissive of Mr. Holmes’ concerns about regulatory risk. During that meeting, Mr. Bainum proposed that the parties enter into an NDA and standstill through Wyndham’s filing of its subsequent Form 10-K in February 2024 in order to facilitate discussions between the parties to address the concerns Wyndham had raised. Mr. Holmes subsequently updated the Wyndham Board on the discussions.

On August 18, 2023, representatives of Kirkland and Willkie Farr held a telephonic discussion that addressed Choice’s proposed NDA and the regulatory concerns Wyndham had with Choice’s proposal.

On August 21, 2023, Mr. Bainum contacted Mr. Holmes to discuss the impasse that the parties had reached with respect to a potential transaction. Contrary to the statements in Choice’s background section in the Form S-4 filed by Choice with the SEC on December 12, 2023 (as amended, the “Form S-4”), Mr. Holmes did not say on this call that Wyndham would not transact, even at a much higher valuation. Rather, in light of a surprising question from Mr. Bainum on how Mr. Holmes would advise him to proceed, Mr. Holmes told Mr. Bainum that, although it was not his responsibility to solve the issues with Mr. Bainum’s offer, more cash in the offer could solve some of the issues identified. Mr. Bainum stated that as a result of the impasse Choice was going “pencils down” but, for the sake of the record, would send a letter documenting his prior verbal proposal. Following that conversation, on August 21, 2023, Choice sent a fourth letter to the Wyndham Board (the “August Proposal”), which reiterated in writing the verbal proposal discussed during the August 14 telephone call. In the August Proposal, Choice revised its offer to a nominal value of $90 per Wyndham share, which consideration – similar to the previous proposals – would consist of 55% cash and 45% Choice stock. The August Proposal made no mention at all of regulatory considerations or strategy for getting the Transaction cleared by antitrust and competition authorities.

On August 22, 2023, Mr. Holmes and Mr. Bainum exchanged emails relating to the status of the interactions between the parties and to arrange a further telephone call. Those emails included an email from Mr. Holmes to Mr. Bainum noting that the August Proposal did not accurately describe the interactions between the parties and that Mr. Bainum had indicated that Choice was stepping back from its pursuit of Wyndham. Mr. Holmes reiterated the Wyndham Board’s concerns that the August Proposal (1) substantially undervalues Wyndham and its future growth potential, (2) includes a substantial Choice stock component, which Wyndham believes is fully valued relative to Choice’s growth prospects and (3) involves significant business and execution risks for Wyndham’s stockholders. In an email on August 22, 2023, Mr. Bainum rejected the notion that he said he was stepping back from the transaction.

During late August 2023 and September 2023, representatives of Kirkland and Willkie Farr held multiple discussions, including on analysis of the regulatory aspects of the August Proposal. As part of those conversations, Kirkland reiterated the Wyndham Board’s views on Choice’s offers. Representatives of Willkie Farr shared their view that a transaction was likely to be cleared by antitrust regulators within the first 60 days after filing, while representatives of Kirkland shared their view that a transaction was almost certain to face a so-called “Second Request” from U.S. regulatory authorities and that any approval, if it was obtained at all, would come after an extended period of 12 to 18 months or more. Representatives of Kirkland also explained concerns with the asymmetrical risks borne by Wyndham stockholders as a result of an extended review and the resulting need for an appropriate set of terms and protections. Representatives of Willkie Farr rejected any concerns about these risks and instead stated that a “market” reverse termination fee (unquantified) would be adequate compensation and protection. Representatives of Kirkland, consistent with the previously expressed views of the Wyndham Board, communicated that the August Proposal was not in a range of terms of value and regulatory risk in which the Wyndham Board was prepared to transact, so it was premature to share with Choice Wyndham’s view on its own value.

On August 29, 2023, representatives of Kirkland and Willkie Farr held a telephonic discussion regarding regulatory considerations. Willkie Farr told Kirkland that Choice had not yet completed meaningful analysis about regulatory risk (including by having an economist begin work), strategy and data needed, but remained bullish that a transaction could be cleared expeditiously. Kirkland did not agree with Willkie Farr’s assessment of timing or risk and noted that any pro-competitive justifications for the Transaction that Choice might raise would need to be understood in the context of the potential anti-competitive harms.

On August 29, 2023, the Executive Committee met, with Wyndham’s General Counsel present, to discuss the recent interactions between Wyndham and Choice. The Executive Committee instructed Mr. Holmes to seek to convene a meeting with Mr. Bainum, along with financial advisors for each party, to discuss Wyndham’s perspective around regulatory considerations and the protections and compensation that would be required to protect Wyndham stockholders against the asymmetrical risk. The Executive Committee noted that, given the critical nature of these concerns, a satisfactory resolution of this issue was a gating item to further discussions about other elements of the August Proposal.

Despite Choice’s assertion to the contrary in the “Background of the Offer” section of the Form S-4, Mr. Holmes, Mr. Bainum, and representatives of Deutsche Bank and Moelis did not meet on August 30, 2023.

On September 5, 2023, Mr. Holmes and Mr. Bainum held a telephonic discussion, in which representatives of Moelis and Deutsche Bank also participated. The parties discussed their respective views on regulatory considerations and the parties’ views with respect to other key concerns raised by Wyndham with respect to the August Proposal, including price and the consideration mix.

On September 6, 2023, representatives of Moelis and Deutsche Bank held a telephonic discussion in which, among other matters, regulatory considerations relating to the August Proposal were discussed. Moelis also proposed that the parties enter into a one-way NDA to allow for limited due diligence by Wyndham on Choice.

On September 8, 2023, Willkie Farr sent to Kirkland a “one-way” NDA pursuant to which Choice would agree to a 21-day standstill and offer to provide certain specified information about Choice to Wyndham. During the next two weeks, representatives of Choice and Wyndham exchanged drafts of (and held discussions on) the specific information that would be provided by Choice. Choice and Wyndham were unable to come to agreement because the information that Choice was willing to provide (most of which was already publicly available) was wholly inadequate for purposes of assessing Choice’s growth prospects and the valuation of the Choice stock consideration. On or around September 9, 2023, when representatives of Willkie Farr asked representatives of Kirkland if Wyndham intended to formally respond to the August Proposal, Kirkland informed them that Wyndham was awaiting a response to the regulatory issues previously raised with Choice and Willkie Farr.

On September 13, 2023, Wyndham engaged PJT Partners LP (“PJT Partners”) as an additional financial advisor to assist Wyndham with respect to a potential transaction with Choice.

On September 26, 2023, the Wyndham Board held a meeting with Wyndham management and representatives of Kirkland and Deutsche Bank present to discuss the status of communications relating to Choice’s August Proposal. Representatives of Kirkland reviewed with the Wyndham Board regulatory considerations relating to the proposed Transaction. The Wyndham Board also discussed information received from the management and sales teams about Choice exploiting rumors regarding the potential Transaction to gain competitive advantages with prospective and existing franchisees and the resulting concerns about the impact of a potential deal on Wyndham’s business and resulting risk to Wyndham stockholders. The Wyndham Board discussed the respective relative benefits and risks of Wyndham’s standalone prospects as compared to the August Proposal and determined that Wyndham should not pursue further discussions with Choice.

On September 26, 2023, representatives of Kirkland and Willkie Farr held a telephonic discussion about regulatory considerations. Kirkland noted that while Choice may believe that there are pro-competitive justifications for the transaction, they did not appear to outweigh the significant antitrust concerns identified through Kirkland and Wyndham’s regulatory analysis.

On September 26, 2023, representatives of Deutsche Bank and Moelis held a telephonic discussion. A representative of Deutsche Bank noted Wyndham’s view that Choice appeared to have done minimal work on the regulatory front and had not given Wyndham sufficient comfort on this issue.

On September 27, 2023, Mr. Holmes and Mr. Bainum held a telephonic discussion, in which representatives of Moelis and Deutsche Bank also participated. Mr. Holmes communicated the views of the Wyndham Board that the August Proposal from Choice was not in the best interests of Wyndham and its stockholders given (1) that it undervalued Wyndham’s standalone prospects, (2) the inclusion of a significant portion of Choice stock in the consideration raised concerns about the value of that stock (including in light of Choice’s limited organic growth and the elevated leverage levels that would result from a transaction (which would limit the combined company’s opportunity for growth)), and (3) the asymmetrical risk that Wyndham stockholders were being asked to bear in light of regulatory concerns relating to the Transaction.

On October 17, 2023, Choice publicly announced the terms of the August Proposal along with its version of the history of discussions between the parties and their respective advisors. While the August Proposal had valued synergies from the Transaction at $100 million, Choice’s October announcement valued the synergies at $150 million but did not include any increase to the consideration for those additional synergies. Later that day, the Executive Committee held a meeting, with representatives of Kirkland, Deutsche Bank and PJT Partners present, after which, Wyndham responded with its own press release and supplemental materials, announcing its rejection of the August Proposal and the reasons therefor.

Also on October 17, 2023, the Asian American Hotel Owners Association (“AAHOA”), which represents approximately 2/3 of all Wyndham franchisees and the owners of reportedly 60%+ of all U.S. hotels, issued a statement expressing AAHOA’s “High Concerns Over Possible Merger of Choice Hotels and Wyndham.” In its statement, AAHOA supported the Wyndham Board’s rejection of Choice’s offer, stating that “news of a potential [Choice-Wyndham] merger has sent a shock wave of high concern and even fear through our AAHOA membership” before calling on “the federal agencies, including the [FTC], to do a thorough investigation to fully protect competition in [the economy/limited service segment] of the industry.”

Later on October 17, 2023, the Wyndham Board held a meeting with management present to discuss Choice’s public disclosures and the response issued by Wyndham.

Subsequent public press releases and materials were released by the parties during the course of October and November 2023 relating to Choice’s unsolicited proposal.

On November 2, 2023, the Federal Trade Commission (the “FTC”) notified the General Counsel of Wyndham by telephone that the FTC was opening an initial investigation into the proposed combination despite there being no transaction to review or any HSR filing.

On November 6, 2023, representatives of Kirkland met with the FTC to discuss the nature of the FTC’s interest in the Transaction, which included responding to specific questions raised by the FTC regarding Choice’s unsolicited bid and providing general information about the parties. The FTC also informed Kirkland that it would be issuing requests for voluntary information.

On November 14, 2023, representatives of Deutsche Bank and Moelis spoke by telephone. Contrary to the statements with respect to this conversation in Choice’s background section in the Form S-4, representatives of Deutsche Bank did not (1) express the view that that Choice common stock “appeared to be undervalued due to technical factors” or (2) express the view that “a fair explanation for the rise in Wyndham’s share price since the [announcement of the August Proposal] was because of the market’s support of the [p]roposed [c]ombination”. Instead, representatives of Deutsche Bank asked representatives of Moelis for their explanation for the then much lower market value of Choice common stock which resulted in the implied offer value being significantly lower than $90 per Wyndham share.

Later on November 14, 2023, Choice delivered a fifth letter to the Wyndham Board (the “November Proposal”), purporting to respond to the feedback received from Wyndham. Despite the serious reservations from Wyndham’s Board, in the November Proposal, Choice stated the Transaction is pro-competitive and the required regulatory approvals are obtainable. The November

Proposal included an offer to acquire Wyndham for a stated value of $90 per Wyndham share, the same stated value offered in the August Proposal, and included the previous offer to seat two Wyndham independent Directors on the combined company’s board of directors. The November Proposal also included a reverse termination fee of approximately 6% of the total equity purchase price and a regulatory ticking fee of 0.5% of the total equity purchase price per month that would only begin accruing daily after the one-year anniversary of the signing of definitive agreements. Despite Choice’s representatives repeatedly conveying that the Transaction would clear regulatory approvals within 60 days, the November Proposal included an outside date for closing the Transaction that would be extendable to 24 months post-signing if regulatory approvals have not been obtained. Additionally, Choice expressed its willingness to enter into a mutual NDA, provided it did not prevent Choice from preparing for a proxy contest or Exchange Offer.

On November 16, 2023, the FTC ordered Wyndham to take steps to preserve all documents and information relating to the proposed acquisition and cease all document destruction activities relating to matters relevant to the FTC’s investigation.

On November 20, 2023, the Wyndham Board held a meeting with Wyndham management and representatives of Kirkland, Deutsche Bank and PJT Partners present, to discuss the November Proposal and a proposed response to the November Proposal. In addition, the non-management members of the Wyndham Board (Mses. Biblowit and Richards and Messrs. Buckman, Churchill, Deoras, Holmes and Nelson) met in a separate executive session. The Wyndham Board noted that the November Proposal did not at all address the concerns raised by Wyndham about the offer not properly valuing Wyndham and its standalone prospects or about the Choice stock consideration, and had not proposed sufficient protection and compensation for the asymmetrical regulatory risk. The Wyndham Board instructed Mr. Holmes to deliver the response of the Wyndham Board in a letter to Mr. Bainum which also would be released publicly given a desire for transparency with stockholders after Choice had unilaterally released the terms of its August Proposal on October 17, 2023.

On November 21, 2023, Mr. Holmes sent a letter in response to Mr. Bainum. The letter was publicly disclosed and restated Wyndham’s three primary concerns: (1) undervaluation of Wyndham’s superior, standalone growth prospects, (2) the value of Choice’s shares relative to its growth prospects and further compromised by elevated levels of leverage that this deal would require, and (3) the uncertain regulatory timeline and outcome and resulting significant asymmetrical risk to Wyndham stockholders. The letter re-affirmed that neither Wyndham nor its advisors have ever described the Transaction as “pro-competitive” or stated that clearance is certain, and instead had repeatedly expressed concerns. As described in the letter, these concerns were not adequately addressed by the 6% reverse termination fee, which would not even begin to compensate Wyndham for the damage done to the business if the deal did not close before the newly proposed 24-month drop-dead date. Wyndham expressed confusion about why, if Choice was in fact 100% confident in the Transaction closing, Choice would not agree to a robust reverse termination fee that would better compensate Wyndham stockholders for the damages of the deal failing to close. Wyndham re-affirmed their willingness to engage in discussions if Choice made a proposal that adequately addresses the three significant concerns the Wyndham Board has continued to raise.

On November 30, 2023, representatives of Kirkland met with the FTC to discuss the status of the FTC’s investigation.

In early December 2023, Wyndham received reports from current Wyndham stockholders and sell-side analysts (including a published note by a sell-side analyst) indicating that Choice was asserting that its November Proposal provided for a reverse termination fee of up to 12%, which appears to have been arrived at by combining the 6% reverse termination fee in the November Proposal with the 0.5% per month ticking fee (which, per the November Proposal, only started to accrue after one year from signing). Representatives of Deutsche Bank and Kirkland sought clarification from representatives of Moelis and Willkie Farr, respectively, as to whether the November Proposal had been misunderstood and should have included a higher reverse termination fee. The representatives of Choice confirmed that the letter proposed a 6% reverse termination fee and did not explain the misrepresentations that had been made by Choice to multiple parties on numerous occasions.

On December 8, 2023, representatives of Wyndham sent a letter to representatives of Choice noting that Wyndham had received reports of statements by Choice executives and sales representatives made to existing or prospective Wyndham franchisees regarding the status of the Transaction which may represent fraud and misrepresentation, tortious interference, unfair competition or deceptive trade practices, and requesting that this behavior cease.

On December 11, 2023, the FTC delivered a seven-page letter to Wyndham that requested that Wyndham voluntarily provide an array of documents and information relating to the proposed Transaction, including 17 separate specifications, more than half of which contain multiple subparts.

On December 12, 2023, Choice released a press release announcing its hostile Exchange Offer to acquire Wyndham on unchanged terms from the November Proposal and filed the Form S-4 and a Tender Offer Statement on Schedule TO with the SEC. Choice’s filing of the Tender Offer Statement triggered a mandatory obligation for the Wyndham Board to publish a comprehensive and transparent response to Wyndham stockholders. Before publishing their response, the Wyndham Board took the extra step of having a representative of Wyndham informally contact a Choice representative to determine if there was any pathway to an actionable Transaction that would adequately address all of Wyndham’s previously expressed concerns, including the additional antitrust challenges resulting from the FTC’s issuance of a 17-topic information request. It became clear that Choice was unable and unwilling to address the major value gap in its offer and still did not have a realistic view of the growing asymmetrical antitrust risk to Wyndham stockholders.

Later on December 12, 2023, Wyndham filed a “stop, look and listen” response to the Exchange Offer. Additionally, various media outlets reported Choice was preparing to nominate a slate of Directors.

On December 12, 2023, representatives of Kirkland met with the FTC to discuss the status of the FTC’s investigation, and to address certain matters relating to Wyndham’s responses relating to the production of voluntary information.

On December 13, 2023, Choice responded to Wyndham’s December 8 letter, denying the allegations therein.

On December 14, 2023, the Wyndham Board held a meeting, with members of management and, for part of the meeting, one of its advisors present, to discuss a series of conversations between advisors of Wyndham and Choice concerning Choice’s inability and unwillingness to address the three critical issues the Wyndham Board had repeatedly expressed. The Wyndham Board determined that the advisor conversations confirmed that Choice remained unwilling and unable to address the Wyndham Board’s critical issues with the Transaction.

On December 17, 2023, the Wyndham Board held a meeting with Wyndham management and representatives of Kirkland, Arnold & Porter Kaye Scholer LLP, Deutsche Bank and PJT Partners present, to discuss the Exchange Offer and the Company’s response. The Wyndham Board also reviewed the financial advisor relationships disclosure of each of Deutsche Bank and PJT Partners. During this meeting, at the request of the Wyndham Board, each of Deutsche Bank and PJT Partners rendered their respective oral opinions to the Wyndham Board, subsequently confirmed in writing, that as of December 17, 2023, and based upon and subject to among other things, the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with such opinion set forth in their respective written opinions, the consideration proposed to be paid to the holders (other than the Company, Purchaser and their respective affiliates) of Wyndham common stock pursuant to the Exchange Offer was inadequate from a financial point of view to such holders. The full text of the respective written opinions of Deutsche Bank and PJT Partners, each dated December 17, 2023 and each of which sets forth the assumptions made (including the assumption that no additional consideration would be payable pursuant to Choice’s proposed ticking fee), procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with such opinions, are attached to the Schedule 14D-9 as Annexes B and C, respectively – none of which are incorporated by reference into this Proxy Statement. Each of Deutsche Bank and PJT Partners provided its opinion for the information and assistance of the Wyndham Board in connection with its consideration of the Exchange Offer. The respective opinions of Deutsche Bank and PJT Partners are not a recommendation as to any action the Wyndham Board should take with respect to the Exchange Offer or any aspect thereof, or a recommendation as to whether or not any holder of Wyndham common stock should tender such shares in connection with the Exchange Offer or any other matter. Representatives of Kirkland reviewed the Board’s fiduciary duties and certain other legal matters in connection with the Exchange Offer.

The Independent Directors met in a separate executive session to discuss the Exchange Offer, and unanimously resolved to recommend to the Wyndham Board that the Exchange Offer was not in the best interests of the Company or its stockholders and that the Wyndham Board should recommend that the Wyndham’s stockholders reject the Exchange Offer and not tender any of their shares of Wyndham common stock to Choice pursuant to the Exchange Offer. After consideration of the recommendation of the independent Directors and discussion, the Wyndham Board unanimously determined that (1) the Exchange Offer is not in the best interests of Wyndham or its stockholders and (2) the Wyndham Board would recommend that Wyndham stockholders reject the Exchange Offer and NOT tender any of their shares of Wyndham common stock to Choice pursuant to the Exchange Offer.

On December 18, 2023, Wyndham filed their Schedule 14D-9 recommending that stockholders reject the Exchange Offer and not tender their shares into the Exchange Offer and issued a presentation articulating Wyndham’s concerns about the significant risks that the Exchange Offer raises under antitrust law and for Wyndham stockholders. The Company has posted additional materials to StayWyndham.com, including about why the Wyndham Board believes the Exchange Offer and a transaction with Choice currently undervalues Wyndham, creates asymmetrical regulatory, valuation and business risk for Wyndham stockholders and other stakeholders and is strongly opposed by franchisee owners.*

On December 22, 2023, Willkie Farr sent an email correspondence to Kirkland seeking clarifications around our By-Laws. Kirkland responded providing a clarification on behalf of Wyndham, and through a series of subsequent communications between Willkie Farr and Kirkland, the parties agreed to certain interpretations of those By-Laws for the sole purpose of Choice providing notice of its intent to nominate Director candidates and propose other business.

On January 11, 2024, as had been consistently predicted by Wyndham, Wyndham received an expansive 40-page and 65-topic “Second Request” from the FTC, indicating the start of a complex and lengthy process for both Choice and Wyndham to provide the FTC with likely terabytes of data and documents in response to its requests, with an uncertain outcome and no guarantee of closing the Transaction. The Second Request extended the 30-day HSR waiting period an additional 30 days, which begins only after there has been substantial compliance by Choice with the Second Request.

On January 22, 2024, Wyndham received a notice of Director nominations and stockholder proposal from Choice, indicating that Choice intends to nominate eight nominees selected by Choice for election to the Wyndham Board at the Annual Meeting and to present a proposal.

Later on January 22, 2024, Wyndham issued a press release responding to Choice’s Director nominations, stating “Choice’s proxy contest is a blatant scheme to mislead stockholders into packing the Wyndham Board with nominees hand-picked to push through [Choice’s] offer.”

On January 24, 2024, AAHOA released a statement on Choice’s Director nominations, stating that “the individuals nominated by Choice Hotels . . . do not speak for AAHOA, and they do not represent AAHOA’s viewpoint.” AAHOA noted that “[i]n response to a recent survey, our AAHOA Members have raised the alarms that a hostile takeover by Choice Hotels will limit competitiveness,

____________

*      StayWyndham.com and the materials posted there are not incorporated by reference into this Proxy Statement.

dilute the merged brands in this segment, and decrease the value offered to guests.” The AAHOA survey results revealed that (1) nearly 80% of owner respondents with either a Choice or Wyndham property stated that the Transaction would have a negative impact on their businesses and (2) nearly 70% of owner respondents with either a Choice or Wyndham property stated they would be unlikely or very unlikely to consider being a licensee if the Transaction occurs.

On January 26, 2024, Choice amended their Exchange Offer filings with the SEC to, among other things, revise the description of their proposed ticking fee construct.

In early February 2024, Wyndham invited each of Choice’s nominees to interview with members of the Corporate Governance Committee of the Wyndham Board (the “Corporate Governance Committee”).

Between February 16 and February 20, 2024, members of the Corporate Governance Committee conducted an interview with each of Choice’s eight nominees.

On February 22, 2024, the Company, in accordance with our By-Laws, sent Choice a letter (the “February 22 Letter”) requesting that Jay Shah provide certain supplemental information about potential conflicts of interest that may exist if he were to join the Wyndham Board because of his existing roles and investments.

On February 23, 2024, the Corporate Governance Committee held a meeting to discuss each of Choice’s nominees individually, including each nominee’s qualifications, potential contributions to the Wyndham Board and independence from Choice and its representatives. The Corporate Governance Committee determined that, based on the information provided by Choice and interviews conducted with each Choice nominee, Choice’s nominees individually and collectively lacked the experience and skills necessary to serve on the board of directors of the largest global hotel franchising company, Wyndham, and oversee its strategy and execution. Having determined that Choice’s nominees would not be additive to the Wyndham Board’s composition, the Corporate Governance Committee recommended to the Independent Directors and the full Wyndham Board that the Wyndham Board nominate the eight current Directors for re-election at the Annual Meeting.

Then, the Independent Directors met in a separate executive session to review the Corporate Governance Committee’s recommendation and discuss the potential contributions of the Choice nominees to the Wyndham Board and their independence from Choice and its representatives. The Independent Directors determined that Choice’s nominees would not be additive to the existing Wyndham Board composition and recommended to the full Wyndham Board that they nominate the eight current Directors for re-election at the Annual Meeting.

Later on February 23, 2024, the Board held a meeting to, among other things, determine which Director candidates to nominate and recommend for election at the Annual Meeting. The members of the Corporate Governance Committee reported on their evaluation of the Choice nominees, and then they and the Independent Directors presented their recommendations to nominate the eight current Directors for re-election at the Annual Meeting and recommend that Wyndham stockholders only vote in favor of such Director nominees. The Wyndham Board, acting on such recommendations, nominated the eight current Directors and recommended that Wyndham stockholders vote “FOR” only the election of the Board’s eight Director nominees at the Annual Meeting.

On February 26, 2024, Wyndham filed its preliminary Proxy Statement with the SEC.

On February 27, 2024, Choice filed its preliminary Proxy Statement and its Second Amended Registration Statement on Form S-4 in connection with the Exchange Offer with the SEC.

On February 29, 2024, Choice sent the Company a letter in response to the February 22 Letter.

On March 8, 2024, the Exchange Offer expired at 5:00 p.m. Eastern Time.

On March 11, 2024, Wyndham filed this Amendment No. 1 to its preliminary Proxy Statement with the SEC.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our investor website at https://investor.wyndhamhotels.com and click on the Governance link, followed by the Governance Documents link, for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may also be obtained by writing to our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

Stockholder Engagement

The Board and senior management value regular input from all stockholders, and we believe direct engagement with our stockholders is the best way to understand their perspectives and expectations. During 2023, we engaged with stockholders representing 59% of the outstanding Wyndham common stock, including 13 of the 15 largest Wyndham stockholders, to hear their perspectives and expectations. Wyndham believes ongoing engagement with stockholders is critically important and helps ensure our decisions and actions are informed by stockholders’ viewpoints and aligned with their interests.

Corporate Governance Guidelines

Our Board adopted Corporate Governance Guidelines that, along with the charters of the Board committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the NYSE and those contained in the SEC rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance/Governance Documents page of our investor website at https://investor.wyndhamhotels.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the NYSE. The Director Independence Criteria are available on the Governance/Governance Documents page of our investor website at https://investor.wyndhamhotels.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•      Wyndham Hotels does not currently employ and has not within the last three years employed the Director or any of his or her immediate family members (except in the case of immediate family members, in a non-executive officer capacity).

•      The Director is not currently and has not within the last three years been employed by Wyndham Hotels’ present auditors nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Wyndham Hotels’ business).

•      Neither the Director nor any of his or her immediate family members is or has been within the last three years part of an interlocking directorate in which an executive officer of Wyndham Hotels serves on the compensation or equivalent committee of another company that employs the Director or his or her immediate family member as an executive officer.

•      The Director is not a current employee nor is an immediate family member a current executive officer of a company that has made payments to or received payments from Wyndham Hotels for property or services in an amount in any of the last three fiscal years exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•      The Director currently does not have and has not had within the past three years a personal services contract with Wyndham Hotels or any of its executive officers.

•      The Director has not received and none of the Director’s immediate family members have received during any twelve-month period within the last three years more than $100,000 in direct compensation from Wyndham Hotels other than Board fees.

•      The Director is not currently an officer or director of a foundation or other non-profit organization to which Wyndham Hotels within the last three years gave directly or indirectly through the provision of services more than the greater of 2% of the consolidated gross revenues of such organization during any single fiscal year or $1,000,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for Director independence standards that meet or exceed those of the NYSE. Our Board is required under NYSE rules to affirmatively determine that each independent Director has no material relationship with Wyndham Hotels other than as a Director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Audit Committee preapproval of related party transactions exceeding $120,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our independent Directors had or has any relationship with us other than as a Director.

As a result of its review, the Board affirmatively determined that the following Directors are independent of us and our management as required by the NYSE listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, Bruce B. Churchill, Mukul V. Deoras, Ronald L. Nelson and Pauline D.E. Richards.

Committees of the Board

The following describes our Board committees and related matters. The composition of the committees is provided immediately after.

Audit Committee

Responsibilities include:

•      appoints our independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal control over financial reporting;

•      pre-approves all services performed by our independent registered public accounting firm;

•      provides oversight on the external reporting process and the adequacy of our internal controls;

•      reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors;

•      reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and provides oversight on hiring policies with respect to employees or former employees of the independent auditor;

•      maintains procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters; and

•      reviews and provides oversight with respect to the Company’s related person transaction policy and reviews and preapproves related person transactions under such policy.

All members of the Audit Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board also determined that Bruce B. Churchill, Ronald L. Nelson and Pauline D.E. Richards are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Governance/Governance Documents page of our investor website at https://investor.wyndhamhotels.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external financial reporting process and the adequacy of Wyndham Hotels’ internal control over financial reporting. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Governance/Governance Documents page of our investor website at https://investor.wyndhamhotels.com.

The Audit Committee is comprised of five Directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Audit Committee appoints, compensates and oversees the services performed by Wyndham Hotels’ independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Hotels’ independent registered public accounting firm in accordance with SEC rules and the Audit Committee’s established policy for pre-approval of all audit services and permissible non-audit services, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Hotels’ financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Wyndham Hotels’ internal control over financial reporting. Deloitte & Touche LLP (“Deloitte”), Wyndham Hotels’ independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Hotels’ consolidated financial statements and the effectiveness of Wyndham Hotels’ internal control over financial reporting. The Audit Committee reviewed and discussed Wyndham Hotels’ 2023 Form 10-K, including the audited consolidated financial statements of Wyndham Hotels for the year ended December 31, 2023, with management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee also discussed with Deloitte matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable standards and rules of the PCAOB, including those required by Auditing Standard No. 1301, Communications with Audit Committees, and the SEC regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee also considered whether the permissible non-audit services provided by Deloitte to Wyndham Hotels are compatible with Deloitte maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Wyndham Hotels’ 2023 Form 10-K for the year ended December 31, 2023.

AUDIT COMMITTEE

Pauline D.E. Richards (Chair)

James E. Buckman

Bruce B. Churchill

Mukul V. Deoras

Ronald L. Nelson

Compensation Committee

Responsibilities include:

•      provides oversight with respect to our executive compensation program consistent with corporate objectives and stockholder interests;

•      reviews and approves CEO and other senior management compensation;

•      approves grants of long-term incentive awards and our senior executives’ annual incentive compensation under our compensation plans;

•      provides oversight with respect to the Company’s incentive compensation recovery policy; and

•      reviews and considers the independence of advisers to the Committee.

For additional information regarding the Compensation Committee’s processes and procedures see below under “Executive Compensation – Compensation Discussion and Analysis – Compensation Committee Matters.”

All members of the Compensation Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Governance/Governance Documents page on our investor website at https://investor.wyndhamhotels.com.

Compensation Committee Interlocks and Insider Participation

During 2023, Ms. Biblowit, Mr. Buckman and Mr. Churchill served on our Compensation Committee. There are no compensation committee interlocks between Wyndham Hotels and other entities involving our executive officers and Directors.

Corporate Governance Committee

Responsibilities include:

•      recommends to the Board nominees for election to the Board;

•      reviews principles, policies and procedures affecting Directors and the Board’s operation and effectiveness;

•      provides oversight on the evaluation of the Board and its effectiveness;

•      provides oversight with respect to our social responsibility program, including environmental, social and governance matters; and

•      reviews and makes recommendations to the Board on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Governance/Governance Documents page on our investor website at https://investor.wyndhamhotels.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2023.

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee
Geoffrey A. Ballotti				M
Myra J. Biblowit		M	C
James E. Buckman	M	M		M
Bruce B. Churchill	M	C
Mukul V. Deoras	M		M
Stephen P. Holmes				C
Ronald L. Nelson	M		M
Pauline D.E. Richards	C		M
Number of Meetings in 2023	8	8	4	9

C = Chair

M = Member

The Board held 14 meetings during 2023. Each Director attended at least 95% of the meetings of the Board and the committees of the Board on which the Director served during 2023.

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Non-Executive Chair, Lead Director, CEO and other members of management relative to matters of interest and concern to Wyndham Hotels.

Board Leadership Structure

Under our current Board leadership structure, the roles of Chair and CEO are held by two different individuals. Mr. Holmes serves as our Non-Executive Chair, while Mr. Ballotti serves as our President and CEO. The Board believes that Mr. Holmes is highly effective in serving as our Non-Executive Chair due to his strong leadership skills and his extensive knowledge of our operations and the markets in which we compete.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the separation of the roles of the Chair and the CEO is objective and in the best interests of stockholders at this time because it allows our CEO to focus on the execution of our business strategy, growth and development, while our Non-Executive Chair oversees our Board. In addition, our independent Lead Director provides us with further oversight as described below.

Lead Director

Mr. Buckman, an independent Director, has served as the Board’s Lead Director since August 2019. The Lead Director acts as a liaison with the Non-Executive Chair in consultation with the other Directors; chairs executive sessions of the non-executive Directors and independent Directors and provides feedback to the Non-Executive Chair; chairs meetings of the Board in the absence of the Non-Executive Chair; and reviews in advance and consults with the Non-Executive Chair regarding the schedule and agenda for all Board meetings as well as the materials distributed to Directors in connection with such meetings. With his deep knowledge of our business and industry, our Board believes Mr. Buckman as Lead Director adds significant value to our Board in assisting in the leadership of our Board in its oversight, strategic planning and execution.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in providing oversight with respect to management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our Company and aligned with the achievement of our business objectives and strategies.

The Board regularly reviews information regarding risks associated with our finances, credit and liquidity; our business, operations and strategy; legal, regulatory and compliance matters; and reputational exposure. The Audit Committee provides oversight on our programs for risk assessment and risk management, including with respect to financial accounting and reporting, internal audit services, information technology, cybersecurity and compliance. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation, including through its oversight responsibilities with respect to our incentive compensation recovery policy. The Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board, potential conflicts of interest and environmental, social and governance matters. While each committee is responsible for providing oversight with respect to the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees provide oversight with respect to our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management, analysis and mitigation and report to the full Board or the relevant committee regarding risk management. Our General Counsel, who also serves as our Chief Compliance Officer, is a direct report to our CEO, is in attendance at all meetings of the Board and committees of the Board and provides regular reports to the Board. Our General Counsel and Chief Compliance Officer also has a direct reporting relationship to the Audit Committee and the Board under our compliance program. Our leadership structure, with Mr. Holmes serving as our Non-Executive Chair and with Mr. Ballotti serving as a Director, enhances the Board’s effectiveness in risk oversight due to their extensive knowledge of our industry, business and operations and facilitates the Board’s oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management.

Succession Planning

The Board believes in providing strong and effective continuity in leadership of our Company. A principal responsibility and strategic priority of our Board is the selection, retention and succession planning for our CEO and other senior leaders. The Board works with the CEO and with our

Chief Human Resource Officer to plan for succession, and the non-management members of the Board discuss CEO and other senior leader succession planning at executive sessions. The Board also discusses with our CEO the appropriate continuing development of our senior leaders, as well as criteria the Board considers important as part of succession planning. The Board also actively interacts with and evaluates and discusses potential internal candidates as part of its succession planning.

Executive Sessions of Non-Management and Independent Directors

The Board meets regularly without any members of management present. Our Lead Director presides at these sessions. Our independent Directors also meet in executive session at least twice per year. The Lead Director chairs these sessions of independent Directors.

Communications with the Board and Directors

Stockholders and other parties interested in communicating directly with the Board, our non-management Directors as a group, our independent Directors as a group or any individual Director may do so by writing our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054. Prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion will not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Stockholders

As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meetings absent exceptional cause. All of our current Directors attended our 2023 annual meeting of stockholders and are expected to attend the Annual Meeting.

Code of Business Conduct and Ethics

The Board maintains a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we maintain Business Principles applicable to all our team members, including our CEO, Chief Financial Officer and Head of Strategy (“CFO”) and Chief Accounting Officer.

We will disclose on our website any amendment to or waiver from a provision of our Business Principles or Code of Business Conduct and Ethics for Directors as may be required and within the time period specified under applicable SEC and NYSE rules. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Governance/Governance Documents page of our investor website at https://investor.wyndhamhotels.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.

Director Nomination Process

Role of Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending the Director nominees for election to the Board. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse experience and viewpoints. The Board values diversity of all types, and the Corporate Governance Committee will seek to include diverse candidates in any pool of potential directors from which new Director candidates are selected.

In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. For the nomination of continuing Directors for re-election, the Corporate Governance Committee also considers the individual’s contributions to the Board.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each of your Board’s nominees for Director should serve as our Director are described below under “Proposal No. 1: Election of Directors.”

Identification and Evaluation Process.    The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information it obtains, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.

Stockholder Recommendations of Nominees.    The Corporate Governance Committee will consider written recommendations from stockholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of the person’s ownership of Wyndham common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by stockholders, the Corporate Governance Committee intends to use a substantially similar evaluation process as described above.

Stockholder Nominations and By-Law Procedures.    Our By-Laws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our By-Laws are posted on our investor website under Governance/Governance Documents at https://investor.wyndhamhotels.com. To nominate a person for election to the Board outside of our proxy access By-Laws, a stockholder must submit a notice under Article II, Section 15 containing all information required by our By-Laws regarding the Director nominee and the stockholder and any associated persons making the nomination, including but not limited to name and address, number of shares owned, a description of any additional interests of such nominee or stockholder and certain representations regarding such nomination. Our By-Laws require that such notice be updated as necessary as of specified dates prior to such annual meeting. We may require any proposed nominee to furnish such other information as we may require to determine his or her eligibility to serve as a Director. Such notice must be accompanied by the proposed nominee’s consent to being named as a nominee and to serve as a Director if elected.

To nominate a person for election to the Board at our 2025 annual meeting, written notice of a stockholder nomination must be delivered to our Corporate Secretary not later than the close of business on the 90th day ([•]) nor earlier than the close of business on the 120th day ([•]) prior to the anniversary date of the prior year’s annual meeting. However, if our 2025 annual meeting is advanced or delayed by more than 30 days from [•], 2025, then a stockholder will be able to submit a proposal for consideration at the 2025 annual meeting not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting or the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Our By-Laws require that any such notice be updated as necessary as of specified dates prior to such annual meeting. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first; provided that, at a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting (including election of Directors) under our notice of meeting.

In addition to satisfying the requirements under our By-Laws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of Director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of stockholder nominations for Director candidates.

To nominate a person for election to the Board pursuant to the proxy access provisions in our By-Laws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding stock continuously for at least three years, may nominate and include in the Company’s proxy materials Director nominees constituting up to the greater of two Directors or 20% of the Board, provided that the stockholders and Director nominees satisfy the disclosure and procedural requirements in Article II, Section 16 of our By-Laws. To be timely, any notice of proxy access nomination must be delivered to the Corporate Secretary no earlier than the close of business on the 150th day ([•]) and no later than the close of business on the 120th day before the anniversary ([•]) of the date that the Company issued its proxy statement for the previous year’s annual meeting, or, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the most recent annual meeting, then not later than the close of business on the 10th day after public announcement of the meeting date.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the interests of stockholders. A management Director receives no additional compensation for Board service. The following are certain highlights of our Director compensation program:

•      Heavy weighting on equity pay to align Director compensation with our stockholders’ long-term interests

•      Annual time-based restricted stock unit (“RSU”) grants subject to 4-year vesting

•      Opportunity to defer all cash and equity compensation in the form of deferred stock units (“DSUs”) under our deferred compensation plan which are not paid out until the Director’s retirement or other cessation of service from the Board

•      Limit on annual equity grants under our stockholder-approved equity incentive plan

•      No fees paid per meeting

•      No retirement benefits

•      Robust stock ownership guidelines

Overview.    Our Directors play a critical and active role in overseeing the management of our Company and guiding our strategic direction. Ongoing developments in corporate governance, executive compensation and financial reporting have resulted in increased demand for highly qualified and productive public company directors. The time commitment and the many responsibilities and risks of being a director of a public company of our size and profile require that we provide reasonable compensation that is competitive among our peers and commensurate with our Directors’ qualifications, responsibilities and workload. Our non-management Directors are compensated based on their specific Board responsibilities, including service as Board Chair, Lead Director, or chair or member of key Board committees. Our Board is made up of 8 members total, with 6 independent Directors. All of our independent Directors serve on more than one committee. Our Director compensation program is designed to reasonably compensate our non-management Directors for their significant responsibilities, expected time commitment and qualifications.

Peer Review.    In October 2022, the Rewards Solutions practice at Aon plc (“Aon”) was engaged to conduct an independent review of our non-management Director compensation program. For this review, Aon used the peer group described below in the Compensation Discussion and Analysis under “Compensation Review and Benchmarking – Peer Review.”

The following elements were examined as part of this review: annual board retainers in the form of cash and equity, retainers for chair and committee service, prevalence of program features such as non-executive chair and lead director pay, other compensation in the form of perquisites and benefits, and governance policies such as stock ownership guidelines and stock hedging/pledging. The Committee reviewed the peer group data prepared by our compensation consultant that presented annual retainer fees, average committee pay, and annual equity award value at the 25th, 50th, 75th and 90th percentiles and determined that the average total direct compensation of our Directors was aligned with the philosophy of targeting the top quartile of the peer group.

Based on peer group data regarding our overall Director compensation program, it was determined that our program features are consistent with the structure of programs offered by our peers. However, in March 2023, in order to bring the value provided from the Company’s annual equity grant for non-management Directors into competitive alignment with our peer group, the Committee determined to increase the value of the annual RSU grant from $100,000 to $125,000 commencing in 2023. Previously, the value of the annual RSU grant was unchanged at $100,000 from the completion of our 2018 spin-off from Wyndham Worldwide until 2022. No other changes were made to our non-management Director compensation program for 2023.

Annual Retainer Fees.    The table below describes the 2023 annual retainer and committee chair and membership fees for non-management Directors. Our Directors do not receive additional fees for attending Board or committee meetings.

	Cash-Based	Stock-Based	Total
Non-Executive Chair	$ 160,000	$ 160,000	$ 320,000
Lead Director	$ 132,500	$ 132,500	$ 265,000
Director	$ 105,000	$ 105,000	$ 210,000
Audit Committee chair	$ 22,500	$ 22,500	$ 45,000
Audit Committee member	$ 12,500	$ 12,500	$ 25,000
Compensation Committee chair	$ 17,500	$ 17,500	$ 35,000
Compensation Committee member	$ 10,000	$ 10,000	$ 20,000
Corporate Governance Committee chair	$ 15,000	$ 15,000	$ 30,000
Corporate Governance Committee member	$ 8,750	$ 8,750	$ 17,500
Executive Committee member	$ 10,000	$ 10,000	$ 20,000

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis, 50% in cash and 50% in Wyndham Hotels stock. The requirement for Directors to receive at least 50% of their fees in our equity further aligns their interests with those of our stockholders. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock-based portion of their fees in the form of common stock or DSUs.

A DSU entitles the Director to receive one share of common stock following the Director’s retirement or termination of service from the Board for any reason and is credited with dividend equivalents during the deferral period in the form of additional DSUs. The Director may not sell or receive value from any DSU prior to termination of service. Directors may also elect to defer any cash-based compensation or vested RSUs in the form of DSUs under our Non-Employee Director Deferred Compensation Plan.

Annual Equity Grant.    In March 2023, each non-management Director of Wyndham Hotels was awarded a grant of time-vesting RSUs with a value of $125,000, which vests in equal annual increments over a four-year period. RSUs are credited with dividend equivalents subject to the same vesting restrictions as the underlying units.

Benefits and Other Compensation.    Consistent with the Company’s commitment to philanthropic giving, we provide up to a three-for-one Company match of a non-management Director’s qualifying charitable contributions. We match each Director’s personal contribution up to a three-for-one basis on a maximum Company contribution of $75,000 per year, with such contributions paid by Wyndham Hotels directly to the charitable organization. This match program supports our core value of caring for our communities.

We maintain a policy to provide our non-management Directors annually with 500,000 Wyndham Rewards Points. These Wyndham Rewards Points have an approximate value of $4,133 and may be redeemed for numerous rewards options including stays at Wyndham properties. This benefit provides our Directors with ongoing, first-hand exposure to our properties and operations, furthering their understanding and evaluation of our business. Directors are permitted to hold up to a maximum of 1,000,000 Wyndham Rewards Points under this policy and for this reason may be granted fewer than 500,000 points in a given year. Directors also receive an additional 30,000 points annually through their membership in the Wyndham Rewards program valued at $248.

Letter Agreement with Mr. Holmes.    In connection with his appointment as Non-Executive Chair of the Board in June 2018, we entered into a letter agreement with Mr. Holmes, which provides him with an annual retainer of $320,000 payable 50% in cash and 50% in our equity as described above, $18,750 per year for his costs incurred in connection with retaining an administrative assistant, $12,500 per year for the cost of his office space, and reimbursement for 50% of the cost of his annual health and wellness physical.

2023 Director Compensation Table

The following table describes compensation we paid our non-management Directors for 2023.

Name	Fees Paid in Cash $(b)	Stock Awards $(c)	All Other Compensation $(a)(d)	Total $(a)
Myra J. Biblowit	130,000	254,913	34,756	419,669
James E. Buckman	165,000	290,079	79,381	534,460
Bruce B. Churchill	135,000	259,972	77,998	472,970
Mukul V. Deoras	126,250	251,248	4,381	381,879
Stephen P. Holmes	170,000	294,989	41,131	506,120
Ronald L. Nelson	126,250	251,239	79,381	456,870
Pauline D.E. Richards	136,250	261,150	59,409	456,809
________________
(a)

SEC rules require the reporting of charitable matching contributions as compensation to Directors. The below supplemental table is provided to show “All Other Compensation” and “Total” Director compensation excluding charitable matching contributions and donations, which are paid directly to the charitable organization as part of our non-employee Director charitable match program.

2023 Director Compensation Excluding Charitable Contributions:

Name	Fees Paid in Cash ($)	Stock Awards ($)	All Other Compensation, Excluding Charitable Donations(i) ($)	Total, Excluding Charitable Donations(i) ($)
Ms. Biblowit	130,000	254,913	4,381	389,294
Mr. Buckman	165,000	290,079	4,381	459,460
Mr. Churchill	135,000	259,972	2,998	397,970
Mr. Deoras	126,250	251,248	4,381	381,879
Mr. Holmes	170,000	294,989	41,131	506,120
Mr. Nelson	126,250	251,239	4,381	381,870
Ms. Richards	136,250	261,150	9,009	406,409
	(i)	Excludes charitable matching donations which are paid by the Company directly to the selected 501(c)(3) organization under our three-for-one Company match program for our non-employee Directors.
(b)	Reflects the cash-based fees paid in 2023.
(c)

Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each non-management Director was granted a time-vesting RSU award with a grant date fair value of $124,994 on March 1, 2023 that vests ratably over four years. The remaining amount in each row represents the aggregate grant date fair value of common stock and/or DSU grants constituting the equity portion of each non-management Director’s quarterly retainer fees and includes fractional share values settled in 2023.

Total shares of Wyndham common stock issuable for Wyndham Hotels unvested RSUs as of December 31, 2023 were as follows: Ms. Biblowit, 3,758; Mr. Buckman, 3,758; Mr. Churchill, 3,758; Mr. Deoras, 3,758; Mr. Holmes, 3,758; Mr. Nelson, 3,758; and Ms. Richards, 3,758. Total shares of Wyndham common stock issuable for Wyndham Hotels DSUs at December 31, 2023 were as follows: Ms. Biblowit, 86,237; Mr. Buckman, 81,168; Mr. Churchill, 19,950; Mr. Deoras, 15,202; Mr. Holmes, 13,459; Mr. Nelson, 10,662; and Ms. Richards, 56,369.

(d)

The amounts reported in the All Other Compensation column of the 2023 Director Compensation table include the following: The value of Wyndham Rewards Points granted to each Director was as follows: Ms. Biblowit, $4,381; Mr. Buckman, $4,381; Mr. Churchill, $2,998; Mr. Deoras, $4,381; Mr. Holmes, $4,381; Mr. Nelson, $4,381; and Ms. Richards, $4,381. The value of charitable matching contributions made by Wyndham Hotels were as follows: Ms. Biblowit, $30,375; Mr. Buckman, $75,000; Mr. Churchill, $75,000; Mr. Nelson, $75,000; and Ms. Richards, $50,400. For Ms. Richards, this amount also includes $4,628 in life insurance premiums paid by us under a legacy Wyndham Worldwide program.

For Mr. Holmes, the amount reported in the All Other Compensation column of the 2023 Director Compensation table also includes $31,250 reflecting reimbursement for his office space and administrative support and $5,500 for an annual physical exam under the terms of his letter agreement.

In accordance with SEC rules, the value of dividends paid to our Directors upon vesting of RSUs and credited as dividend equivalents with respect to outstanding DSUs is not reported above because dividends were factored into the grant date fair value of these awards.

Non-Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to comply with Wyndham Hotels’ Non-Management Director Stock Ownership Guidelines. These guidelines require each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one-half times the total retainer value without regard to Board committee fees.

Directors have a period of five years after joining the Board to achieve compliance with this ownership requirement. DSUs and RSUs credited to a Director count towards satisfaction of the guidelines. As of December 31, 2023, all of our non-management Directors were in compliance with the stock ownership guidelines.

Ownership of Company Stock

The following table describes the beneficial ownership of Wyndham common stock for the following persons as of [•], 2024: each executive officer named in the Summary Compensation Table below, each Director, each person who to our knowledge beneficially owns in excess of 5% of the Wyndham common stock and all of our Directors and executive officers as a group. The percentage values are based on [•] shares of Wyndham common stock outstanding as of [•], 2024. The principal address for each Director and executive officer of Wyndham Hotels is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares	% of Class
The Vanguard Group	7,729,121(a)	[•]%
Capital Research Global Investors	7,168,527(b)	[•]%
BlackRock, Inc.	7,084,595(c)	[•]%
Wellington Management Group LLP	5,545,099(d)	[•]%
Michele Allen	[•](e)(f)	[*]
Geoffrey A. Ballotti	[•](e)(f)	[•]%
Myra J. Biblowit	[•](e)(g)	[*]
James E. Buckman	[•](e)(g)	[*]
Paul F. Cash	[•](e)(f)	[*]
Bruce B. Churchill	[•](e)(g)	[*]
Mukul V. Deoras	[•](e)(g)	[*]
Stephen P. Holmes	[•](e)(g)	[*]
Monica Melancon	[•](e)	[*]
Ronald L. Nelson	[•](e)(g)	[*]
Pauline D.E. Richards	[•](e)(g)	[*]
Scott Strickland	[•](e)(f)	[*]
All Directors and executive officers as a group (14 persons)	[•](h)	[•]%
________________
*	Amount represents less than 1% of outstanding common stock.
(a)

We have been informed by a Schedule 13G/A filed with the SEC dated February 13, 2024 by The Vanguard Group that The Vanguard Group beneficially owns, as of December 29, 2023, 7,729,121 shares of Wyndham common stock with sole voting power over no shares, shared voting power over 28,720 shares, sole dispositive power over 7,611,603 shares and shared dispositive power over 117,518 shares. The principal business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(b)

We have been informed by a Schedule 13G/A filed with the SEC dated February 9, 2024 by Capital Research Global Investors that Capital Research Global Investors beneficially owns, as of December 29, 2023, 7,168,527 shares of Wyndham common stock with sole voting power over 7,168,527 shares, shared voting power over no shares, sole dispositive power over 7,168,527 shares and shared dispositive power over no shares. The principal business address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(c)

We have been informed by a Schedule 13G/A filed with the SEC dated January 25, 2024 by BlackRock, Inc. and affiliates named in such report that BlackRock, Inc. beneficially owns, as of December 31, 2023, 7,084,595 shares of Wyndham common stock with sole voting power over 6,851,405 shares, shared voting power over no shares, sole dispositive power over 7,084,595 shares and shared dispositive power over no shares. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(d)

We have been informed by a Schedule 13G filed with the SEC dated February 8, 2024 by Wellington Management Group LLP and affiliates named in such report that Wellington Management Group LLP beneficially owns, as of December 29, 2023, 5,545,099 shares of Wyndham common stock with sole voting power over no shares, shared voting power over 4,729,706 shares, sole dispositive power over no shares and shared dispositive power over 5,545,099 shares. The principal business address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(e)

Includes shares of Wyndham common stock issuable upon vesting of time-vesting RSUs within 60 days of [•], 2024, as follows: Ms. Allen, [•]; Mr. Ballotti, [•]; Ms. Biblowit, [•]; Mr. Buckman, [•]; Mr. Cash, [•]; Mr. Churchill, [•]; Mr. Deoras, [•]; Mr. Holmes, [•]; Ms. Melancon, [•]; Mr. Nelson, [•]; Ms. Richards, [•]; and Mr. Strickland [•].

Excludes shares of Wyndham common stock issuable upon vesting of time-vesting RSUs after 60 days from [•], 2024, as follows: Ms. Allen, [•]; Mr. Ballotti, [•]; Ms. Biblowit, [•]; Mr. Buckman, [•]; Mr. Cash, [•]; Mr. Churchill, [•]; Mr. Deoras, [•]; Mr. Holmes, [•]; Ms. Melancon, [•]; Mr. Nelson, [•]; Ms. Richards, [•]; and Mr. Strickland [•]. Excludes PSUs granted in 2022, 2023 and 2024 which vest, if at all, after 60 days from [•], 2024, as follows: Ms. Allen, [•]; Mr. Ballotti, [•]; Mr. Cash, [•]; Ms. Melancon, [•]; and Mr. Strickland [•].

(f)

Includes shares of Wyndham common stock underlying stock options which are currently exercisable or will become exercisable within 60 days of [•], 2024, as follows: Ms. Allen, [•]; Mr. Ballotti, [•]; Mr. Cash, [•]; and Mr. Strickland, [•].

Excludes the following shares of Wyndham common stock underlying stock options which are not currently exercisable and will not become exercisable within 60 days of [•], 2024: Mr. Ballotti, [•].

(g)	Includes shares of Wyndham common stock issuable for DSUs: Ms. Biblowit, [•]; Mr. Buckman, [•]; Mr. Churchill, [•]; Mr. Deoras, [•]; Mr. Holmes, [•]; Mr. Nelson, [•]; and Ms. Richards, [•].
(h)

Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes [•] shares of Wyndham common stock and [•] shares of Wyndham common stock issuable with respect to unvested RSUs, scheduled to vest within 60 days of [•], 2024, and [•] stock options that are currently exercisable or will become exercisable within 60 days of [•], 2024. This amount excludes [•] shares and [•] shares of Wyndham common stock issuable with respect to unvested RSUs and PSUs, respectively, after 60 days from [•], 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of the Wyndham common stock to file reports of ownership and changes in ownership of Wyndham common stock with the SEC. Based on the information available to us during 2023, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the date of this Proxy Statement, the Board consists of eight members, six of whom are independent Directors under applicable listing standards and our corporate governance documents.

At the Annual Meeting, all eight of the current Directors on the Board are to be nominated for re-election as Directors to serve terms expiring at the 2025 annual meeting, with each Director to serve until such Director’s successor is elected and qualified or until such Director’s earlier resignation, retirement, disqualification, death or removal.

On the recommendation of the Corporate Governance Committee, the Board has nominated Stephen P. Holmes, Geoffrey A. Ballotti, Myra J. Biblowit, James E. Buckman, Bruce B. Churchill, Mukul V. Deoras, Ronald L. Nelson and Pauline D.E. Richards for election, each of whom is presently a Director, to serve until the 2025 annual meeting. Your Board’s eight recommended nominees are listed below with brief biographies.

Because Choice is nominating eight Director nominees for election to the Board at the Annual Meeting, the election of Directors at the Annual Meeting will be contested. As a result, the eight Director nominees receiving the most “FOR” votes will be elected to the Board. The Board urges you to disregard any materials, and not to sign, return or vote on any blue proxy card that may be sent to you by or on behalf of Choice. Instead, the Board encourages you to vote “FOR” only the eight of the Board’s nominees by using the enclosed WHITE proxy card and to disregard any materials that may be sent to you by or on behalf of Choice.

Each nominee has consented to serve if elected. If any of the Board’s nominees is unable to serve or for good cause will not serve, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise when voting on the WHITE proxy card, your shares will be voted in favor of the Board’s remaining nominees. In the alternative, the Board may instead reduce the number of Directors comprising the Board, as permitted by the By-Laws. If any substitute nominees are designated by the Board prior to the Annual Meeting, we will file an amended proxy statement that, as applicable, identifies the substitute nominees of the Board, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC. At this time, we do not know of any reason why any nominee of the Board would be unable to serve as a Director.

Please note that your WHITE proxy card looks different this year. Recently adopted proxy rules applicable to a contested meeting like the Annual Meeting require the Company’s WHITE proxy card to list Choice’s nominees in addition to your Board’s nominees. Please mark your WHITE proxy card carefully and vote “FOR” only the eight nominees recommended by your Board and in accordance with your Board’s recommendations on all other proposals.

In the event that Choice withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted WHITE proxy card. In the event that Choice withdraws its nominees, abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of any Choice nominee will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or Choice’s blue proxy card.

Although the Company is required to include all nominees for election on its proxy card, for additional information regarding Choice’s nominees and any other related information, please refer to the proxy statement filed by Choice (if any). You may receive solicitation materials from Choice, including proxy statements and blue proxy cards. Wyndham is not responsible for the accuracy or completeness of any information provided by Choice and its nominees or relating to Choice’s proposal (Proposal 4) contained in solicitation materials filed or disseminated by or on behalf of Choice or any other statements Choice may make. Stockholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

Voting Information

Under our By-Laws, Directors will be elected by the vote of the plurality of the votes cast at the Annual Meeting’s election of Directors if there is a quorum present and (x) our Corporate Secretary has received notice that a stockholder has proposed to nominate one or more persons for election to the Board, which notice purports to be in compliance with the advance notice requirements for stockholder nominations set forth in our By-Laws (irrespective of whether the Board at any time determines that any such notice is not in compliance with such requirements) and (y) such nominations have not been formally and irrevocably withdrawn by the stockholder on or prior to the date that is ten (10) days in advance of the date that we give notice of the Annual Meeting to the stockholders. Otherwise, Directors are elected by a majority of the votes cast at any “uncontested” meeting of stockholders. Accordingly, we expect that for this year’s election, Directors will be elected using a plurality voting standard, meaning that the eight nominees who receive the greatest number of affirmative “FOR” votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the outcome of the election.

Stockholders are entitled to cast one vote per share on all matters. The Board urges you to use the WHITE proxy card or WHITE voting instruction form, as applicable, to vote “FOR” only your Board’s eight Director nominees and in accordance with your Board’s recommendations on all other proposals. If you are a registered holder and properly mark, sign, date and return your WHITE proxy card or complete your proxy via Internet or telephone, your shares will be voted as you direct. If you are a beneficial holder (i.e., hold your shares in “street name”) and properly mark, sign, date and return your WHITE voting instruction form or complete your proxy via Internet or telephone, your shares will be voted as you direct your bank or broker.

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of Directors, then your shares will be voted in line with your Board’s recommendation with respect to the proposal, i.e., “FOR” only the eight nominees proposed by your Board and named in this Proxy Statement. You are permitted to vote for fewer than eight nominees. If you vote for fewer than eight nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked. However, if you are a registered holder and submit a validly executed WHITE proxy card but vote “FOR” with respect to more than eight nominees, all of your votes with respect to the election of Directors will be invalid and will not be counted. It is therefore important that you do not vote “FOR” more than eight nominees so that your vote with respect to this item is counted.

If you are a beneficial holder (a “street name” holder) and properly mark, sign and return your WHITE voting instruction form or use your WHITE voting instruction form or notice to vote via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of Directors, they will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” only the eight nominees proposed by your Board and named in this Proxy Statement, depending on the bank or broker through which you hold your shares. Please carefully review the instructions provided by your bank or broker. You are permitted to vote for fewer than eight nominees. If you vote for fewer than eight nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked. If you are a beneficial holder and you vote “FOR” with respect to more than eight nominees on your WHITE voting instruction form, all of your votes with respect to the election of Directors will be invalid and will not be counted. It is therefore important that you provide specific instructions to your broker or bank regarding the election of Directors so that your vote with respect to this item is counted.

If you have already voted using a blue proxy card, you can revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction form to vote by Internet or telephone; (ii) marking, dating, signing, and returning your WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided; or (iii) voting at the Annual Meeting. Only your latest dated, executed proxy that you submit will be counted.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING ON THE WHITE PROXY CARD
“FOR” ONLY THE EIGHT NOMINEES RECOMMENDED BY OUR BOARD

Board of Directors Matrix

The following matrix provides information about our Directors, including certain demographic information as well as certain types of knowledge, skills, experience and attributes possessed by one or more of the Directors that your Board believes are relevant to our business and operations. This matrix is a summary. It does not encompass all of the knowledge, skills, experience or attributes of our Director nominees and does not suggest that a Director who is not listed as having any particular knowledge, skill, experience or attribute does not possess that particular knowledge, skill, experience or attribute or is unable to contribute to the decision-making process in that area. Additional detail about our Directors’ knowledge, skills and experience is included in each Director’s bio following the matrix.

Knowledge, Skills, Experience & Attributes

Senior Executive and Operational
Directors who have served as a CEO or other senior executive within a large, complex organization bring valuable practical experience and understanding, including experience addressing the challenges of large-scale operations and analyzing, establishing and overseeing the execution of important operational, strategic and policy initiatives.

•	•	•	•	•	•	•	•

Hospitality/Travel
As the world’s largest hotel franchising company with the mission of making hotel travel possible for all, we benefit from having directors with extensive experience in senior leadership roles at companies in the hospitality and travel industries with an understanding of the challenges and opportunities facing us and our peers.

•		•			•	•

Marketing/Media
Directors with marketing and media experience provide insight about building brand awareness, developing strategies to grow sales and market share, understanding customer preferences and connecting with consumers and other stakeholders in an impactful and timely manner.

•	•		•	•	•	•

Finance/Accounting
At a large, publicly-traded company, directors who have experience with financial accounting and reporting and regulatory compliance provide valuable insight with respect to oversight of our financial statements, capital structure and internal controls.

•		•	•	•	•	•	•

Mergers & Acquisitions
Directors who have prior experience with assessing, negotiating and executing on transactions are valuable to Company and enable the Board to oversee any tactical and strategic M&A opportunities that the Company may consider.

•		•	•	•	•	•	•

Organizational Culture and Compensation
Directors with experience in developing organizational or community culture, including enacting diversity, equity and inclusion and setting compensation practices that may include DE&I incentives, bring valuable perspectives with respect to managing and developing the Company’s talent and culture.

•	•	•	•		•	•	•

Knowledge, Skills, Experience & Attributes

Corporate Responsibility and Sustainability
Directors with experience in corporate responsibility initiatives, including sustainability and building stronger relationships with stakeholders like our franchisee owners, help us fulfill our commitment to operating our business in a socially, ethically and environmentally responsible manner.

	•	•			•	•	•	•

Franchising
Directors who have experience with franchise business models provide valuable insight into our business and support us on executing our owner-first mindset and global hotel franchising model.

	•		•			•	•

International
Directors who have oversight experience with respect to corporate strategy and development at international organizations provide valuable perspective with respect to our international business operations and related growth strategies. International exposure also provides an understanding of diverse business environments, economic conditions and cultural perspectives that informs our oversight and growth strategies.

	•	•	•	•	•	•	•	•

Public Company Board
Directors with public company board experience from prior or current service on other public company boards understand the dynamics and operation of a corporate board, the legal and regulatory landscape in which public companies operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

	•	•	•	•	•	•	•	•

Our Board
Demographic Background
White	•	•	•	•		•	•
Black or African American								•
Native Hawaiian or Other Pacific Islander
Asian					•
American Indian or Alaska Native
Hispanic or Latinx
Other Race or Ethnicity
Gender
Male	•		•	•	•	•	•
Female		•						•
Other
Independent Director		•	•	•	•		•	•

Nominees for Election to the Board

Stephen P. Holmes | Age: 67 | Non-Executive Chair
Director since: 2018 Board Committees ■ Executive (Chair) Key Skills ■ Franchising ■ Hospitality/Travel ■ International ■ Mergers & Acquisitions ■ Senior Executive and Operational Experience

Relevant Expertise

■     Visionary leader in the global hospitality and hotel franchising industries with over 30 years of experience and leadership in the field, including guiding Wyndham’s signature Count On Me! service culture and building Wyndham Hotels from the ground up into the largest and most diverse hotel franchisor, commencing with the acquisitions of the Ramada US and Howard Johnson brands in 1990

■     Extensive M&A and capital allocation experience. Stephen has overseen and negotiated M&A and restructuring transactions for four decades, including the spin-off of Wyndham Hotels & Resorts from Wyndham Worldwide, the divestiture of Wyndham Worldwide’s European vacation rentals business and the acquisition of La Quinta. He also has a long track record of returning capital to shareholders through billions of dollars of dividends and repurchases

■     Significant financial knowledge and brand portfolio management expertise from managing and growing complex hospitality portfolios as well as vehicle rental, timeshare development, timeshare exchange and vacation rental businesses in various senior executive roles

Career Highlights

■     Non-Executive Chair of Wyndham Hotels & Resorts (2018 – Present)

■     Chairman and Chief Executive Officer of Wyndham Worldwide (2006 – 2018)

■     Vice Chairman and director of Cendant Corporation and Chairman and Chief Executive Officer of Cendant’s Travel Content Division (1997 – 2006)

■     Vice Chairman of HFS Incorporated (1996 – 1997)

■     Executive Vice President, Treasurer and Chief Financial Officer of HFS (1990 – 1996)

■     Mr. Holmes began his career as a Certified Public Accountant with Deloitte before focusing on M&A and investments, first at Reliance Group Holdings and then at Blackstone Group

Other Public Company Board Experience

■     Travel + Leisure Co. (formerly Wyndham Destinations & Wyndham Worldwide) (Chairman, 2006 – 2018; Non-Executive Chairman 2018 – Present)

■     Cendant Corporation (1997 – 2006)

■     PHH Corporation (1997 – 2005)

■     Avis Europe PLC (1997 – 2004)

■     Avis Group Holdings (2000 – 2001)

■     Director of HFS Incorporated (1994 – 1997)

Other

■     Bucknell University Trustee (including Vice Chair) (2007 – 2023)

■     World Travel and Tourism Council (former member)

■     Inducted to US Travel Association Hall of Leaders (2007)

Geoffrey A. Ballotti | Age: 62 | Director and Chief Executive Officer
Director since: 2018 Board Committees ■ Executive Key Skills ■ Franchising ■ Hospitality/Travel ■ International ■ Marketing/Media ■ Mergers & Acquisitions ■ Senior Executive & Operational Experience

Relevant Expertise

■     Deep hospitality and hotel franchising industry knowledge from over 35 years of leadership positions and operational experience in the global hospitality and travel industry

■     Extensive leadership and expertise in strategic planning for organic and inorganic growth from his decade as CEO guiding the strategic direction, operations, growth, diversification and performance of the business of Wyndham and Wyndham Hotel Group. Geoff has led Wyndham through transformational M&A transactions like the acquisition of La Quinta, tuck-in acquisitions of AmericInn and Vienna House and the launch of organic brands such as Trademark Collection, Wyndham Alltra, Registry Collection and Echo Suites

■     Significant international experience through leadership positions at Wyndham and Starwood as well as Wyndham’s initiatives to drive global growth with a thoughtful understanding for each geographic region and its market dynamics

Career Highlights

■     President and Chief Executive Officer of Wyndham Hotels (2018 – Present)

■     President and Chief Executive Officer of Wyndham Hotel Group (2014 – 2018)

■     Chief Executive Officer of Wyndham Destinations Network (2008 – 2014)

■     President of the North America Division of Starwood Hotels and Resorts Worldwide (2003 – 2008)

■     Various leadership positions of increasing responsibility at Starwood including Executive Vice President Operations, Senior Vice President of Southern Europe and Managing Director, Ciga Spa, Italy

Other Public Company Board Experience

■     The Steak N Shake Company (2007 – 2008)

Other

■     Recipient of National Association of Black Hotel Owners, Operators & Developers (NABHOOD) Diversity Award (2023)

■     Recipient of 2nd Annual Arne Sorenson Award for great strides in the advancement of DE&I (2023)

■     US Executive Office of the President (Economic Revival Industry Group in White House) (2020 – 2021)

■     American Hotel and Lodging Association (Current Executive Committee Member and Former Chairman)

■     US Travel Association National Chairman (2017 – 2019)

Myra J. Biblowit | Age: 75 | Independent Director

Director since: 2018

Board Committees

■     Corporate Governance (Chair)

■     Compensation

Key Skills

■     Corporate Social Responsibility and Sustainability

■     International

■     Marketing/Media

■     Special Events

■     Public Speaking

■     Organizational Culture and Compensation

■     Senior Executive and Operational Experience

Relevant Expertise

■     Strong leadership, marketing and capital-raising expertise from her career as a distinguished non-profit executive, Myra has led the Breast Cancer Research Foundation (BCRF) for more than 20 years, building it into the world’s largest private funder of breast cancer research. As President and CEO, she promoted BCRF’s mission globally, including its funding of over 275 scientists across 14 countries, and driving significant research progress while raising over $1.2 billion in funding. Myra has been recognized for leading one of the most financially efficient transparent, and impactful U.S.-based nonprofits

■     Global perspective and significant boardroom experience from over 20 years as a public company director and leader of BCRF’s worldwide operations, which underpin her insights into our business as a global hotel franchising company. Myra’s unique global marketing background has also enabled her to be an open-minded and creative thinker who drives improved decision-making for our Board

■     Commitment to sound governance and community impact developed over 30 years at the helm of complex organizations, creating significant social impact for the betterment of society. These experiences inform her perspectives and actions as Chair of the Corporate Governance Committee which oversees ESG and DEI, including Wyndham’s focus on operating with integrity and in a manner that reflects well on our franchisees. She has directly supported our efforts to drive gender and racial diversity in hotel ownership through our signature Women Own the Room and Black Owners and Lodging Developers (BOLD) programs

Career Highlights

■     President Emeritus of the Breast Cancer Research Foundation (2023 – Present) and President and CEO (2001 – 2023)

■     Vice Dean for External Affairs for NYU School of Medicine and Senior Vice President of Mount Sinai-NYU Health System (1997 – 2001)

■     Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History (1991 – 1997)

Other Public Company Board Experience

■     Wyndham Worldwide (2006 – 2018)

■     Cendant Corporation (2000 – 2006)

Other

■     Ellig Group, Strategic Advisor for Board Services and Advisory Board Member (2024 – Present)

■     Lauder Family Office, Consultant (2023 – Present)

■     New York Women’s Forum, Member (1989 – Present)

■     Extraordinary Women on Boards, Member (2022 – Present)

■     Historic House Trust of New York City Director (2004 – 2013, including the position of Vice Chairperson)

■     Housewares Charity Foundation, Honorary Board Member (2009 – Present)

■     Kendra Scott Yellow for Pink National Council Member (2022 – Present)

■     Project Hope for Ovarian Cancer, Advisory Board Member (2022 – Present)

■     Institute for Advanced Clinical Trials for Children, Strategic Advisor (2023 – Present)

■     Literacy Inc. (LINC), Strategic Advisor (2023 – Present)

■     Guiding Eyes for the Blind, Capital Campaign Committee (2024 – Present)

James E. Buckman | Age: 79 | Lead Independent Director

Director since: 2018

Board Committees

■     Lead Director

■     Audit

■     Compensation

■     Executive

Key Skills

■     Franchising

■     Hospitality/Travel

■     International

■     Mergers & Acquisitions

■     Organizational Culture and Compensation

Relevant Expertise

■     Invaluable strategic insights, hotel franchising and hospitality expertise and leadership capabilities rooted in his broad experience across senior roles at global companies in both finance and legal departments. Jim has been at the table for nearly every strategic decision since the inception of Wyndham Hotels and its predecessors and possesses a unique, intimate understanding of the business. He plays a critical role in facilitating robust debate in the boardroom as the Lead Independent Director

■     Deep understanding of risk management and governance honed from his experiences as the General Counsel at Cendant and York Capital Management. James’s legal acumen, coupled with his executive oversight, has contributed significantly to the Board’s oversight of corporate strategy and risk management in the competitive hospitality landscape as well as Board governance

■     Extensive M&A expertise gained through his background in investing at York Capital Management and from advising public companies on dozens of acquisitions during his tenure as a General Counsel at real estate, travel and hospitality-focused companies Cendant and HFS, including the acquisition of the Days Inn and Super 8 brands

Career Highlights

■     Vice Chairman of York Capital Management (2007 – 2012) and General Counsel of York Capital (2010 – 2012)

■     General Counsel of Cendant Corporation (1997 – 2006) and Vice Chairman (1998 – 2006)

■     Executive Vice President, General Counsel and Assistant Secretary of HFS Incorporated (1992 – 1997) and director (1994 – 1997)

Other Public Company Board Experience

■     Travel + Leisure Co. (formerly Wyndham Destinations) (2006 – Present; Lead Director, 2010 – Present)

■     Board of the New York Philharmonic (2006 – 2013)

■     Cendant Corporation (1998 – 2006)

■     PHH Corporation (1997 – 2005)

■     Wex Inc. (formerly Wright Express Corp) (2004 – 2005)

■     HFS, Inc. (1994 – 1997)

Other

■     Sparta Insurance Holdings, Inc. (private Board Director 2007 – 2012)

■     New York Philharmonic Director (2006 – 2013)

■     Fordham University Trustee (1999 – 2022 with a year off between terms)

■     Marymount Manhattan College Trustee (including Chair) (2010 – 2015)

Bruce B. Churchill | Age: 66 | Independent Director

Director since: 2018

Board Committees

■     Compensation (Chair)

■     Audit

Key Skills

■     Finance/Accounting

■     International

■     Marketing/Media

■     Mergers & Acquisitions

■     Organizational Culture and Compensation

■     Senior Executive & Operational Experience

Relevant Expertise

■     Proven leader with international operations and technology experience from holding transformative roles in Latin America and Asia during a successful 30-year career in media, including as President for both DirecTV Latin America and STAR TV, and leading companies to remarkable growth on the global stage through a strong understanding of local consumer preferences

■     Deep understanding of corporate finance and accounting from his experience as the Chief Financial Officer of DirecTV and President of STAR TV and his time on the audit committee of Millicom International Cellular

■     Valuable public company board experience at Millicom International Cellular, PanAmSat (including through its take-private transaction), and DXC Technology Company, which equips him with unique perspectives on how to harness technological innovation and drive sustainable expansion in furtherance of long-term value creation

Career Highlights

■     President of DirecTV Latin America (2004 – 2015)

■     Chief Financial Officer of DirecTV (2004 – 2005)

■     President and Chief Operating Officer for STAR TV (1996 – 2003)

■     Earlier senior roles at Paramount Pictures and Fox Television

Other Public Company Board Experience

■     Millicom International Cellular SA (2021 – Present)

■     DXC Technology Co. (2014 – 2017)

■     PanAmSat Co. (2004 (taken private in 2004))

Mukul V. Deoras | Age: 60 | Independent Director

Director since: 2018

Board Committees

■     Audit

■     Corporate Governance

Key Skills

■     Corporate Responsibility and Sustainability

■     International

■     Mergers & Acquisitions

■     Marketing/Media

■     Senior Executive & Operational Experience

Relevant Expertise

■     Expert in global brand growth and portfolio management from serving as the Chief Marketing Officer for Colgate-Palmolive and leading its marketing function at global scale with a significant advertising budget. Mukul has a deep understanding of strategic brand portfolio management and has helped successfully grow and expand Colgate’s consumer product division by stepping up product innovation as well as investment in consistent brand advertising and strengthening go-to-market strategies

■     Strong international operational experience with a distinguished track record, including as the current President of Colgate’s Asia Pacific Division and chairman of Colgate India. Mukul also has a history of operating businesses with P&L responsibility in multiple emerging economy countries and has led acquisitions of brands and businesses to expand presence in geographies including Myanmar. He has also demonstrated his ability to build digital strategies that drive digital transformation in multiple geographies, including growing business in key markets for driving growth such as India and China

■     Influential leader who as chairman of Colgate India has steered a large organization towards significant growth with an emphasis on innovation and optimism. Repeatedly promoted into increasingly senior roles at Unilever and now Colgate, Mukul is valued for the clarity of his market-level and community-level insights as well as his commitment to integrity

Career Highlights

■     President, Asia Pacific Division of Colgate-Palmolive Company (2018 – Present) and Chairman of Colgate-Palmolive (India) Ltd. (2018 – Present)

■     Chief Marketing Officer of Colgate-Palmolive Company (2015 – 2018)

■     President, Asia Division of Colgate-Palmolive (2012 – 2015)

■     Managing Director for Colgate-Palmolive (India) Ltd. (2010 – 2012)

■     Various roles of increasing seniority at Colgate Palmolive (2004 – 2010)

■     Sales and marketing roles of increasing responsibility at Unilever (1984 – 2004)

Other Public Company Board Experience

■     Colgate-Palmolive (India) Ltd. (including chair) (2018 – Present)

Other

■     Mukul also serves as a Governor on The American Chamber of Commerce (Hong Kong) Board of Governors and a member of the Advisory Board for The Center for Emerging Markets at Northeastern University’s D’Amore-McKim School of Business

Ronald L. Nelson | Age: 71| Independent Director

Director since: 2019

Board Committees

■     Corporate Governance

■     Audit

Key Skills

■     Franchising

■     Hospitality/Travel

■     Marketing/Media

■     Mergers & Acquisitions

■     Organizational Culture and Compensation

■     Senior Executive and Operational Experience

Relevant Expertise

■     Extensive leadership and financial oversight experience gained from both his service as the chairman of four different public companies and his impressive career as a senior executive, first in film and media as the CFO of Paramount Communications and principal operating executive and a founding member of Dreamworks and then in the business travel industry as CEO and Chairman of Avis Budget Group

■     Proven operator of multi-national brand and franchising companies with decades of experience leading a range of consumer-facing global public companies, including in the global hospitality and hotel franchising industries, where he reduced costs and increased economies of scale while delivering a better experience for customers

■     Significant transactional and brand portfolio management experience including leading the acquisition of Avis Europe plc to re-unite ownership of Avis and Budget and operate the two global brands, overseeing the complex Viacom-CBS merger as a Viacom director and overseeing the expansion of Hanesbrands’ brand portfolio with the Champion and Maidenform acquisitions

Career Highlights

■     Executive Chairman of the Board of Avis Budget Group (2015 – 2018), Chairman and Chief Executive Officer of Avis Budget Group (2006 – 2015) and Chief Operating Officer of Avis Budget Group (2010 – 2015)

■     Chief Financial Officer, President and Board Member of Cendant Corporation (2003 – 2006)

■     Co-Chief Operating Officer and founding member of DreamWorks SKG (1994 – 2003)

■     Executive Vice President, Chief Financial Officer at Paramount Communications, Inc (1987 – 1994)

Other Public Company Board Experience

■     Hanesbrands (2008 – 2023; Lead Director, 2015 – 2019; Chairman, 2019 – 2023)

■     Paramount Global (formerly known as ViacomCBS Inc.) (2019 – 2023)

■     Viacom, Inc. (2016 – 2019)

■     Convergys Corporation (Director, 2008 – 2016; Presiding Lead Independent Director, 2013 – 2016)

■     Charter Communications (1999 – 2003)

■     Advanced Tissue Sciences, Inc. (1997 – 2002)

■     Paramount Communications, Inc. (1992 – 1994)

Pauline D.E. Richards | Age: 75 | Independent Director

Director since: 2018

Board Committees

■     Audit (Chair)

■     Corporate Governance

Key Skills

■     Corporate Governance and Responsibility

■     Finance/Accounting

■     International

■     Senior Executive and Operational Experience

■     Organizational Culture and Compensation

Relevant Expertise

■     Extensive global financial oversight experience developed through service on the boards and audit committees of major organizations like Apollo because of her trusted judgment, deep financial acumen, focus on ensuring fiscal responsibility, and capital allocation and M&A oversight

■     Risk management and accounting expertise crucial to Pauline’s role as Chair of our Audit Committee, she draws upon her well-honed risk management expertise to lead the oversight of our financial statements, accounting policies and internal controls as we face an evolving risk and regulatory landscape

■     Dedication to community development reflected in her service on the Social Responsibility Committee at the Christ Presbyterian Church and work as the Director of Development for Saltus Grammar School, a non-profit organization focused on education, and service at other charitable organizations like PRIDE Bermuda and St. George’s Foundation. These roles underscore her dedication to positive community relations

Career Highlights

■     Chief Operating Officer of Trebuchet Group Holdings Limited (formerly Armour Group) (2008 – 2023) and director (2008 – Present)

■     Director of Development at the Saltus Grammar School (the largest private school in Bermuda) (2003 – 2008)

■     Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda (2001 – 2003)

■     Treasurer of Gulfstream Financial Limited (1999 – 2000)

Other Public Company Board Experience

■     Apollo Global Management, Inc. (2022 – Present) and Apollo Asset Management Inc. (formerly Apollo Global Management, Inc.) (2011 – 2022)

■     Hamilton Insurance Group Ltd. (2013 – present; Audit Committee Chair, 2020 – Present) (company went public in Nov. 2023)

■     Wyndham Worldwide (2006 – 2018)

■     Cendant Corporation (2003 – 2006)

Other

■     Director of Butterfield Bank Ltd. (2006 – 2013)

■     Former Chair of PRIDE Bermuda

■     Deputy Chair of St. George’s Foundation, a non-profit supporting the UNESCO World Heritage site of the historic Town of St. George’s in Bermuda (2009 – 2011)

■     Recognized by Savoy Magazine 2017 as One of the Most Influential Black Corporate Directors

THE BOARD UNANIMOUSLY RECOMMENDS VOTING ON THE WHITE PROXY CARD
“FOR” ONLY THE EIGHT NOMINEES RECOMMENDED BY OUR BOARD

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis provides an overview of our compensation strategy and program, the processes and procedures of our Compensation Committee of the Board (the “Committee”) and the Committee’s considerations and decisions made under those programs for our named executive officers for 2023.

Our Named Executive Officers.    Our named executive officers for 2023 are:

•      Geoffrey A. Ballotti, President and Chief Executive Officer

•      Michele Allen, Chief Financial Officer and Head of Strategy

•      Paul F. Cash, General Counsel, Chief Compliance Officer and Corporate Secretary

•      Scott Strickland, Chief Information and Distribution Officer

•      Monica Melancon, Chief Human Resource Officer

2023 Financial and Operational Performance.    We continued successfully executing our strategic plan during 2023, and delivered strong financial and operational results. Our performance was driven by 3.5% system size growth, 5% constant currency RevPAR growth and a 10% increase in our development pipeline. We were able to achieve record-breaking levels for a number of key metrics due to the outstanding efforts of our team members across the globe.

Despite the disruption from Choice’s increasingly hostile pursuit to take over the Company since their first unsolicited proposal in April 2023, as well as the distraction, uncertainty and misperceptions caused by Choice and its, in our view, slanted and constant communications to our franchisee base, our management team led by our CEO, Geoffrey Ballotti, and our other named executive officers demonstrated remarkable focus and leadership and produced strong financial and operational results during 2023.

Operational highlights for 2023 include:

•      We grew system-wide rooms organically by 3.5% year-over-year, a record high.

•      We opened a record 66,000 organic rooms, representing a year-over-year increase of 3%, or approximately 500 hotels in 2023 – which translates to nearly two hotels joining the global system every business day – and introduced 13 of our 24 brands in 24 new countries, including our first Super 8 in the United Kingdom and our first La Quinta in Ecuador.

•      We improved our global retention rate, including all terminations, for the third consecutive year to a record-high 95.6%.

•      We grew our international direct franchised system 10% year-over-year and our global midscale and above segment 7% year-over-year.

•      We grew our development pipeline 10% year-over-year to a record 240,000 rooms.

•      Continued the strong growth of ECHO Suites Extended Stay by Wyndham, which remains the industry’s fastest-growing brand since its launch. Awarded nearly 100 ECHO Suites Extended Stay by Wyndham contracts increasing its pipeline by 60% year-over-year total to 268 contracts awarded (since it was launched in March 2022). We have nearly a dozen ECHO Suites now under construction, which we expect to open by the end of 2024; and 75 are expected to be open by the end of 2026.

•      We signed 766 contracts for our legacy brands, an increase of 8% year-over-year.

•      We grew Global RevPAR 5% year-over-year in constant currency, or 16% above 2019 levels.

•      We continued to make progress on our priority of investing more in the future growth of the business, including through increased key money investments to attract new hotels in key domestic and international markets and support renovations of existing hotels.

•      Enhanced our Owner-First™ approach by continuing to invest in technology solutions to help owners streamline operations, enhance the guest experience and increase profitability. We launched new owner and guest engagement platforms with mobile-centric tools, including AI-driven property messaging, smart mobile check-in, dynamic upsell and smart mobile checkout. We also completed the rollout of an industry-leading revenue management system to optimize rates and occupancy across hotels, leading to 170 basis-point RevPAR increase for hotels using the system, and delivered a guest engagement platform allowing franchisees to upsell rooms and sell additional products. In addition, we implemented next-generation property management systems, designed for owners’ mobile devices and with housekeeping optimization features and re-platformed our owner portal to provide more robust operational support and group business bids all in one place.

•      Successfully completed the refinancing of our Term Loan B Facility, extending its maturity from 2025 to 2030.

•      Our award-winning Wyndham Rewards loyalty program, recognized as the best hotel loyalty program for the sixth consecutive year by readers of USA Today, grew by 7% and now stands at over 106 million enrolled members.

Financial highlights for 2023 include:

•      Fee-related and other revenues were $1,384 million, which was in line with our original full-year outlook of $1,375 million to $1,405 million.

•      Diluted earnings per share were $3.41, and adjusted diluted earnings per share* were $4.01, which exceeded our original full-year outlook of $3.84 to $3.98.

•      Net income was $289 million for 2023, and adjusted net income* was $341 million, which was in line with our original full-year outlook of $337 million to $349 million.

•      Adjusted EBITDA* was $659 million, which was at the high end of our original full-year outlook of $650 million to $660 million.

•      Net cash provided by operating activities was $376 million.

•      Free cash flow* for 2023 was $339 million, converting from adjusted EBITDA at 51%, which was in line with our target, and adjusted net income at approximately 100%.

We also returned $515 million of capital to our stockholders:

•      We continued to pay a regular dividend in 2023, with your Board authorizing four quarterly payments of $0.35, well in excess of the pre-pandemic per share payout and a 9% increase from the quarterly dividend in 2022.

•      Your Board also recently authorized an additional 9% increase in the quarterly cash dividend to $0.38 per share beginning with the dividend expected to be declared in first quarter 2024.

________________
*

Please see Appendix A to the Proxy Statement for (i) cautionary language regarding forward-looking statements and (ii) a reconciliation of non-GAAP financial measures to the corresponding GAAP results and an explanation of the adjustments that we have made to calculate these adjusted non-GAAP financial measures.

•      During 2023, we returned 8% of our beginning market capitalization through $118 million of dividend payments and $397 million of share repurchases.

2023 Shareholder Returns

Dividends Paid
$118M
$515
million
8% of
Market Cap
$397M
Share Repurchases

Over $1.9 billion of capital returned to our stockholders since our spin-off from Wyndham Worldwide

Aggregate Return of Capital over Time
($ in millions)
$196
$77
$119
2018
$552
$189
$363
2019
$650
$242
$408
2020
$842
$324
$518
2021
$1,403
$440
$963
2022
$1,918
$558
$1,361
2023
30% of Market Cap
Accumulated stock repurchase
Accumulated dividends

•      Total stockholder return* for the year ended December 31, 2023 and for the last three years and five years compared to S&P 400 Index and S&P 400 Hotels, Resorts & Cruise Lines Index was:

	1 Year	3 Year	5 Year
Wyndham Hotels & Resorts	15%	42%	93%
S&P 400 Hotels, Resorts & Cruise Lines Index	0%	6%	64%
S&P 400 Index	16%	26%	81%

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*      Source: FactSet (using the Total Return (%) measured for the listed time period through December 29, 2023).

We Continued to Proactively Enhance our Corporate Governance Practices to align with stockholder interests and provide for effective oversight and accountability:

•      In January 2023, we adopted “proxy access”, allowing eligible stockholders to nominate and include in the Company’s proxy materials nominees constituting up to the greater of two Directors or 20% of the Board.

•      Effective October 2, 2023, we adopted a “clawback policy” in compliance with the SEC’s and NYSE’s recently approved rules, which requires the Company to recover from current and former officers the amount of incentive-based compensation that was erroneously awarded during the three years preceding the date of an accounting restatement resulting from material noncompliance with financial reporting requirements under the U.S. securities law.

•      In our 2023 proxy statement, we added a matrix disclosing the diversity, skills, and experience for each of our Directors.

•      Previously, we eliminated all supermajority voting provisions from our By-Laws and Certificate of Incorporation.

Our corporate governance structure continues to incorporate other elements that align with stockholder interests, including:

•      All of our Directors stand for election to the Board on an annual basis.

•      All of our Directors, other than our Chair and our CEO, are independent Directors and the board maintains an independent Lead Director role with extensive authority.

•      All members of the Audit, Compensation and Governance committees are independent, and two of these committees are chaired by women.

•      All of our Directors are actively engaged, with each Director attending and participating in more than 95% of all Board meetings and meetings of the committees on which the Director served that were held in 2023.

•      We maintain a majority voting standard for all uncontested Director elections with a Director resignation policy in our By-Laws.

•      We have policies prohibiting our Directors and executive officers from engaging in any hedging transactions in our equity securities and from pledging, or using as collateral, our securities to secure personal loans or other obligations, including holding shares in margin accounts.

•      We maintain robust executive and Director stock ownership guidelines, which are reviewed twice each year for compliance.

Our Executive Compensation Program Aligns with Stockholder Interests.    The Compensation Committee’s philosophical approach and practices seek to align our executive compensation program and governance with stockholder interests.

•      Our annual incentive compensation program requires achievement of rigorous performance metrics to incentivize high performance and achievement of short-term financial goals and thus enhance value for our stockholders in the near term.

•      Our program incorporates a strategic objective based on global “net room growth,” providing a specific incentive for our executives to achieve a core strategic goal of increasing our global system size that we believe, in turn, drives long-term growth. We seek to achieve our net room growth objectives through a combination of new franchise sales worldwide and existing hotel retention efforts. Through new sales efforts we look to either expand our franchisee base to new owners and markets or expand the relationships we have with existing franchisees through new hotel additions. These efforts come in the form of new construction and conversion projects, which reinforce our pipeline and contribute to global growth. Our retention efforts stem from a disciplined, focused approach to providing our franchisees with best-in-class service and support in an effort to enhance their profitability. This owner-first approach focuses on helping drive maximum return on owner investments, delivering the highest level of bookings to their hotels at the lowest acquisition costs through our award-winning loyalty program Wyndham Rewards and our best-in-class global sales team and using the scale of the world’s largest hotel franchisor to reduce costs through sourcing and vendor programs. In addition, by providing innovative, low-to-no cost features such as artificial intelligence-driven front desk agents, these owners have access to cost benefits they would not otherwise enjoy as independent, small business owners. Our team members work closely with our franchise owners as business partners through every step of their franchisee journey to ensure the investment they have made to become a Wyndham-branded hotel will generate profitable growth for years to come.

•      We provide a maximum cap of 150% of target opportunity on annual incentive awards.

•      Equity awards granted to our named executive officers, which constitute a majority of our executives’ target annual total compensation and vest over multi-year periods, reinforce the economic alignment of interests between our executives and other stockholders. A portion of these awards are granted in the form of RSUs, which vest based on continued employment, and a portion are granted in the form of PSUs, which require both continued employment and the achievement of certain pre-established performance criteria to vest.

•      No dividends are paid on PSUs and RSUs unless and until the awards vest.

•      We have never repriced stock options, we have no plans to do so, and we may not reprice stock options unless we first obtain stockholder approval.

•      Our CEO receives no tax gross-ups for perquisites.

•      In the event of a change in control, our named executive officers receive cash severance only upon a termination of employment.

•      None of our named executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment.

We are committed to our social, ethical and environmental responsibilities, which are central to delivering on our business strategy.    Consistent with our core values of acting with integrity, accountability, inclusiveness, caring and fun, we are committed to being a highly ethical, diverse, admired and environmentally conscious company.

•      We continue to prioritize those environmental, social and governance topics previously identified from an ESG Materiality Assessment, which were informed by perspectives from both internal and external stakeholders, while continuing to monitor them. The insights from the assessment continue to inform our approach to strategy, operations and reporting.

•      With our commitment to acting with integrity in making hotel travel possible for all, we were named one of the World’s Most Ethical Companies® by Ethisphere for 2024, marking the fourth time we have been recognized for this award.

•      We are committed to diversity, equity and inclusion, which we believe helps drive the Company’s success.

•      Our Board recognizes the value of diverse perspectives. Assuming the election of our Director nominees at this Annual Meeting, based on gender, Directors who self-identify as female represent 25% of our Board, and based on race/ethnicity, Directors who self-identify as Black or Asian represent 25% of our Board.

•      We actively create a culture of inclusion for our team members, partners, and guests, and we have been widely recognized as a leader in diversity. We were named a 2023 Diversity Inc. Top 50 Company, one of The Best Employers for Diversity 2023 by Forbes® and one of America’s 2023 Greatest Workplaces for Diversity by Newsweek®.

•      Our CEO has also signed on to the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

•      We were also named a 2024 Military Friendly Employer by VIQTORY for our commitment to serving the military and veteran community.

•      We foster Company-wide diversity through a focus on diverse recruiting, training and supporting diverse business partners, with focused efforts to use certified diverse suppliers.

•      We have established eight separate Affinity Business Groups within the Company that serve as fully inclusive networks where team members actively engage to foster innovation, drive growth, demonstrate our culture and enhance diversity and inclusion globally.

•      Specific Affinity Business Groups have been developed to support women, African-American/Black/People of Color, Hispanic/Latine, Asian, Asian American and Pacific Islander, LGBTQIA+, veteran, multi-cultural, and intergenerational team members.

•      Our Executive Committee members serve as “Executive Sponsors” to each of the Affinity Business Groups.

•      Women leaders globally constitute approximately 46% of our leadership team* and 57% of our global corporate workforce is female.

•      We have a Diversity, Equity and Inclusion goal in the performance reviews of all team members.

•      We provide Diversity, Equity and Inclusion training throughout the development cycle of all team members, from onboarding to executive leadership.

•      We recorded approximately 64,500 training impressions viewed by our team members and franchisees in 2023, including classes on anti-sexual harassment, safety and security, human trafficking, diversity and anti-discrimination.

We are committed to protecting human rights, as a basic right to which all are entitled. Addressing human rights related risks is consistent with our values, protects our brand, and deepens our connection to our employees and our local community. We remain committed to the well-being and safety of our team members, guests and all those that connect to our industry, and recognize the hospitality industry has a particular opportunity to help end human trafficking. In 2023, we continued to donate and activate our team members and over 106 million enrolled Wyndham Rewards members to support humanitarian causes around the world.

•      We are dedicated to combatting human trafficking in our communities. We have partnered with Polaris, BEST and PACT and provide training to all our team members in an effort to prevent and combat human trafficking. Further, we are committed to the 5-Star Promise for Employee Safety with the American Hotel & Lodging Association.

____________

*     Leadership team is comprised of our Leadership and Senior Management bands.

•      We partner with Businesses Ending Slavery and Trafficking (BEST) to provide anti-human trafficking training to the Company’s corporate team members. All franchised property general managers are required, as part of brand standards, to take the training every two years and certify that they have trained their hotel staff. The Company’s new hire orientation reflects its commitment to Social Responsibility by focusing on protecting human rights. In addition, the Company makes information about child labor and human trafficking available to its team members at its managed properties, its corporate team members, and franchisees through webinars, and online portals. As part of its ongoing Business Continuity Plan Emergency Preparedness Guide and Training, the Company includes checklists, escalation protocols and information to assist property management and staff in identifying the key warning signs of human trafficking and guidance on how to report cases.

We foster environmental sustainability.    Addressing environmental risks and opportunities allows us to develop programs and policies that support a resilient business. We are committed to preserving our natural resources while developing innovative solutions to mitigate our impact on climate change through the Wyndham Green program. The Corporate Governance Committee provides oversight for our Social Responsibility program, which includes providing input into the strategy and direction of our sustainability, climate and energy programs.

•      We provide transparent reporting by publishing and posting our 2023 ESG report on our corporate website. Our 2023 ESG report highlights our commitment to operating our business in a socially, ethically and environmentally responsible manner. The information contained in our ESG Report is not incorporated by reference into this Proxy Statement.

•      We diligently review climate risks using TCFD recommendations to prepare annual CDP Climate Change disclosure.

•      The Wyndham Green Program continues to support our efforts to engage owners and operators to address energy and water conservation, waste diversion, operational efficiency as well as guest and team member education and engagement to help deliver additional value through reduced operating costs and increased revenue from environmentally conscious travelers. We are committed to supporting our franchisees in terms of achieving sustainability-related goals, by helping them become certified in our Wyndham Green Certification.

•      The Wyndham Green Toolbox, our online environmental management system, is specifically designed to track, measure and report energy, emissions, water and waste diversion performance globally.

•      We actively support the UN Sustainable Development Goals framework, prioritizing action toward specific goals as part of our long-term social responsibility roadmap.

•      Our corporate headquarters has been recognized as one of the highest performing green buildings in the country by the U.S. Green Building Council having received three LEED certifications including its current Gold LEED Existing Buildings Operations and Maintenance Certification and Energy Star Certification.

•      We scored in the management band on our 2023 CDP Responses for Climate Change and Water Security, which was ahead of the North American, Global and Sector averages. We were named one of the Net-Zero Leaders by Forbes® for 2023,* which recognizes leading companies that have adapted to transition their business to a low-carbon economy.

____________

*      © 2023 Forbes. All rights reserved. Used under license.

We support our communities.    Strong relationships with the communities where we operate are vital to delivering on our strategy. We continue to promote a Company-wide culture of team member volunteerism and philanthropy.

•      Reflecting our culture of giving and service, we support various charitable programs, including youth and education, military, community and environmental programs. Our philanthropy captures the dedication of our team members, leaders and business partners who have pledged to make lasting, important contributions to the communities in which we operate.

•      Wyndham Rewards and its members have donated over approximately 181 million points to charities since inception.

We care about one of our most valuable assets – our team members.    We continue to focus on attracting, retaining and engaging our team members. We were also named among Newsweek® Magazine’s “Most Loved Workplaces”, among the top 100 companies recognized for employee happiness and satisfaction at work, as well as one of the Best Places to Work in New Jersey by New Jersey Business Magazine in 2023, for the fourth consecutive year.

Wellness – We believe that health and wellness promote both professional and personal productivity, achievement and fulfillment. We are committed to offering programs that focus on nutrition, exercise, lifestyle management, physical and emotional wellness, financial health and the quality of the environment in which we work and live. To support all of our team members to lead healthier lifestyles while balancing family, work and other responsibilities, we offer several resources under our Be Well program, including free clinic services, an onsite Fitness Facility and a Wyndham Relief Fund to help team members who are facing financial hardship.

2023 Compensation Strategy

For 2023, we employed a compensation strategy designed to achieve the following objectives:

•      Attract and retain superior senior management talent.    We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our industry and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical to our success. Accordingly, our compensation strategy was designed in part to promote a long-term commitment from our named executive officers.

•      Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality-focused companies consisting of base salary, cash-based annual incentive compensation and equity-based incentive compensation.    We also provide our team members with health, welfare and retirement benefits which we believe are market-competitive.

•      Support a high-performance environment by linking compensation with performance.    Our broad objectives are to increase our earnings, cash flow and stockholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results.

•      Support a long-term focus that aligns the interests of our executives and stockholders.    Equity incentive compensation is intended to align the interests of our named executive officers and stockholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

The Committee is responsible for providing oversight on executive compensation policies and programs consistent with corporate objectives and stockholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee’s membership is determined by the Board, and each member is an independent Director. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.    In October 2022, the Committee retained Aon’s Human Capital Solutions practice, a division of Aon, to provide independent executive compensation consulting services for 2023. The amount paid to Aon was approximately $171,000 for its services during 2023. In this capacity, the Committee utilizes reports and analyses prepared by Aon.

Wyndham Hotels has engaged affiliates of Aon for insurance brokerage and actuarial services. In this capacity, management engaged Aon Risk Services, Inc., without Board involvement, to provide insurance brokerage and actuarial services to Wyndham Hotels during 2023. During 2023, Aon Risk Services, Inc. received approximately $530,000 for these services provided to Wyndham Hotels.

Aon has in place policies and procedures designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include: a code of conduct, the terms of which deter behavior by the consultant that is contrary to the compensation consulting assignment and provides for protection of confidential information; a strict policy against investing in client organizations by executive compensation consultants assigned to the client; formal segregation of executive compensation services in a separate business unit with performance results of that unit measured based on the executive compensation services; management of multiservice client relationships by separate account executives; no incentives provided for cross-selling of services; and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. On an annual basis, the Committee reviews the independence of Aon in accordance with NYSE requirements and considered this relationship as part of its review. Based on its review, the Committee concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon is objective and independent.

Management’s Role.    Our management plays a significant role in our executive compensation process including developing the terms of our executive officers’ employment agreements and employment letters, evaluating executive performance and recommending base salary increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee to establish the agenda for Committee meetings, and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself. Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee, and is not present when decisions regarding his compensation are made.

While the Committee reviews management’s recommendations, the Committee retains discretion over all elements and levels of the named executive officers’ compensation. The Committee generally bases its decisions on a combination of management’s recommendations with respect to executive compensation other than for our CEO and the external market data provided by our management and compensation consultant.

Committee Consideration of Say-on-Pay Vote.    We currently hold an advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”) on an annual basis in accordance with the preference expressed by our stockholders at the 2019 annual meeting regarding the frequency of our Say-on-Pay Vote.

At our 2023 annual meeting, approximately 90% of the shares voted on our Say-on-Pay Vote affirmatively voted in support of the compensation of our named executive officers as described in the 2023 proxy statement. The Committee reviewed the outcome of the 2023 advisory vote in May 2023 and felt that the level of support affirmed our executive compensation structure and program. In the future, the Committee will continue to review our executive compensation program taking into consideration the outcome of our Say-on-Pay Votes, stockholder and proxy advisory service feedback and other relevant factors in making compensation decisions for our named executive officers.

During 2023, we engaged with stockholders representing 59% of the outstanding Wyndham common stock, including 13 of the 15 largest Wyndham stockholders, to hear their perspectives and expectations. Of the 59%, we engaged with stockholders representing approximately 30% of our outstanding shares, regarding our compensation and related topics including our performance, sustainability, diversity, equity and inclusion, human capital and governance matters. We believe we took reasonable compensation actions that focused on relevant financial metrics throughout the year given the factors that were present and that our stockholders will support our decisions to encourage and recognize performance and promote retention all while returning value to stockholders.

Annual Evaluation and Compensation Risk Assessment.    An important aspect of the Committee’s work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

As part of its annual review, the Committee reviews the potential for any material risks arising from or relating to our compensation programs. Based on this review, the Committee believes that our compensation programs do not encourage excessive risk-taking by our executives or other team members and are not reasonably likely to have a material adverse effect on Wyndham Hotels. In reaching its conclusion, the Committee considered the following aspects of our 2023 compensation program:

•      The Committee reviews and compares executive compensation against our peer group to confirm that compensation is within an acceptable range relative to the external market.

•      Our performance-based compensation is generally tied to our earnings and operating performance, aligning interests of stockholders and management, and designed to improve our core operating results as opposed to using leverage or other high-risk strategies.

•      Our annual incentive compensation opportunities are capped at a specified maximum as a countermeasure to excessive risk-taking.

•      Our commission-based sales programs are monitored by management for compliance with law and internal policies.

Employment Agreements

We have employment agreements or employment letters with each of our named executive officers, the terms of which form the basis of our named executive officers’ compensation elements and levels. The compensation elements provided under the agreements are reviewed periodically by management, our compensation consultant and the Committee against the peer group described below under “Compensation Review and Benchmarking.”

In 2023, the following actions were taken with respect to our named executive officers’ employment and related agreements:

•      We entered into an amended and restated employment agreement with Geoffrey Ballotti, our CEO, in November 2023. Mr. Ballotti’s original employment agreement was set to expire on May 31, 2024. The terms of the amended and restated agreement provide for an extended term of employment for a period of five years ending on May 31, 2029, a base salary of no less than $1,300,000 and the opportunity to receive an annual bonus with a target percentage of no less than 175% (subject to achievement of performance goals), each effective as of January 1, 2024, and otherwise substantially the same terms and conditions as the original employment agreement.

•      Mr. Strickland received a promotion to expand his role to include Revenue Management as well as continue his leadership of all Information Technology functions globally. In connection with his promotion, his title was expanded to Chief Information and Distribution Officer and his annual base salary rate was increased to $530,000, each effective as of November 13, 2023.

The terms of the employment agreements and employment letters with our named executive officers are described below under “Agreements with Named Executive Officers.”

Compensation Review and Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior leadership. In addition, this market information is a factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

Peer Review.    In October 2022, our compensation consultant reviewed our peer group, using the following primary criteria: companies in the hospitality industry and/or with a focus on franchise operations, companies identified by proxy advisory firms as a peer company, and financial size (based on revenue or current market cap). As a result of this review, our Committee approved the peer group of companies listed below, as recommended by our compensation consultant, for purposes of our 2023 executive compensation program. The list below is marked to show those companies that were deleted from our previous peer group on the basis of revenue and industry focus outside of hotels, as well those companies newly added to the peer group based on the criteria discussed above.

Boyd Gaming Corporation	Marriott International, Inc.
~~Brinker International, Inc.~~	Marriott Vacations Worldwide Corporation
~~Chipotle Mexican Grill, Inc.~~	~~Penn National Gaming, Inc.~~
Choice Hotels International, Inc.	Ryman Hospitality Properties, Inc.
Dine Brands Global, Inc.	The Wendy’s Company
Hilton Grand Vacations Inc.	Travel + Leisure Co.
Hilton Worldwide Holdings Inc.	TripAdvisor, Inc.
Host Hotels & Resorts, Inc.	Vail Resorts, Inc.
Hyatt Hotels Corporation	Wynn Resorts, Limited
Jack in the Box, Inc.	~~YUM! Brands, Inc.~~

Our compensation consultant’s review of peer group compensation included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, target bonus, target total cash compensation, long-term incentive award value and total target direct compensation. Compensation data for our peer group was presented for the 25th, 50th and 75th percentiles for each compensation element at target level performance. General industry data from our compensation consultant’s total compensation measurement database at these benchmarks was also considered to supplement the peer group data. The objectives of the review were to compare, for general consistency, the compensation of our executives to that of similarly situated executives, to ensure that our compensation is in line with our compensation strategy and to provide a framework for compensation decisions.

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, experience and succession planning.

The Committee also seeks to balance the various elements of senior executive compensation so that no single element is weighted too heavily and there is an appropriate mix between fixed and variable compensation and short-term and long-term compensation. Given the significant scope and responsibilities of our CEO, which are greater than those of our other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate. In approaching 2023 compensation decisions, the Committee reviewed peer group data which showed that actual total compensation paid to our named executive officers generally was competitively aligned with our peer group.

Base Salary

Consistent with our compensation strategy, we provide base salaries designed to attract and retain our named executive officers and provide them with a base level of income.

In early 2023, the Committee approved base salary increases for our NEOs (other than Ms. Allen who received a base salary increase in late 2022), ranging from 5% to 11%, including 8% for our CEO. As noted above under “Employment Agreements,” Mr. Strickland received an additional 15% increase in base salary, effective November 13, 2023, in consideration of his promotion to Chief Information and Distribution Officer and the expanded scope of his role.

For 2023, the named executive officers were paid the base salaries listed in the Summary Compensation Table below.

Annual Incentive Compensation

Consistent with our compensation strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive financial and operating performance and thus enhance value for our stockholders in the near term.

Annually in the first quarter, the Committee approves the annual incentive compensation program for that year. Generally, at that time, the Committee approves the general plan terms and performance targets for that year’s program. Following the completion of the performance period, the Committee reviews Company operating results achieved against the pre-established performance targets set by the Committee to determine amounts earned under the program based on Company performance. In addition, as a threshold matter, to ensure that the performance of the individual executives is at the high level expected, senior management reviews with the Committee (or in the case of our CEO, the Committee itself reviews) each executive’s individual contributions and personal leadership together with their performance on strategic objectives, business drivers, business development and other initiatives as applicable. If based on this review, performance at the corporate, business unit or individual level did not meet expectations, the Committee may use its discretion to adjust downward or not provide the executive’s annual incentive compensation award.

As part of the annual incentive compensation program, the Committee also approves a target award opportunity expressed as a percentage of each executive’s annual base salary. Under our annual incentive program structure, an executive’s annual incentive compensation may be higher or lower than target annual incentive compensation depending on business and individual performance, subject to a maximum annual incentive award opportunity for our named executive officers capped at 150% of the executive’s target award opportunity.

2023 Annual Incentive Compensation Program.    In the first quarter of 2023, the Committee approved the general framework and certain components of the Company’s 2023 annual incentive compensation program.

For 2023, the Committee approved an annual incentive program consistent with the Company’s pre-pandemic annual incentive compensation programs. In March 2023, the Committee approved performance metric targets based on the following financial and strategic objectives for our executive officers:

•      Financial Objective (weighted 75%): Adjusted EBITDA

•      Strategic Objective (weighted 25%): Global Net Room Growth

We used adjusted EBITDA to incentivize our executives to achieve near-term earnings growth and enhance stockholder value. Under our annual incentive compensation program, EBITDA may be adjusted to exclude certain items which in our view do not necessarily reflect ongoing performance – such as transaction costs and the effects of hyperinflation – the categories of which are specified at the outset of the performance period. For 2023, the adjusted EBITDA target was set at $655 million and was to be measured at December 31, 2023 for the preceding twelve-month period. The pre-established performance tiers ranged from 97% up to 102.4% of the adjusted EBITDA target, with corresponding payout levels ranging, respectively, from 25% of the target award opportunity up to a maximum of 150% of the target award opportunity. Performance achievement below 97% of the adjusted EBITDA target would result in no payout for this portion of the award. Payout level is interpolated where performance under this particular performance metric is achieved between the specified performance tiers subject to the 150% maximum.

We used Global Net Room Growth to provide a specific incentive for our senior executive team to achieve a core strategic goal that drives long-term value creation. For 2023, the Global Net Room Growth target was 3.00%. The pre-established performance tiers correspond to fixed Global Net Room Growth goals of 1.50% up to a maximum Global Net Room Growth target of 3.50%, with corresponding payout gates of 25% of the target award opportunity and a maximum payout of 150% of the target award opportunity, respectively, with performance achievement below 1.50% Global Net Room Growth resulting in no payout for this portion of the award.

In February 2023, based upon its review of peer group and general industry data provided by our compensation consultant and in consideration of the competitive labor market, the Committee also approved increases to each named executive officer’s target award opportunity under the annual incentive compensation program as follows: Mr. Ballotti, from 150% to 160%; Ms. Allen, from 75% to 100%; and Mr. Cash, Mr. Strickland and Ms. Melancon, from 75% to 85%. These target award opportunities were effective February 13, 2023 for the 2023 annual incentive compensation program; the target award opportunities remained the same as under the 2022 annual incentive compensation program through February 12, 2023.

2023 Payout Results.    In February 2024, the Committee reviewed the performance results achieved against the adjusted EBITDA and Global Net Room Growth targets approved by the Committee in March 2023. For 2023, actual adjusted EBITDA was $659 million, resulting in an achievement level of 113%, and actual Global Net Room Growth was 3.48% resulting in an achievement level of 125%. This resulted in payout amounts equal to 116% of each named executive officer’s target award opportunity. No adjustments were made based on individual performance.

The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below lists the annual incentive compensation paid to our named executive officers for 2023.

Long-Term Incentive Compensation

2023 Annual Equity Award Grants

Consistent with our compensation strategy, we provide our named executive officers with long-term incentive compensation to create incentives to prioritize their focus on sustainable and cumulative earnings growth, which in turn promotes share price appreciation for the benefit of stockholders. Our long-term incentive performance awards vest upon completion of a three-year performance period and our time-based awards vest annually in equal increments over a four-year period. Both long-term incentive awards encourage retention, which has become more important in a very competitive talent market. Accordingly, 2023 long-term incentive compensation for our named executive officers focused on aligning their interests with those of stockholders, achieving competitiveness with the external market, rewarding key talent contributions and team member retention. Long-term incentive compensation is granted under our 2018 Equity and Incentive Plan. Our compensation consultant and the Committee periodically review our plan design with respect to items such as long-term incentive mix prevalence and vesting provisions.

Management annually recommends to the Committee an aggregate budget available for long-term incentive compensation, which is allocated based on the relative number of eligible executives. Long-term incentive compensation is then recommended by management (other than for our CEO, which is determined by the Committee) and granted by the Committee to the named executive officers based on individual performance review, tenure, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include results of operations, achievement of strategic objectives and leadership characteristics.

Based on these factors, annual long-term incentive awards were granted to our named executive officers in March 2023 in the form of RSUs and performance stock units (“PSUs”). A PSU represents the right to receive a share of Wyndham common stock on a set vesting date subject to achievement of pre-established performance goals based on earnings before interest and taxes (“EBIT”) per share, as adjusted, and continued employment and provides the executive incentive to drive earnings growth and share price appreciation. Each type of equity award under the long-term incentive plan (“LTIP”) is subject to multi-year vesting to promote retention.

For 2023, the Committee approved the following equity allocation mix, which was consistent with our 2022 equity allocation mix. In March 2023, the Committee approved our CEO’s 2023 annual LTIP awards to be in the form of 50% RSUs and 50% PSUs, and our other named executive officers’ annual LTIP awards were granted in the form of 75% RSUs and 25% PSUs. The Committee felt this approach for the 2023 LTIP appropriately provided a performance-based approach and a normalized LTIP structure.

The target value for 2023 long-term incentive grants for the CEO and the other NEOs are set forth in the Summary Compensation Table in the 2023 Stock Award column. These target values reflect an increase from 2022 target grant values, with such increases ranging from 9% to 17%, with the exception of Mr. Strickland who received a 36% increase in consideration of the results of a competitive benchmarking analysis as well as an increase in the scope and complexity of his role.

The performance goals for our PSU awards are set by the Committee at levels relative to our three-year projected target EBIT per share, as adjusted, established internally at the time of grant. Vesting of 2023 PSU awards, which is scheduled to occur on the third anniversary of the grant date, is contingent upon achievement of the levels of performance specified below and where performance is achieved between these specified performance tiers the number of vested PSUs is interpolated. No shares vest under the terms of these awards unless our cumulative adjusted EBIT per share performance for the three years ended December 31, 2025 meets or exceeds target EBIT per share, as adjusted, as determined at the end of the three-year performance period. We do not disclose the adjusted EBIT per share target for our PSU awards while the applicable performance period is ongoing because this goal relates to executive compensation to be earned in future years, and we believe that disclosure of this forward-looking target would cause us competitive harm. The EBIT per share target goal, as adjusted, established by the Committee at the commencement of the performance period will be disclosed following the conclusion of the performance period when achievement against the target goal is determined by the Committee.

Performance Achievement as % of Adjusted EBIT Per Share Target	Level of Vesting as % of Total PSUs
100.0% of Target Level	100% of PSUs
102.1% of Target Level	120% of PSUs
103.2% of Target Level	140% of PSUs
104.3% of Target Level	160% of PSUs
105.4% of Target Level	180% of PSUs
106.5% of Target Level	200% of PSUs

The Committee believes that the PSU performance goals are consistent with the Committee’s intention of making the vesting of these awards contingent upon achieving strong growth in EBIT per share over time that significantly benefits stockholders.

The EBIT per share results may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance, such as restructuring costs and impairments, the categories for which are specified at the outset of the performance period. Subject to achievement of performance tiers, vesting occurs on the third anniversary of the grant date or later upon certification of results by the Committee.

2021 PSU Grant

In February 2024, the Committee confirmed that the 2021 PSU award granted to our CEO and other named executive officers in February 2021 resulted in 100% payout. Actual EBIT per share, as adjusted, relating to the third year of the three-year performance period beginning on January 1, 2021 and ending on December 31, 2023 was achieved above the $5.60 target EBIT per share, as adjusted, resulting in the maximum payout of 100%.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our compensation strategy. Management and the Committee believe that our perquisites help us retain highly talented managers and allow them to operate more effectively.

In February 2023, the Committee reviewed the perquisites provided to senior management of the Company including our named executive officers and the associated cost. The Committee determined not to make any changes to the perquisite program and approved the perquisites for 2023 including a leased automobile, annual executive physical and financial planning services. Limited personal use of a Company-chartered aircraft for up to 20 hours per year was also approved for our CEO.

In February 2024, as part of its annual review of perquisites, the Committee revised the executive perquisites with one change to the vehicle program. The Committee determined to end this program after considering the reduced prevalence of executive vehicle perquisites based on peer company data provided by our compensation consultant as well as general industry survey data. This program will terminate on a rolling basis as the current lease cycle for each executive’s car concludes. In consideration of the car program expiration and the loss in benefit value to the executive, a comparable value increase to base salary is anticipated.

For certain perquisites, the named executive officers (other than our CEO) receive a tax gross-up payment, which means they receive additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite.

The All Other Compensation Table below lists compensation attributable to perquisites provided to the named executive officers for 2023.

Deferred Compensation Plans

Officer Deferred Compensation Plan.    Our nonqualified officer deferred compensation plan permits named executive officers to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary and annual incentive compensation and, as applicable, commission compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. Upon termination from the Company, the executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments of up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

Savings Restoration Plan.    We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code of 1986, as amended (the “Code”), but there are no matching contributions for these deferrals. None of our current named executive officers has a balance under our Savings Restoration Plan.

401(k) Plan.    We provide all team members, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer base salary. In 2023, we provided named executive officers and other participants a Company match of base salary of up to 5% of base salary, subject to statutory limitations under the Code. The Company match is 100% vested.

Severance Arrangements

The employment agreements and employment letters of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation, as well as accelerated vesting of specified long-term equity grants, and in the case of PSUs, vesting based on performance during a specified period, if the executive’s employment is terminated without cause or, if applicable, for a constructive discharge. These severance terms for our named executive officers are generally consistent with peer group market practices and data provided by our compensation consultant. These payments and terms are discussed more specifically below under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change in Control.”

We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the Committee’s review of executive compensation.

Change-in-Control Arrangements

In the event of a change in control of Wyndham Hotels, the named executive officers receive cash severance payments only if their employment is terminated without cause or, if applicable, for constructive discharge following the change in control. Our named executive officers are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Long-term equity compensation grants made to all eligible team members, including the named executive officers, fully vest on a change in control. The payments and terms of our named executive officers’ change-in-control arrangements are discussed below under “Agreements with Named Executive Officers” and “Potential Payments on Termination or Change in Control.”

The change-in-control terms for severance payments for the named executive officers established in connection with their employment agreements and letters are generally consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction may result in increased stockholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction that is in the best interest of stockholders should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements arises only in the context of an imminent change in control. The terms do not enhance the named executive officers’ current income and therefore are independent of the Committee’s review of executive compensation.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of stockholders. The guidelines were amended in May 2023 to, among other items, increase the ownership requirements for our named executive officers. As amended, the guidelines now require our named executive officers to own Wyndham common stock with a market value at least equal to the following multiples: CEO: 6 times base salary, and the other named executive officers: 3 times base salary. Stock ownership meeting the guidelines includes common stock directly owned by the named executive officer and by immediate family members residing in the same household, share equivalents held in the Company’s 401(k) plan, shares held in trust by the named executive officer and by immediate family members residing in the same household (with the foregoing three types of shares referred to collectively as “Unrestricted Shares”), restricted stock and RSUs, but excludes PSUs and stock options. Further, the amended guidelines also incorporate a requirement regarding the composition of named executive officers’ ownership. Each named executive officer is required to own Unrestricted Shares with a market value at least equal to the following multiples: CEO: 2 times base salary, and the other named executive officers: 1 times base salary. These Unrestricted Shares are counted towards both the composition and ownership requirements.

Named executive officers have a period of five years after first becoming an executive officer subject to the guidelines to achieve compliance with the ownership and composition requirements, and a period of three years after becoming subject to a greater ownership requirement due to a promotion, an increase in base salary or changes to the guidelines otherwise resulting in an increase to their individual requirement. As of December 31, 2023, all of our named executive officers were in compliance with the stock ownership guidelines.

Clawback Policy

Effective October 2, 2023, we adopted an incentive compensation recovery policy (a “clawback policy”) in compliance with Rule 10D-1 of the Exchange Act and the NYSE listing standards, which requires the Company to recover from current and former officers the amount of incentive-based compensation that was erroneously awarded during the three years preceding the date of an accounting restatement resulting from material non-compliance with any financial reporting requirement under U.S. securities laws.

Policy Against Hedging and Pledging of Company Stock

Our insider trading policy contains restrictions on transactions in our securities by our Directors, executive officers and other team members who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from directly or indirectly purchasing financial instruments or engaging in any derivative transactions that are designed to hedge, offset or eliminate the risk of any decrease in the market value of Company securities. These persons are also prohibited under this policy from pledging Company securities as collateral for personal loans, including holding Company securities in margin accounts.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

Bruce B. Churchill (Chair)
Myra J. Biblowit
James E. Buckman

2023 Summary Compensation Table

The following table summarizes compensation paid to our named executive officers for 2023, 2022 and 2021.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)
Geoffrey A. Ballotti (d) President and Chief Executive Officer	2023	1,143,719	—	6,999,979	—	2,108,404	407,610	10,659,712
	2022	1,063,291	—	5,999,974	—	2,392,406	277,118	9,732,789
	2021	1,030,011	—	13,000,000	1,600,000	2,317,524	262,004	18,209,539
Michele Allen Chief Financial Officer and Head of Strategy	2023	599,999	—	1,999,906	—	675,922	177,823	3,453,650
	2022	525,393	—	2,749,866	—	591,068	141,257	4,007,584
	2021	500,009	—	2,609,375	—	562,510	127,553	3,799,447
Paul F. Cash General Counsel, Chief Compliance Officer and Corporate Secretary	2023	514,900	—	1,499,929	—	501,080	137,636	2,653,545
	2022	490,348	—	1,374,891	—	551,642	133,899	2,550,780
	2021	475,002	—	2,083,334	—	534,377	122,758	3,215,471
Scott Strickland (e) (f) Chief Information and Distribution Officer	2023	459,968	—	1,499,929	—	447,960	105,168	2,513,025
	2022	412,935	—	1,599,862	—	464,553	53,007	2,530,357
	2021	—	—	—	—	—	—	—
Monica Melancon (e) Chief Human Resources Officer	2023	428,018	—	1,249,941	—	417,918	98,137	2,194,014
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
________________
(a)

Represents the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 13 to our 2023 audited financial statements of our 2023 Form 10-K filed with the SEC on February 15, 2024.

The grant date fair value for time-based RSUs is computed in accordance with ASC 718 and is based on the closing price of the Company’s common stock on the grant date. The grant date fair value attributable to RSUs granted in 2023 is as follows: Mr. Ballotti, $3,499,989; Ms. Allen, $1,499,929; Mr. Cash, $1,124,947; Mr. Strickland, $1,124,947; and Ms. Melancon, $937,494.

The grant date fair value attributable to PSUs granted in 2023 was computed in accordance with ASC 718 based upon the closing price of the Company’s common stock on the grant date and the probable outcome of the performance conditions as of the grant date. The grant date fair value attributable to PSUs granted in 2023, as reported in the table, is as follows, reflecting achievement of target adjusted EBIT per share performance: Mr. Ballotti, $3,499,989; Ms. Allen, $499,976; Mr. Cash, $374,982; Mr. Strickland, $374,982; and Ms. Melancon, $312,447. The grant date fair value of PSUs granted in 2023 assuming achievement of maximum performance conditions is as follows: Mr. Ballotti, $6,999,979; Ms. Allen, $999,953; Mr. Cash, $749,965; Mr. Strickland, $749,965; and Ms. Melancon, $624,893. The actual value realized by each individual with respect to PSU awards will depend on the number of shares earned based on our actual performance over the three-year performance period measured against the cumulative adjusted EBIT performance goal established at the time of grant.

(b)

For 2023, represents annual incentive compensation for 2023 paid in 2024. For 2022, represents annual incentive compensation for 2022 paid in 2023. For 2021, represents annual incentive compensation for 2021 paid in 2022.

(c)	See All Other Compensation Table below for a description of compensation included in this column.
(d)

We entered into an amended and restated employment agreement with Mr. Ballotti in November 2023. Mr. Ballotti’s original employment agreement was set to expire on May 31, 2024. Under the terms of the amended and restated employment agreement, Mr. Ballotti’s term of employment was extended to May 31, 2029, with a base salary of $1,300,000 and annual bonus target percentage of 175%, each effective as of January 1, 2024.

(e)	Information is not reported for Mr. Strickland for 2021 or for Ms. Melancon for 2021 or 2022 because they were not previously named executive officers for those years.
(f)

Mr. Strickland received a promotion to expand his role to include Revenue Management as well as continue his leadership of all Information Technology functions globally. In connection with his promotion, his title was expanded to Chief Information and Distribution Officer and his annual base salary rate was increased to $530,000, each effective as of November 13, 2023.

2023 All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following for 2023.

	Mr. Ballotti ($)	Ms. Allen ($)	Mr. Cash ($)	Mr. Strickland ($)	Ms. Melancon ($)
Personal use of aircraft (a)	143,426	—	—	—	—
Company automobile (b)	31,581	36,047	22,868	24,175	22,703
Financial planning services (c)	8,528	7,113	7,113	—	—
401(k) Company match	16,500	16,500	16,500	16,500	16,500
Deferred compensation Company match	195,127	76,555	60,959	54,476	50,756
Annual physical (d)	11,000	11,000	5,000	—	—
Aggregate tax gross-up (e)	—	29,562	23,600	8,421	7,132
Other (f)	1,448	1,046	1,596	1,596	1,046
Total	407,610	177,823	137,636	105,168	98,137
________________
(a)

In 2021, the Compensation Committee approved limited personal use of aircraft for the CEO of up to 20 hours each year. The value shown for personal use of a Company-provided (leased under timeshare or chartered), non-commercial aircraft is the aggregate incremental cost to the Company. Personal use of such Company-provided aircraft reflects the full cost charged to the Company for such use. On certain occasions a spouse, family member or other guests may accompany the CEO on a personal trip. No additional cost was incurred by the Company in such situations. The CEO is fully responsible for all personal income taxes associated with such personal use of aircraft.

(b)

Aggregate incremental cost to us of automobile benefit calculated as the aggregate Company payment less any executive contribution. The amounts for Company payment include insurance, repair costs (if any) and other charges and exclude tax gross-up described below.

(c)	Amounts exclude tax gross-up described below.
(d)	Aggregate incremental cost to us of annual physical exams for our named executive officers.
(e)

Aggregate tax gross-up for our named executive officers consisted of the following: Ms. Allen, automobile, $21,853, financial planning, $7,447 and Wyndham Rewards points awarded, $262; Mr. Cash, automobile, $15,891, financial planning, $7,447 and Wyndham Rewards points awarded, $262; Mr. Strickland, automobile, $8,159 and Wyndham Rewards points awarded, $262; and Ms. Melancon, automobile, $6,990 and Wyndham Rewards points awarded, $142.

(f)

Includes the value of Wyndham Rewards Points awarded to our named executive officers (amount excludes tax gross-up described above), the cost of airline club memberships for certain of our named executive officers, as well as an American Express credit card annual fee paid on behalf of our named executive officers.

In accordance with SEC rules, the value of dividends paid to our named executive officers upon vesting of RSUs is not reported above because dividends were factored into the grant date fair value of these awards.

2023 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2023.

Name	Award Type (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Possible Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ballotti	RSU	3/01/23	—	—	—	—	—	—	45,278	—	—	3,499,989
	PSUs	3/01/23	—	—	—	45,278	45,278	90,556	—	—	—	3,499,989
	2023 AIP	(b)	454,397	1,817,590	2,726,385	—	—	—	—	—	—	—
Ms. Allen	RSU	3/01/23	—	—	—	—	—	—	19,404	—	—	1,499,929
	PSUs	3/01/23	—	—	—	6,468	6,468	12,936	—	—	—	499,976
	2023 AIP	(b)	145,673	582,692	874,038	—	—	—	—	—	—	—
Mr. Cash	RSU	3/01/23	—	—	—	—	—	—	14,553	—	—	1,124,947
	PSUs	3/01/23	—	—	—	4,851	4,851	9,702	—	—	—	374,982
	2023 AIP	(b)	107,991	431,965	647,948	—	—	—	—	—	—	—
Mr. Strickland	RSU	3/01/23	—	—	—	—	—	—	14,553	—	—	1,124,947
	PSUs	3/01/23	—	—	—	4,851	4,851	9,702	—	—	—	374,982
	2023 AIP	(b)	96,543	386,173	579,259	—	—	—	—	—	—	—
Ms. Melancon	RSU	3/01/23	—	—	—	—	—	—	12,128	—	—	937,494
	PSUs	3/01/23	—	—	—	4,042	4,042	8,084	—	—	—	312,447
	2023 AIP	(b)	90,068	360,274	540,411	—	—	—	—	—	—	—
________________
(a)

RSU: RSU awards granted on March 1, 2023, which vest ratably over four years subject to continued employment through the vesting date.

PSUs: PSU awards granted on March 1, 2023, which vest subject to achievement of pre-established performance goals for the cumulative three-year performance period ending December 31, 2025 as described in footnote (c) below.

2023 AIP: Award opportunities under our 2023 annual cash incentive plan approved by the Compensation Committee on February 3, 2023.

(b)

Represents potential threshold, target and maximum annual incentive compensation for 2023 under the annual incentive program. See “Annual Incentive Compensation” in the Compensation Discussion and Analysis for more information. Amounts actually paid for 2023 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(c)

The amounts in these columns represent the range of PSUs that may be earned based on cumulative adjusted EBIT per share performance measured over the three-year performance period. The threshold amount reflects the minimum number of shares that may be earned for achievement of target performance, and the maximum amount reflects the number of shares that may be earned based on achievement at or above 106.5% of target. Where performance is achieved between the specified performance tiers, the number of vested PSUs is interpolated. The actual number of PSUs earned pursuant to these awards will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goal established at the time of grant as adjusted. PSUs, if earned, convert to Wyndham common stock on a one-for-one basis.

Under our 2018 Equity and Incentive Plan, all grants set forth in the table fully vest on a change in control. Dividends paid on Wyndham common stock are credited for unvested RSUs and PSUs and are paid in cash only to the extent the underlying RSUs or PSUs vest.

Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2023.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested ($)(a)
		Exercisable	Unexercisable
Mr. Ballotti	6/01/2018	213,310	—(b)	61.40	6/01/2024	—	—	—	—
	2/27/2019	191,204	—(c)	52.44	2/27/2029	—	—	—	—
	2/25/2020	196,449	65,483(d)	53.40	2/25/2026	10,534(e)	847,039	—	—
	2/23/2021	40,858	40,858(f)	65.21	2/23/2027	36,804(g)	2,959,410	49,072(h)	3,945,880
	2/23/2021	—	—	—	—	76,675(i)	6,165,437	—	—
	3/10/2022	—	—	—	—	27,194(j)	2,186,670	72,516(k)	5,831,012
	3/01/2023	—	—	—	—	45,278(l)	3,640,804	45,278(m)	3,640,804
Ms. Allen	6/01/2018	2,667	—(b)	61.40	6/01/2024	—	—	—	—
	2/27/2019	6,274	—(c)	52.44	2/27/2029	—	—	—	—
	2/25/2020	21,828	10,914(d)	53.40	2/25/2026	5,267(e)	423,519	—	—
	2/23/2021	—	—	—	—	16,006(g)	1,287,042	8,002(h)	643,441
	3/10/2022	—	—	—	—	11,897(j)	956,638	10,574(k)	850,255
	10/31/2022	—	—	—	—	13,170(n)	1,059,000	—	—
	3/01/2023	—	—	—	—	19,404(l)	1,560,276	6,468(m)	520,092
Mr. Cash	2/27/2019	23,900	—(c)	52.44	2/27/2029	—	—	—	—
	2/25/2020	27,284	9,095(d)	53.40	2/25/2026	4,389(e)	352,919	—	—
	2/23/2021	—	—	—	—	12,779(g)	1,027,559	6,389(h)	513,739
	3/10/2022	—	—	—	—	9,348(j)	751,673	8,308(k)	668,046
	3/01/2023	—	—	—	—	14,553(l)	1,170,207	4,851(m)	390,069
Mr. Strickland	6/01/2018	8,532	—(b)	61.40	6/01/2024	—	—	—	—
	2/27/2019	12,547	—(c)	52.44	2/27/2029	—	—	—	—
	2/25/2020	21,827	7,276(d)	53.40	2/25/2026	3,511(e)	282,320	—	—
	2/23/2021	—	—	—	—	9,105(g)	732,133	4,552(h)	366,026
	3/10/2022	—	—	—	—	7,478(j)	601,306	6,646(k)	534,405
	10/31/2022	—	—	—	—	6,585(n)	529,500	—	—
	3/01/2023	—	—	—	—	14,553(l)	1,170,207	4,851(m)	390,069
Ms. Melancon	2/25/2020	—	—	—	—	468(e)	37,632	—	—
	2/23/2021	—	—	—	—	7,668(g)	616,584	3,833(h)	308,212
	3/10/2022	—	—	—	—	7,478(j)	601,306	6,646(k)	534,405
	3/01/2023	—	—	—	—	12,128(l)	975,212	4,042(m)	325,017
________________
(a)	Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 29, 2023 of $80.41.
(b)	Grant of stock options, which vested ratably over a period of four years on each anniversary of June 1, 2018.
(c)	Grant of stock options, which vested ratably over a period of four years on each anniversary of February 27, 2019.
(d)	Grant of stock options, which vest ratably over a period of four years on each anniversary of February 27, 2020.
(e)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2020.
(f)	Grant of stock options, which vest ratably over a period of four years on each anniversary of February 27, 2021.
(g)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2021.
(h)

Grant of PSUs, which vest following the conclusion of a three-year performance period ending on December 31, 2023 based on actual EBIT, as adjusted, for fiscal 2023, as measured against the pre-established performance tiers. Amount reported represents the maximum number of shares which may be earned.

(i)	Grant of RSUs, which cliff vest on February 27, 2024.
(j)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 10, 2022.
(k)

Grant of PSUs, which vest following the conclusion of a three-year performance period ending on December 31, 2024 based on actual three-year cumulative EBIT per share, as adjusted, as measured against the pre-established performance tiers. Amount reported represents the number of shares which may be earned at maximum achievement level. Actual shares that may be issued can range from 0% to 200% of target based upon performance.

(l)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of March 1, 2023.
(m)

Grant of PSUs, which vest following the conclusion of a three-year performance period ending on December 31, 2025 based on actual three-year cumulative EBIT per share, as adjusted, as measured against the pre-established performance tiers. Amount reported represents the number of shares which may be earned at target achievement level. Actual shares that may be issued can range from 0% to 200% of target based upon performance.

(n)	One-time grant of RSUs, which cliff vest on October 31, 2025.

2023 Option Exercises and Stock Vested Table

The following table summarizes the vesting of RSUs in 2023 with respect to the common stock of Wyndham Hotels. No options were exercised by our named executive officers in 2023.

Name	Option Awards			Stock Awards
	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Date	Number of Wyndham Hotels Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Ballotti	—		—	2/27/2023(b)(c)(d)	38,470	2,971,808
	—		—	3/10/2023(e)	9,064	643,816
Ms. Allen	—		—	2/27/2023(b)(c)(d)	15,147	1,170,106
	—		—	3/10/2023(e)	3,965	281,634
Mr. Cash	—		—	2/27/2023(b)(c)(d)	14,355	1,108,924
	—		—	3/10/2023(e)	3,115	221,258
Mr. Strickland	—		—	2/27/2023(b)(c)(d)	9,941	767,942
	—		—	3/10/2023(e)	2,492	177,007
Ms. Melancon	—		—	2/27/2023(b)(c)(d)	4,541	350,792
	—		—	3/10/2023(e)	2,492	177,007
________________
(a)

Amounts in this column reflect the number of shares vested multiplied by the closing market price per share on the vesting date or settlement date (or the immediately preceding trading day if the vesting or settlement date fell on a date on which there was no trading on the NYSE), as applicable, as follows: February 27, 2023, $77.25; and March 10, 2023, $71.03.

(b)	RSUs granted on February 27, 2019, 25% of which vested on February 27, 2023.
(c)	RSUs granted on February 25, 2020, 25% of which vested on February 27, 2023.
(d)	RSUs granted on February 23, 2021, 25% of which vested on February 27, 2023.
(e)	RSUs granted on March 10, 2022, 25% of which vested on March 10, 2023.

2023 Nonqualified Deferred Compensation Table

The following table provides information regarding 2023 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers had a balance under our Savings Restoration Plan (under which plan there are no matching Company contributions).

Name	Executive Contributions in 2023 ($)(a)	Company Contributions in 2023 ($)(b)	Aggregate Earnings in 2023 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2023 ($)(d)
Mr. Ballotti	195,127	195,127	1,533,500	—	7,466,717
Ms. Allen	76,555	76,555	32,272	—	717,126
Mr. Cash	60,959	60,959	88,649	—	1,012,172
Mr. Strickland	54,476	54,476	4,583	—	59,779
Ms. Melancon	130,160	50,756	64,990	—	462,339
________________
(a)	All amounts are included as 2023 compensation in the Summary Compensation Table above. Includes amounts applicable to 2023 annual incentive compensation paid in 2024.
(b)	All amounts are reported as 2023 compensation in the All Other Compensation Table above. Includes amounts applicable to 2023 annual incentive compensation paid in 2024.
(c)	Represents gains or losses in 2023 on investment of aggregate balance.
(d)

Salary and annual incentive compensation deferred under the Officer Deferred Compensation Plan, as well as Company contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned. The Aggregate Balance at 12/31/2023 does not include contributions or earnings related to the 2023 annual incentive compensation paid in 2024 (but for which the incentive payments are included in the executive and company contributions columns of this table).

Our Officer Deferred Compensation Plan and our Savings Restoration Plan are described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2023, we offered a range of investment options consisting of various mutual funds including money market, index, debt and equity funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under “Potential Payments on Termination or Change in Control.” In February 2023, the employment agreements and employment letters of our named executive officers, other than Ms. Allen who entered into an amended and restated employment agreement in the fourth quarter of 2022, were amended to clarify that the base salary amounts and target bonus percentages reflected therein represent minimums subject to potential future upward adjustment. For Mr. Strickland, the amendment also brought his agreement in line with the benefits provided for the other named executive officers by including a provision for reimbursement of premiums for continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), as described below.

Mr. Ballotti

Employment Agreement.    In June 2018, we entered into an employment agreement with Mr. Ballotti with a term expiring in May 2021. In February 2021, we entered into an amendment and restatement of Mr. Ballotti’s employment agreement with an effective date of February 23, 2021 which extended his term of employment through May 2024. In November 2023, we entered into an amended and restated employment agreement with an effective date of January 1, 2024, which extended his term of employment through May 2029.

Mr. Ballotti’s agreement, as amended and restated, provides for a minimum base salary of $1,300,000, annual incentive compensation with a target amount of no less than 175% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers, as well as up to 20 hours per year of personal use of an aircraft made available by the Company.

Mr. Ballotti’s agreement provides that if his employment is terminated without cause or due to a constructive discharge, he will be entitled to: a lump-sum payment equal to 299% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Ballotti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target annual incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Mr. Ballotti’s then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (including restricted stock units but excluding stock options and stock appreciation rights) would vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change in control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Ballotti’s entitlement to the foregoing severance payments and benefits under his employment agreement is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and (i) for one year following termination of employment for any reason, if Mr. Ballotti’s employment terminates after expiration of the term of the employment agreement, or (ii) for two years following termination of employment for any reason, if Mr. Ballotti’s employment terminates during the three-year term of the employment agreement.

Ms. Allen

Employment Agreement.    In December 2019, in connection with Ms. Allen’s appointment as our CFO, we entered into an employment agreement with Ms. Allen with an effective date of December 3, 2019 and a term expiring in December 2022. In November 2022, we entered into an amendment and restatement of Ms. Allen’s employment agreement with an effective date of November 7, 2022 which extended her term of employment through May 2026.

Ms. Allen’s agreement provides for a minimum base salary of $600,000, annual incentive compensation with a target amount of no less than 75% of her base salary subject to meeting performance goals, grants of equity incentive awards as determined by the Committee, employee benefits generally offered to eligible full-time employees, and perquisites generally offered to similarly situated senior executive officers.

Ms. Allen’s agreement provides that if her employment is terminated without cause or due to a constructive discharge, she will be entitled to: a lump-sum payment equal to 200% of the sum of her then-current base salary, plus the highest annual incentive compensation award paid to Ms. Allen with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed her then-target incentive compensation award). In addition, if she elects to continue health plan coverage in accordance with COBRA, the Company will reimburse her for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if she becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Ms. Allen’s then-outstanding time-based equity awards granted on or after December 3, 2019 that otherwise would vest within the one year following such termination will vest, and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change in control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Ms. Allen’s entitlement to the foregoing severance payments and benefits under her employment agreement is subject to her timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and (i) for one year following termination of employment for any reason, if Ms. Allen’s employment terminates after expiration of the term of the employment agreement, or (ii) for two years following termination of employment for any reason, if Ms. Allen’s employment terminates during the initial three-year term of the employment agreement.

Mr. Cash

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Cash with an effective date of June 1, 2018, as amended and restated effective February 13, 2023.

Mr. Cash’s employment letter, as amended, provides for a minimum base salary of $400,000, annual incentive compensation with a target amount of no less than 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Mr. Cash’s employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Cash with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Cash’s then-outstanding time-based equity awards that would otherwise vest within the twelve-month period following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (other than stock options and stock appreciation rights) will vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change in control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Cash’s entitlement to the foregoing severance payments and benefits under his employment letter is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Mr. Strickland

Employment Letter.    In February 2020, we entered into an employment letter with Mr. Strickland with an effective date of February 15, 2020, as amended and restated effective February 13, 2023.

Mr. Strickland’s employment letter, as amended, provides for a minimum base salary of $400,000, annual incentive compensation with a target amount of no less than 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Mr. Strickland’s employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Strickland with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then-current base salary). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Strickland’s then-outstanding time-based equity awards that would otherwise vest within the twelve-month period following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (other than stock options and stock appreciation rights) will vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change in control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Strickland’s entitlement to the foregoing severance payments and benefits under his employment letter is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Ms. Melancon

Employment Letter.    In December 2020, we entered into an employment letter with Ms. Melancon with an effective date of March 1, 2021, as amended and restated effective February 13, 2023.

Ms. Melancon’s employment letter, as amended, provides for a minimum base salary of $400,000, annual incentive compensation with a target amount of no less than 75% of her base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Ms. Melancon’s employment letter provides that if her employment is terminated by the Company other than for cause, but not including termination due to death or disability, she will be entitled to a lump-sum payment equal to 200% of the sum of her then-current base salary plus the highest annual incentive compensation award paid to Ms. Melancon with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed her then target-incentive compensation award). In addition, if she elects to continue health plan coverage in accordance with COBRA, the Company will reimburse her for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if she becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Ms. Melancon’s then-outstanding time-based equity awards that would otherwise vest within the twelve-month period following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (other than stock options and stock appreciation rights) will vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change in control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Ms. Melancon’s entitlement to the foregoing severance payments and benefits under her employment letter is subject to her timely execution and non-revocation of a general release of claims in favor of the Company.

Potential Payments on Termination or Change in Control

The following table describes the potential payments and benefits to which the named executive officers who served during 2023 would be entitled upon termination of employment or a change in control. The payments described in the table are based on the assumption that the termination of employment or change in control occurred on December 31, 2023.

Name	Termination Event	Cash Severance ($)(a)	Continuation of Medical Benefits ($)(b)	Acceleration of Equity Awards ($)(c)	Total Termination Payments ($)
Mr. Ballotti	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	31,606,791	31,606,791
	Termination without Cause or Constructive Discharge	8,993,741	47,730	21,208,514	30,249,985
	Qualifying Termination Following Change in Control	8,993,741	47,730	31,606,791	40,648,262
Ms. Allen	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	7,595,050	7,595,050
	Termination without Cause or Constructive Discharge	2,382,136	41,873	3,911,227	6,335,236
	Qualifying Termination Following Change in Control	2,382,136	41,873	7,595,050	10,019,059
Mr. Cash	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	5,119,869	5,119,869
	Termination without Cause or Constructive Discharge	1,919,190	47,730	3,097,236	5,064,156
	Qualifying Termination Following Change in Control	1,919,190	47,730	5,119,869	7,086,789
Mr. Strickland	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	4,802,490	4,802,490
	Termination without Cause or Constructive Discharge	1,989,106	39,370	2,498,341	4,526,817
	Qualifying Termination Following Change in Control	1,989,106	39,370	4,802,490	6,830,966
Ms. Melancon	Voluntary Resignation, Retirement, Involuntary Termination for Cause	—	—	—	—
	Death or Disability	—	—	3,398,368	3,398,368
	Termination without Cause or Constructive Discharge	1,600,620	46,924	1,849,430	3,496,974
	Qualifying Termination Following Change in Control	1,600,620	46,924	3,398,368	5,045,912
________________
(a)

Cash severance payable upon a Qualifying Termination Following Change in Control assumes that the employment of the named executive officer was terminated on a change in control as a termination without cause or, as applicable, a constructive discharge.

(b)	Represents 18 months’ reimbursement for continued health plan coverage in accordance with COBRA if elected by the executive officer.
(c)

Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 29, 2023 of $80.41. This table assumes that all unvested equity awards to which the executive would be entitled vested on December 31, 2023. Upon a change in control, all grants made under our 2018 Equity and Incentive Plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved in accordance with the terms of the applicable award agreement whether or not the executive’s employment is terminated. Upon a termination without cause or constructive discharge, the number of PSUs that each NEO would ultimately receive would be subject to performance achievement, but solely for purposes of this table, maximum performance achievement is assumed for our 2021 and 2022 PSU awards and target performance achievement is assumed for our 2023 PSU awards.

Accrued Pay.    The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried team members generally upon termination of employment.

Deferred Compensation.    The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.    The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our 2018 Equity and Incentive Plan.

•      A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his or her duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his or her duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•      Under the employment agreements of Mr. Ballotti and Ms. Allen, a constructive discharge means the occurrence of any material breach or failure by us to fulfill our obligations under the executive’s employment agreement; any material reduction in base salary or target award opportunity under our annual incentive plan; any material diminution in the executive’s authority, duties or responsibilities; a required relocation of over fifty miles; not offering to renew his or her employment agreement on substantially similar terms prior to the end of the employment period; or an acquiring company does not agree to assume the executive’s employment agreement.

•      A without cause termination occurs if the executive’s employment is terminated other than due to death, disability or for cause.

Acceleration of Equity Awards.    Upon a change in control as defined in our 2018 Equity and Incentive Plan, grants made to all eligible team members, including the named executive officers, under the plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Under our 2018 Equity and Incentive Plan, a change in control generally means any person or persons (other than us, any fiduciary holding securities under a Company employee benefit plan or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Hotels or any of our subsidiaries is consummated with another company, consummation of a plan of liquidation of the Company or at least 40 percent of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity’s board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change in Control.    For our named executive officers, severance payments in connection with a change in control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change in control as a constructive discharge or termination without cause. Grants made under our 2018 Equity and Incentive Plan fully vest on a change in control, whether or not the executive’s employment is terminated.

2023 Pay Ratio Disclosure

We provide the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For purposes of determining our pay ratio for 2023, the median of the annual total compensation of all employees of our Company (other than our CEO) was $86,672 and the annual total compensation of our CEO was $10,674,900. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2023 was 123 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

To identify this median, we used the following methodology:

•      We determined that, as of December 31, 2023, our employee population, including our full-time, part-time and temporary employees, consisted of approximately 2,247 individuals, with 1,154 of these individuals located in the U.S. and 1,093 located outside of the U.S. Our employee population also included those full-time, part-time and temporary employees who were employed on December 31, 2023, but who did not work for us the entire year. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded a total of 99 non-U.S. employees1 from this employee population. For purposes of determining our pay ratio, our designated employee population (excluding the CEO) is comprised of a total of 2,147 employees, including 1,153 U.S. employees and 994 non-U.S. employees.

•      To identify the median employee, we compared the amount of annual base salary, overtime, cash incentive awards and bonus compensation for each employee in the designated employee population. This compensation measure was consistently applied to all such employees.

•      In making this determination, we annualized the compensation of approximately 300 full-time employees and 16 part-time employees who were employed on December 31, 2023, but who did not work for us for the entire year, including 1 part-time employee who was on furlough during 2023.

In determining our pay ratio, we combined all of the elements of our median employee’s compensation for 2023 in accordance with the reporting requirements used for the Summary Compensation Table plus the value attributable to health benefits provided under our non-discriminatory benefit plans, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the 2023 Summary Compensation Table above plus the value attributable to health benefits provided under our non-discriminatory benefit plans.2

________________
[1]

We excluded the following number of employees from each of the following countries: 1 from each of Azerbaijan, Poland, Romania, Saudi Arabia, Sweden and Thailand; 2 from each of Colombia, France and Indonesia; 3 from each of Australia, Georgia, the Republic of Korea and Portugal; 5 from each of Greece and Spain, 13 from each of Brazil and Germany, 14 from the United Arab Emirates and 25 from India.

[2]	As permitted by SEC rules, the amount attributable to these health benefits ($15,188) is not included in our CEO’s total compensation reported above in the 2023 Summary Compensation Table.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed fiscal years.

Pay versus Performance Table – Compensation Definitions

The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the other Named Executive Officers (“Other NEOs”) as reported in the Summary Compensation Table for the past four fiscal years, as well as their “Compensation Actually Paid.” Compensation Actually Paid as reported in this section is calculated pursuant to recently adopted SEC rules, which require various adjustments be made to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The dollar amounts do not reflect the actual amount of compensation earned or received by the PEO or Other NEOs during the applicable year.

Pay versus Performance Table

Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(1)(3)(4)	Average Summary Compensation Table Total for Other NEOs ($)(5)(6)	Average Compensation Actually Paid to Other NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based On:		WH GAAP Net Income ($)(9)	WH EBIT Per Share, as adjusted ($)(10)
					WH Total Shareholder Return ($)(7)	Peer Group Total Shareholder Return ($)(8)
2023	10,659,712	16,068,245	2,703,559	3,503,272	136.08	111.92	289	7.18
2022	9,732,789	1,614,733	2,808,056	1,700,216	118.40	67.29	355	6.65
2021	18,209,539	33,542,395	3,120,108	4,413,427	146.27	88.83	244	5.68
2020	6,504,163	10,747,855	2,693,111	2,149,625	95.85	74.12	(132)	2.94

____________

(1)     Chief Executive Officer Geoffrey A. Ballotti served as the PEO for all four years above and shall be referred to as “CEO” throughout the remainder of this section.

(2)     The dollar amounts reported are the amounts of total compensation reported for our CEO for each corresponding year in the “Total” column of the Summary Compensation Table.

(3)     Calculations of Compensation Actually Paid are reported in compliance with SEC rules which require certain adjustments be made to the Summary Compensation Table reported totals. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the CEO or Other NEOs without restriction, but rather is a value calculated under the applicable SEC rules. In general, Compensation Actually Paid is calculated as Summary Compensation Table total compensation adjusted to include the fair value of equity awards as of December 31st of the applicable year or, if earlier, the vesting date (rather than the grant date). The calculation of Average Compensation Actually Paid to Other NEOs for the years 2022, 2021 and 2020 was adjusted to include amounts attributable to equity awards that were inadvertently excluded. The adjustments result in an increase of $340,742 for 2022, $15,137 for 2021 and $1,847 for 2020. Our CEO and Other NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included. The following table details these adjustments:
Year	Role(s)	Summary Compensation Table Total ($)	(Subtract) Original Grant Date Fair value of Stock Awards and Option Awards Granted in Year	Add Year- End Fair Value of Awards Granted in Year	Add/ (Subtract) Change in Fair Value of Equity Awards Granted in Prior Years	Add/ (Subtract) Change in Value of Vested Equity Awards	(Subtract) Value of Equity Awards that Failed to Meet Vesting Conditions	Add Value of Dividends or other Earnings Paid on Stock Awards or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Compensation Actually Paid
2023	CEO	10,659,712	(6,999,979)	7,281,608	4,163,401	636,429	—	327,074	16,068,245
	Other NEOs	2,703,559	(1,562,426)	1,625,287	567,712	97,780	—	71,360	3,503,272
2022	CEO	9,732,789	(5,999,974)	6,463,895	(7,900,974)	(886,654)	—	205,651	1,614,733
	Other NEOs	2,808,056	(1,706,121)	1,642,813	(1,001,586)	(88,987)	—	46,041	1,700,216
2021	CEO	18,209,539	(14,600,000)	20,613,575	7,932,664	1,199,193	—	187,424	33,542,395
	Other NEOs	3,120,108	(1,532,292)	2,106,488	941,103	176,611	(423,178)	24,587	4,413,427
2020	CEO	6,504,163	(4,500,000)	7,931,831	1,318,023	(560,432)	—	54,270	10,747,855
	Other NEOs	2,693,111	(1,291,667)	1,258,115	145,302	(234,199)	(428,953)	7,916	2,149,625

          The table above does not reflect the LTIP modifier grants awarded in 2019 and 2020 in the form of PSUs. No original grant date fair value was attributable to these awards under ASC 718 due to the fact that no amount would have been earned under these awards at target performance and performance in excess of 100% of target performance was required for any PSUs to be earned. While the 2020 grant would have had a $0 impact on Compensation Actually Paid, the 2019 grant would have resulted in a downward adjustment of $(1,317,496) for our CEO and $(172,227) on average for our Other NEOs for 2020, with no further adjustments with respect to either award in 2021 and 2022. These awards have been excluded to avoid such a reduction in Compensation Actually Paid under the foregoing circumstances.

(4)     For 2023, the values of restricted stock units, performance stock units and stock options used to calculate Compensation Actually Paid reflect the following assumptions. The disclosure of ranges reflects the consolidation of different grant years into each covered fiscal year under the Pay Versus Performance disclosure. As such, each covered year includes awards granted in such year and awards granted in prior years that were either unvested and outstanding or had vested in such year. The fair value of stock options is estimated using a Black-Scholes option pricing model in accordance with the SEC rules. This model uses both historical data and current market data to estimate the fair value of options and requires several assumptions. The Company did not grant stock options during 2023.

2023
Restricted Share Units
Stock Price (1)	$71.31 – $81.40
Performance Share Units
Financial Metric Multiplier (2)	100 – 200%
Stock Options
Expected life (in years)	0.3 – 1.9 years
Volatility	24.1 – 29.0%
Expected dividend yield	1.7 – 1.9%
Risk-free rate	4.6 – 5.3%
________________
(1)	All our grants are made on the same date and vest on the same date. As such, the same stock price assumption covers RSUs, PSUs, and options.

(2)

Because each covered fiscal year in the Pay versus Performance disclosure incorporates grants made in different years, a range of multipliers is shown based on the payout expectations as of the applicable fiscal year end date or vesting date.

(5)

The Other NEOs in the 2023 reporting year are Michele Allen, Paul F. Cash, Scott Strickland and Monica Melancon. The Other NEOs in the 2022 reporting year are Michele Allen, Paul F. Cash, Lisa Checchio, and Scott Strickland. The Other NEOs in the 2021 reporting year are Michele Allen, Paul F. Cash, Lisa Checchio, Scott LePage and Mary R. Falvey. The Other NEOs in the 2020 reporting year are Michele Allen, Paul F. Cash, Mary R. Falvey, Lisa Checchio, Tom H. Barber and Robert D. Loewen.

(6)

The dollar amounts reported represent the average of the amounts reported for our company’s named executive officers as a group (excluding Mr. Ballotti) for each corresponding year in the “Total” column of the Summary Compensation Table.

(7)

Cumulative Total Shareholder Return represents the measurement period value of an investment of $100 in our stock on December 31, 2019, and then valued again on each of December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.

(8)

Consistent with the Stock Performance Graph included in the 2023 Form 10-K, and as permitted by SEC rules the peer group depicted is the S&P 500 Hotels, Resorts & Cruise Lines Index (consisting of Airbnb, Inc. (Class A common stock), Booking Holdings Inc., Carnival Corporation & plc, Expedia Group, Inc., Hilton Worldwide Holdings Inc., Marriott International, Inc., Norwegian Cruise Line Holdings Ltd., and Royal Caribbean Cruises Ltd.) Total Shareholder Return represents the measurement period value of an investment of $100 and includes the reinvestment of dividends. This reflects an incremental update to our prior year methodology, which did not include dividend reinvestment.

(9)	Values shown are in millions.
(10)

Earnings Before Interest and Taxes, or “EBIT per share,” as adjusted, is reflected for each respective fiscal year and was selected as the Company’s most important financial performance measure used to link Compensation Actually Paid to the CEO and Other NEOs, and additional information regarding how this measure is defined is reflected in the Compensation Discussion and Analysis on the pages referenced below. The unranked list of performance metrics is below and the use of each metric is further discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement as shown in the Proxy Statement Reference column.

Performance Metrics	Proxy Statement Reference
EBIT per share, as adjusted	Compensation Discussion & Analysis – Long-Term Incentive Compensation (pp. 61-62)
Adjusted EBITDA	Compensation Discussion & Analysis – Annual Incentive Compensation (p. 60)
Net Room Growth	Compensation Discussion & Analysis – Annual Incentive Compensation (p. 60)

Relationships Between Compensation Actually Paid and Performance Measures

The graphs below reflect the relationships between the CEO and Average Other NEOs Compensation Actually Paid (“CAP”) and the Company’s cumulative indexed Total Shareholder Return (“TSR”), (assuming an initial fixed investment of $100), the Company’s TSR performance to peer group, and to GAAP Net Income and EBIT per share for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023:

Relationship of EBIT Per Share to Compensation Actually Paid (CAP)
WH EBIT Per Share ($)
Compensation Actually Paid ($M)
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
10.75
2.15
$2.94
33.54
4.41
$5.68
1.61
1.70
$6.65
16.07
3.50
$7.18
FY2020
FY2021
FY2022
FY2023
PEO CAP
Avg Other NEO CAP
WH EBIT Per Share

In accordance with certain requirements under Item 402(v) of Regulation S-K, the above graphs present the relationships as required between the Compensation Actually Paid measure and other performance measures. Our Compensation Committee remains deliberative about designing and implementing executive compensation programs that attract, retain and incentivize Company leadership to deliver strong results in the best long-term interests of our stockholders. These decisions are made independently of disclosure requirements. Our CEO and Other NEOs receive a significant portion of their pay in the form of equity compensation which remains very sensitive to stock price fluctuations. Compensation Actually Paid is a measure to be viewed alongside performance measures as an addition to the Company’s compensation strategy discussed elsewhere in the Compensation Discussion and Analysis, not in replacement thereof.

Related Party Transactions

Wyndham Hotels is a party to an Aircraft Timesharing Agreement with a limited liability company owned by Mr. Holmes’ immediate family (the “Holmes LLC”) pursuant to which the Holmes LLC granted us the right to use the aircraft that it owns on a timesharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the federal aviation regulations. In 2023, we paid $250,596 for operating costs and expenses under this timesharing agreement for aircraft usage during 2022 and 2023. This amount includes $115,668 paid in 2023 for operating costs and expenses for aircraft usage during 2022. The Holmes LLC is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, as provided in the federal aviation regulations.

From time to time, Mr. Holmes has made passive investments in entities involved in the financing and development of hotel properties for which Wyndham Hotels serves as a franchisor or manager. In each case, Mr. Holmes owns less than 10% of the entity, possesses no substantive voting rights, is not a general partner, manager or executive of the entity and does not otherwise possess any control over the entity. In accordance with our Director Code of Conduct and Ethics, Mr. Holmes reviewed each investment transaction in advance with our Corporate Governance Committee Chair. In the future, Mr. Holmes may make similar investments or enter into similar transactions to support the financing and development of hotel properties franchised, managed or otherwise affiliated with Wyndham Hotels.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation. We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2023 compensation of our named executive officers. This advisory vote to approve named executive officer compensation allows stockholders to provide direct input on important issues relating to executive compensation.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Our Compensation Strategy.    As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•      support a high-performance environment by linking compensation with performance for the benefit of stockholders;

•      attract, motivate and retain key executives who are crucial to our long-term success;

•      provide our executives with market-competitive compensation consistent with comparable companies; and

•      support a long-term focus for our executives that aligns their interests with the interests of our stockholders.

Program Highlights.    As discussed in the Compensation Discussion and Analysis under “Our Executive Compensation Program Aligns with Stockholder Interests,” we employ a pay-for-performance approach and seek to ensure that our executive compensation program aligns with the interests of our stockholders, including:

•      Our annual incentive compensation program approved by our independent Compensation Committee requires achievement of performance metrics designed to incentivize high performance and achievement of financial and strategic goals, thus enhancing value for our stockholders.

•      Under the 2023 annual incentive compensation program, the Compensation Committee approved a financial objective based on adjusted EBITDA (weighted 75%) and a strategic metric based on Global Net Room Growth (weighted 25%). Adjusted EBITDA was determined to be an appropriate metric as it reflects the continued importance of this profitability metric to our business. Global Net Room Growth was determined to be an appropriate metric as it reflects the continued importance of this strategic metric as a key driver of long-term value creation.

•      In March 2023, the Committee approved an equity mix of RSUs and PSUs as part of each named executive officer’s target long-term incentive award, reflecting a performance-based approach that incentivizes our leadership to drive long-term value creation. For the CEO, the 2023 long-term incentive award consisted of 50% PSUs and 50% time-based RSUs, and for the other named executive officers, 2023 long-term incentive awards consisted of 25% PSUs and 75% time-based RSUs, in each case with no additional performance-based modifier grant.

•      The vesting of our 2023 PSU awards is contingent upon achievement of cumulative adjusted EBIT per share measured over the three-year performance period, designed to incentivize medium-term high performance and value growth for our stockholders. Time-based RSUs subject to multi-year vesting are designed to retain our executives, to align the interests of our executives and stockholders and to incentivize them to achieve strong financial performance and drive longer-term stock price appreciation.

•      Equity awards granted to our named executive officers, which constitute a majority of our executives’ target annual total compensation and vest over multi-year periods, align the interests of our executives and stockholders.

Performance Highlights.    We believe our executive compensation program provides our named executive officers robust incentives to achieve strong strategic and financial performance. As discussed in the Compensation Discussion and Analysis, the commitment and determination of our senior management and team members worldwide drove strong financial and operational results which continue to drive stockholder value creation for the short- and long-term.

Recommendation for Approval

For the reasons discussed above and in our Compensation Discussion and Analysis, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

YOUR BOARD UNANIMOUSLY RECOMMENDS VOTING ON THE WHITE PROXY CARD FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2024. The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm (“auditor”) for 2024. The Audit Committee will consider the outcome of our stockholders’ vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte served as our auditor for 2023. No relationship exists between Deloitte and us other than the usual relationship between auditor and client. Representatives of Deloitte will be present at the annual meeting and available to respond to appropriate questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure about Fees

For the years ended December 31, 2023 and 2022, we engaged Deloitte to perform professional audit services for the integrated audit of our financial statements and internal control over financial reporting for the years ended December 31, 2023 and 2022, as well as for other permissible services during this period in the following categories and amounts.

Type of Fees	2023	2022
Audit Fees	$3,245,000	$3,293,000
Audit-Related Fees	159,000	24,000
Tax Fees	734,000	585,000
All Other Fees	764,000	1,424,000
Total	$4,902,000	$5,326,000

In the above table, in accordance with the SEC’s definitions and rules, Audit Fees represent fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K for 2023 and 2022, review of interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2023 and 2022 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including review of the Company’s internal controls (other than as required as part of the integrated audit), including reports under Statement on Standards for Attestation Engagements No. 18, Attestation Standards: Clarification and Recodification, including System and Organization Controls Reports, and due diligence services related to acquisitions and dispositions.

Tax Fees for 2023 represent $387,000 in fees billed for tax advice and tax planning and $347,000 in fees for tax compliance, which may include the preparation of tax returns, tax refund claims and/or tax payment planning.

All Other Fees represent fees billed for any services not included in the first three categories, including permitted services primarily related to conducting operational quality assessments of property adherence with corporate brand standards.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service relating to audit, audit-related, tax and other services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor.

The Audit Committee discusses with Deloitte the nature of the services being performed as well as considerations with respect to the independence of Deloitte. On a quarterly basis, management and Deloitte report to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2023, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policy.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING ON THE WHITE PROXY CARD
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 4: CHOICE PROPOSAL TO REPEAL CERTAIN BY-LAWS

Choice has notified the Company that it intends to present the following resolution for consideration at the Annual Meeting (the “Choice Proposal”). The Choice Proposal, if properly presented at the Annual Meeting and approved by Wyndham stockholders, would repeal any amendment to the By-Laws adopted by the Board without the approval of Wyndham stockholders subsequent to January 4, 2023 – the effectiveness date of the By-Laws in their current form – and up to and including the date on which the resolution is approved.

“RESOLVED, that (i) each provision of, or amendment to, the by-laws of Wyndham adopted by the Board of Directors of Wyndham without the approval of the stockholders of Wyndham subsequent to January 4, 2023 and prior to the approval of this resolution be and hereby is repealed and (ii) the by-laws of Wyndham be and they hereby are amended to add a new Article XI. to read in its entirety as set forth below:

ARTICLE XI
REPEAL OF CERTAIN PROVISIONS

Notwithstanding anything contained herein to the contrary, any provision of these By-laws that was adopted by the Board of Directors without the approval of the stockholders subsequent to January 4, 2023 and prior to [the date the resolution is adopted], be and hereby is repealed.”

BOARD RECOMMENDATION

The Board carefully considered the Choice Proposal and concluded, for the reasons noted below, that a blanket prohibition on your Board adopting By-Law amendments prior to the Annual Meeting would not be in the best interests of the Company and our stockholders.

As of the date of this Proxy Statement, no other amendments to the By-Laws have been adopted by the Board without stockholder approval subsequent to January 4, 2023. While the Board does not currently expect to adopt any additional amendments to the By-Laws prior to the Annual Meeting, the Board could determine prior to the Annual Meeting that an amendment is necessary and in the best interest of the stockholders. The Board believes that the automatic repeal of any By-Law amendment, irrespective of its content, duly adopted by the Board could have the effect of repealing one or more properly adopted By-Law amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable – if not impossible – for the Company to obtain stockholder approval for a necessary By-Law amendment within a timeframe necessary to serve the best interests of the Company and its stockholders.

As the Board is fully empowered by its governing documents and applicable law to alter, amend or repeal provisions to the By-Laws in accordance with its fiduciary duties, we believe this proposal serves no purpose other than to limit Board actions otherwise permitted by the Company’s governing documents and Delaware law. It is important that your Board’s ability to act in the best interests of the Company and all stockholders not be limited, particularly as your Board oversees the business and affairs of the Company and responds to a hostile takeover attempt from Choice.

For these reasons, your Board unanimously recommends that stockholders vote AGAINST the Choice Proposal and unanimously recommends that you disregard, and not sign or return, any blue proxy card that may be sent to you by Choice. If you vote, or have already voted, using a blue proxy card sent to you by Choice, you can subsequently revoke that proxy by following the instructions on your WHITE proxy card or WHITE voting instruction form to vote over the Internet or by telephone or by marking, signing and dating the enclosed WHITE proxy card and returning it in the postage pre-paid envelope provided. Only your latest validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING ON THE WHITE PROXY CARD
AGAINST THE CHOICE PROPOSAL

ADDITIONAL INFORMATION

Information about this Solicitation

The Board is soliciting your proxy to vote your shares at the Annual Meeting on the WHITE proxy card. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board with respect to the Annual Meeting. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining voting instructions of beneficial owners. In addition to soliciting proxies by mail, Directors, officers and certain regular employees may solicit proxies on behalf of the Board, without additional compensation, personally or by telephone. The regular employees will be administrative personnel. We may also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically. As a result of the potential proxy solicitation by Choice, we may incur additional costs in connection with our solicitation of proxies. We have retained Innisfree M&A Incorporated to solicit proxies. Under our agreement with Innisfree M&A Incorporated, Innisfree M&A Incorporated will receive a fee of up to $[•] plus the reimbursement of reasonable expenses. Innisfree M&A Incorporated expects that approximately [•] of its employees will assist in the solicitation. Innisfree M&A Incorporated will solicit proxies by mail, telephone, facsimile or email. Excluding amounts normally expended by our Company for a solicitation for an election of Directors in the absence of a contest and costs represented by salaries and wages of our Company’s regular employees, our aggregate expenses, including those of Innisfree M&A Incorporated, related to our solicitation of proxies are expected to be approximately $[•], of which approximately $[•] has been incurred as of the date of this Proxy Statement. These expenses are expected to include additional fees payable to our proxy solicitor, fees of outside counsel and other advisors to advise our Company in connection with the solicitation and the costs of retaining an independent inspector of election.

Householding Information

We have adopted a procedure approved by the SEC called householding. Under this procedure, stockholders who have the same address and last name and have not previously requested electronic delivery of proxy materials or otherwise provided instructions to the contrary will receive a single set of proxy materials (including our annual report) for all stockholders having that address, with each stockholder continuing to receive separate proxy cards. This procedure reduces printing costs and postage fees. If you do not wish to participate in householding, please contact Broadridge Financial Solutions by calling their toll-free number at (866) 540-7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and a separate copy of the proxy materials will be promptly delivered to your address. If you are currently receiving multiple sets of the proxy materials and wish to receive only one, you may use the same contact information to opt into householding. Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.

Stockholder List

We will make available a list of stockholders of record as of the Record Date for inspection by stockholders for any purpose germane to the Annual Meeting from [•], 2024 through [•], 2024 at our headquarters located at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054. If you wish to inspect the list, please submit your request, along with proof of ownership, to the Corporate Secretary.

Internet Availability

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:    The Proxy Statement and the 2023 Form 10-K and the means to vote by Internet are available free of charge at [•].

Appendix A

Non-GAAP Financial Information and Forward-Looking Statements

WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income, free cash flow and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net income	$289	$355
Provision for income taxes	109	121
Depreciation and amortization	76	77
Interest expense, net	102	80
Early extinguishment of debt (a)	3	2
Stock-based compensation	39	33
Development advance notes amortization	15	12
Transaction-related (b)	11	—
Separation-related (c)	1	1
Gain on asset sale, net (d)	—	(35)
Foreign currency impact of highly inflationary countries (e)	14	4
Adjusted EBITDA	$659	$650
________________
(a)

Amount in 2023 relates to non-cash charges associated with the Company’s refinancing of its term loan B. Amount in 2022 relates to non-cash charges associated with the Company’s extension of its revolving credit facility and the prepayment of $400 million of its term loan B.

(b)	Represents costs related to corporate transactions, including Choice Hotels’ unsolicited offer.
(c)	Represents costs associated with the Company’s spin-off from Wyndham Worldwide.
(d)

Represents net gain on sale of the Company’s owned hotel, the Wyndham Grand Bonnet Creek Resort. There was no gain or loss on sale of the Company’s Wyndham Grand Rio Mar Resort as the proceeds received approximated adjusted net book value.

(e)	Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.

WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS (continued)
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Year Ended December 31,
	2023	2022
Diluted earnings per share	$ 3.41	$ 3.91
Net income	$ 289	$ 355
Adjustments:
Acquisition-related amortization expense (a)	27	31
Foreign currency impact of highly inflationary countries	14	4
Transaction-related	11	—
Early extinguishment of debt	3	2
Separation-related	1	1
Gain on asset sale, net	—	(35)
Total adjustments before tax	56	3
Income tax provision/(benefit) (b)	4	(2)
Total adjustments after tax	52	5
Adjusted net income	$ 341	$ 360
Adjustments – EPS impact	0.60	0.05
Adjusted diluted EPS	$ 4.01	$ 3.96
Diluted weighted average shares outstanding	84.9	90.8
________________
(a)	Reflected in depreciation and amortization on the income statement.
(b)	Reflects the estimated tax effects of the adjustments. The 2023 amounts include a foreign tax assessment impacting years 2017, 2018 and 2019.

WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS (continued)
(in millions)

Free Cash Flow:

Free cash flow represents net cash provided by operating activities less capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors. This measure helps us and investors evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$376	$399
Less: Property and equipment additions	(37)	(39)
Free cash flow	$339	$360

DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS:    Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.

Adjusted EBITDA:    Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Average Daily Rate (ADR):    Represents the average rate charged for renting a lodging room for one day.

Average Occupancy Rate:    Represents the percentage of available rooms occupied during the period.

Constant Currency:    Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).

RevPAR:    Represents revenue per available room and is calculated by multiplying Average Occupancy Rate by ADR.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to Wyndham Hotels’ views and expectations regarding its strategy and the performance of its business, its financial results, its liquidity and capital resources and other non-historical statements. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “objective,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; worsening of the effects from the coronavirus pandemic (“COVID-19”), its scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the Company’s continued performance during the recovery from COVID-19 and any resurgence or mutations of the virus; concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; the Company’s relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflict between Russia and Ukraine; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham Hotels’ 2023 Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 15, 2024 and any subsequent reports filed with the SEC. Wyndham Hotels undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Appendix B

Additional Information Regarding Participants In The Solicitation

Under applicable Securities and Exchange Commission rules and regulations, members of the Board, the Board’s nominees and certain officers and other employees of Wyndham Hotels & Resorts, inc. are “participants” with respect to our solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors And Nominees

The following Directors, who are also the Board’s eight nominees for election, are “participants” with respect to our solicitation of proxies in connection with the Annual Meeting: (i) Stephen P. Holmes, (ii) Geoffrey A. Ballotti, (iii) Myra J. Biblowit, (iv) James E. Buckman, (v) Bruce B. Churchill, (vi) Mukul V. Deoras, (vii) Ronald L. Nelson, (viii) Pauline D.E. Richards. The business address for the Board’s Director nominees is c/o Wyndham Hotels, 22 Sylvan Way, Parsippany, New Jersey 07054. The principal occupations or employment of the Board’s nominees are set forth in the “Nominees for Election to the Board” section of this Proxy Statement.

Certain Officers And Other Employees

The following table sets forth the name and principal occupation of our officers and employees who are “participants.” The principal occupation refers to such person’s position with the Company, and the principal business address of each such person is c/o Wyndham Hotels, 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Principal Occupation
Geoffrey A. Ballotti	President, Chief Executive Officer, and Director
Michele Allen	Chief Financial Officer and Head of Strategy
Paul F. Cash	General Counsel, Chief Compliance Officer, and Corporate Secretary

The number of our securities beneficially owned by our Directors and NEOs as of [•], 2024, is set forth in the “Ownership of Company Stock” section of this Proxy Statement.

Information Regarding Transactions In Our Securities By Participants

The following table sets forth information regarding purchases and sales of our securities during at least the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees” in this Appendix B. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (March [•], 2022 through March [•], 2024)
Name	Transaction Date	Number of Securities	Transaction Description
Stephen P. Holmes	03/10/2022	1,208	3
	04/28/2022	496	2
	06/01/2022	611	4
	07/28/2022	659	2
	10/27/2022	614	2
	02/17/2023	595	2
	02/27/2023	477	4
	02/27/2023	878	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	680	2
	07/28/2023	613	2
	10/27/2023	663	2
	02/16/2024	604	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Geoffrey A. Ballotti	03/10/2022	36,258	3
	06/01/2022	10,179	4
	06/01/2022	(5,207)	5
	02/27/2023	38,470	4
	02/27/2023	(19,679)	5
	03/01/2023	45,278	3
	03/10/2023	9,064	4
	03/10/2023	(4,637)	5
	02/23/2024	49,072	10
	02/23/2024	(25,101)	5
	02/27/2024	105,611	4
	02/27/2024	(54,022)	5
	02/29/2024	65,316	3
	03/01/2024	11,319	4
	03/01/2024	(5,790)	5
Myra J. Biblowit	03/10/2022	1,208	3
	04/28/2022	617	2
	06/01/2022	639	1
	07/28/2022	869	2
	10/27/2022	844	2
	02/17/2023	420	6
	02/17/2023	382	2
	02/27/2023	1,379	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	476	6
	04/28/2023	444	2
	07/28/2023	416	6
	07/28/2023	453	2

Company Securities Purchased or Sold (March [•], 2022 through March [•], 2024)
Name	Transaction Date	Number of Securities	Transaction Description
	08/25/2023	134	9
	10/27/2023	458	6
	10/27/2023	432	2
	02/16/2024	418	6
	02/16/2024	374	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	404	4
James E. Buckman	03/10/2022	1,208	3
	04/28/2022	722	2
	06/01/2022	639	1
	07/28/2022	956	2
	10/27/2022	930	2
	02/17/2023	882	2
	02/27/2023	1,379	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	1,013	2
	07/28/2023	949	2
	10/27/2023	986	2
	02/16/2024	883	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Bruce B. Churchill	03/10/2022	1,208	3
	04/28/2022	418	2
	06/01/2022	639	1
	07/28/2022	565	2
	10/27/2022	530	2
	02/17/2023	510	2
	02/27/2023	1,379	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	585	2
	07/28/2023	538	2
	10/27/2023	573	2
	02/16/2024	521	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Mukul V. Deoras	03/10/2022	1,208	3
	04/28/2022	382	2
	06/01/2022	611	4
	07/28/2022	511	2
	10/27/2022	477	2
	02/17/2023	462	2

Company Securities Purchased or Sold (March [•], 2022 through March [•], 2024)
Name	Transaction Date	Number of Securities	Transaction Description
	02/27/2023	1,379	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	528	2
	07/28/2023	486	2
	10/27/2023	519	2
	02/16/2024	472	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Ronald L. Nelson	03/10/2022	1,208	3
	04/28/2022	370	2
	07/28/2022	491	2
	10/27/2022	459	2
	02/17/2023	442	2
	02/27/2023	878	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	508	2
	07/28/2023	460	2
	10/27/2023	496	2
	02/16/2024	452	2
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Pauline D.E. Richards	03/10/2022	1,208	3
	04/28/2022	375	6
	04/28/2022	170	2
	06/01/2022	639	1
	07/28/2022	495	6
	07/28/2022	260	2
	10/27/2022	456	6
	10/27/2022	266	2
	02/17/2023	440	6
	02/17/2023	247	2
	02/27/2023	1,379	1
	03/01/2023	1,617	3
	03/10/2023	307	1
	04/28/2023	499	6
	04/28/2023	287	2
	07/28/2023	436	6
	07/28/2023	299	2
	10/27/2023	480	6
	10/27/2023	282	2
	02/16/2024	438	6
	02/16/2024	245	2

Company Securities Purchased or Sold (March [•], 2022 through March [•], 2024)
Name	Transaction Date	Number of Securities	Transaction Description
	02/27/2024	893	1
	02/29/2024	1,632	3
	03/01/2024	412	1
Michele Allen	03/10/2022	15,862	3
	06/01/2022	1,527	4
	06/01/2022	(782)	5
	10/31/2022	13,170	3
	12/06/2022	(14,940)	8
	02/27/2023	15,147	4
	02/27/2023	(6,851)	5
	03/01/2023	19,404	3
	03/10/2023	3,965	4
	03/10/2023	(2,029)	5
	02/23/2024	8,002	10
	02/23/2024	(4,094)	5
	02/27/2024	13,270	4
	02/27/2024	(6,789)	5
	02/29/2024	24,493	3
	03/01/2024	4,851	4
	03/01/2024	(2,482)	5
Paul F. Cash	03/10/2022	12,463	3
	06/01/2022	21,331	7
	06/01/2022	(30,331)*	8
	06/01/2022	3,054	4
	06/01/2022	(1,563)	5
	11/22/2022	(8,137)	8
	02/27/2023	14,355	4
	02/27/2023	(6,342)	5
	03/01/2023	14,553	3
	03/10/2023	3,115	4
	03/10/2023	(1,594)	5
	02/23/2024	6,389	10
	02/23/2024	(3,268)	5
	02/27/2024	10,778	4
	02/27/2024	(5,513)	5
	02/29/2024	19,595	3
	03/01/2024	3,638	4
	03/01/2024	(1,861)	5

____________

*  Sale pursuant to a 10b5-1 plan.

Transaction Descriptions

1	Deferred Stock Units Issued on Vesting of Non-Employee Director Retainer
2	Deferred Stock Units Issued for Quarterly Non-Employee Director Retainer Fees and/or Dividends
3	Time-Based Restricted Stock Unit Grant
4	Common Stock Payout on Vesting of Time-Based Restricted Stock Unit
5	Withholding for Taxes and/or Option Cost
6	Common Stock Issued for Quarterly Non-Employee Director Retainer Fees
7	Stock Option Exercise Pursuant to a 10b5-1 Plan
8	Open Market Disposition
9	Charitable Contribution of Common Stock
10	Common Stock Payout on Vesting of Performance-Based Restricted Stock Unit

Miscellaneous Information Concerning Participants

Except as described in this Appendix B or in this Proxy Statement, none of the participants or any of their associates is either a party to any transaction or series of transactions since January 1, 2023 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000 and (ii) in which any related person had or will have a direct or indirect material interest.

Except as described in this Appendix B or in this Proxy Statement, to the Company’s knowledge, (i) no participant or associate thereof, directly or indirectly, beneficially owns any securities of the Company or any securities of any parent or subsidiary of the Company, and (ii) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Appendix B or in this Proxy Statement, no participant or associate thereof has entered into any agreement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or its affiliates will or may be a party.

Except as described in this Appendix B or in this Proxy Statement, no participant has purchased or sold any securities of the Company within the past two years.

Except as described in this Appendix B or in this Proxy Statement, no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix B or in this Proxy Statement, no participant or any associate thereof has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a stockholder of the company or, with respect to each of the Board’s nominees, as a nominee for Director.

Except as described in this Appendix B or in this Proxy Statement, and excluding any of our Directors or executive officers acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as Director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to each of the Board’s nominees, as a nominee for Director.

There are no material proceedings to which any our Directors or executive officers, or any of their associates is a party adverse to, or has a material interest adverse to, us or any of our subsidiaries.

Except as described in this Appendix B or in this Proxy Statement, there are no family relationships between any Directors of the Company, the Board’s nominees and the executive officers of the Company.

Based on representations made to us by the participants, no participant has been the subject of a criminal conviction (excluding traffic violations or similar misdemeanors) within the last 10 years.

WHITE PROXY WYNDHAM HOTELS & RESORTS, INC. Annual Meeting of Stockholders, 2024 at a.m. Eastern Time This WHITE proxy card is solicited by the Board of Directors The undersigned hereby appoints Geoffrey A. Ballotti and Paul F. Cash, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Wyndham Hotels & Resorts, Inc. (the “Company”) common stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Company’s 2024 Annual Meeting of Stockholders to be held on , 2024, at a.m. Eastern Time at or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction on Proposal 1 or any other proposal is made, this proxy will be voted in accordance with the Board of Directors’ recommendations set forth on this WHITE proxy card. For Proposal 1, you may mark “FOR” with respect to up to only 8 nominees in total. If you vote “FOR” with respect to fewer than 8 nominees, your shares will only be voted “FOR” with respect to those nominees you have marked. If you vote “FOR” with respect to more than 8 nominees, your vote on Proposal 1 regarding the election of directors will be invalid and will not be counted. In their discretion, the proxies are each authorized to vote upon other business as may properly come before the Annual Meeting. YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY (continued on the reverse side) PRELIMINARY PROXY CARD DATED MARCH 11, 2024 – SUBJECT TO COMPLETION PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

WYNDHAM HOTELS & RESORTS, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Wyndham Hotels & Resorts, Inc. Common Stock for the upcoming Annual Meeting of Stockholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: By Internet: Please access (please note you must type an “s” after “http”). Then, follow the instructions on the voting site. You will be required to provide the unique Control Number printed below. By Telephone: Please call toll-free in the U.S. or Canada at on a touch-tone telephone. (If outside the U.S. or Canada, call) Then, follow the voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: By Mail: If you do not have access to a touch-tone telephone or to the Internet, please, sign, date and return this proxy card in the enclosed postage-paid envelope to: Wyndham Hotels & Resorts, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. Date: , 2024 Signature Signature (Joint Owners) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. X Please mark vote as in this sample The Board of Directors recommends you vote “FOR” the following proposals: 2.To vote on an advisory resolution to approve our executive compensation program. 3.To ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2024. The Board of Directors recommends you vote “AGAINST” the following stockholder proposal: 4.Choice proposal to repeal any bylaw amendment adopted by the Board of Directors since January 4, 2023. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card.The Board of Directors recommends you vote “FOR” ONLY each of the 8 Wyndham nominees set forth below. 1. To elect 8 directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified. You may mark “FOR” with respect to up to only 8 nominees in total. If you vote “FOR” with respect to fewer than 8 nominees, your shares will only be voted “FOR” with respect to those nominees you have marked. If you vote “FOR” with respect to more than 8 nominees, your vote on Proposal 1 regarding election of directors will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted “FOR” each of the Wyndham nominees only. The Board of Directors recommends you vote “FOR” ONLY each of the following 8 Wyndham nominees: Choice nominees OPPOSED by Wyndham: 1a. Geoffrey A. Ballotti 1i. Barbara Bennett 1b. Myra J. Biblowit 1j. Fiona Dias 1c. James E. Buckman 1k. William Grounds 1d. Bruce B. Churchill 1l. Nana Mensah 1e. Mukul V. Deoras 1m. James Nelson 1f. Stephen P. Holmes 1n. Emanuel Pearlman 1g. Ronald L. Nelson 1o. Susan Schnabel 1h. Pauline D.E. Richards 1p. Jay Shah TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR AGAINST ABSTAIN FOR WITHOLD FOR AGAINST ABSTAIN FOR WITHOLD